Filed Pursuant to Rule 424(b)(2)
Registration No. 333-278396

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 20, 2024)

Horizon Technology Finance Corporation

$40,000,000

5.50% Convertible Notes due 2030

and

Shares of Common Stock Issuable upon Conversion of the 2030 Notes

We are a specialty finance company that lends to and invests in development-stage companies in the technology, life science, healthcare information and services and sustainability industries, which we refer to as our “Target Industries.” We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended. We are externally managed by Horizon Technology Finance Management LLC, a registered investment adviser under the Investment Advisers Act of 1940, as amended. Our investment objective is to maximize our investment portfolio’s total return by generating current income from the debt investments we make and capital appreciation from the warrants we receive when making such debt investments. We are focused on making secured debt investments, which we refer to as “Venture Loans,” to venture capital and private equity backed companies and publicly traded companies in our Target Industries, which we refer to as “Venture Lending.” Our debt investments are typically secured by first liens or first liens behind a secured revolving line of credit, or collectively “Senior Term Loans.”

We are offering $40,000,000 principal amount of our 5.50% Convertible Notes due 2030 (the “Convertible Notes” or “2030 Notes”) to certain funds managed by Eagle Point Credit Management LLC or certain of its affiliates and Yorkville Advisers Global, LLP (the “Investors”), pursuant to this prospectus supplement and the accompanying prospectus. The Convertible Notes have been registered pursuant to an effective shelf registration statement on Form N-2 (File No. 333-278396), as amended, which was declared effective on June 20, 2024. We are not using a placement agent in connection with this offering. On September 4, 2025, we entered into a Note Purchase Agreement (the “NPA”) with the Investors pursuant to which the Investors will purchase from us Convertible Notes in the aggregate principal amount of $40,000,000.

The Convertible Notes will bear interest at a rate of 5.50% per year, or 11% upon the occurrence of an Event of Default (as defined below), payable monthly in arrears on the last day of each month, beginning on September 30, 2025. The Convertible Notes will mature on September 4, 2030 (the “Maturity Date”). The 2030 Notes shall be redeemable in whole or in part at any time or from time to time, at the option of the Company, on or after March 4, 2026. No sinking fund is provided for the Convertible Notes.

The registration of the issuance of our common stock hereunder does not necessarily mean that the Investors will convert the Notes into common stock. We will not receive any of the proceeds from the issuance from time to time of the shares of common stock upon conversion by the Investors.

Holders may convert their Convertible Notes into our common stock at their option at any time on or after October 4, 2025, the date that is thirty (30) days after the issuance of the Convertible Notes, and prior to the close of business on the business day immediately preceding the Maturity Date, once or more times per calendar month, only under the following circumstances: (1) any such conversion will not result in an Investor beneficially owning more than 4.99% of the outstanding common stock of the Company; and (2) the maximum number of shares converted as a result of investors exercising their conversion option will not exceed any limitation imposed by the exchange on which the Company’s common stock is listed or traded (as may be increased by shareholder approval or other provisions of such exchange).

The conversion price (the “Conversion Price”) of the Convertible Notes shall be the greater of (i) the volume-weighted average closing sale price for the five trading days immediately prior to the relevant conversion date and (ii) the most recently reported net asset value per share of our common stock.

The Convertible Notes are our unsecured obligations and will rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities.

We do not intend to apply to list the Convertible Notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “HRZN”. The last reported sale price of our common stock on Nasdaq on September 3, 2025 was $6.95 per share. Our net asset value per share of our common stock at June 30, 2025 was $6.75

Issue price for the Convertible Notes: 91.5% of the principal amount.

The purchase price for the Convertible Notes to be paid by the Investors is 91.5% of the principal amount.

The securities in which we invest are generally not rated by any rating agency, and if they were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service and lower than “BBB-” by Fitch Ratings or Standard & Poor’s Ratings Services (“S&P”)). These securities, which may be referred to as “junk bonds,” “high yield bonds” or “leveraged loans,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Investing in our Convertible Notes should be considered highly speculative and involves a high degree of risk including the risk of a substantial loss of investment and the risk of leverage and dilution. Before purchasing any of our Convertible Notes, you should read the discussion of the principal risks of investing in our securities, including the risk of leverage, which are summarized in “Risk Factors” in this prospectus supplement, in the accompanying prospectus, in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, in any of our other filings with the Securities and Exchange Commission, and in any free writing prospectus..

This prospectus supplement, the accompanying prospectus, and any free writing prospectus contain important information you should know before investing in our Convertible Notes and should be retained for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or SEC. We maintain a website at www.horizontechfinance.com and intend to make all of the foregoing information available, free of charge, on or through our website. You may also obtain such information by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032, or by calling us collect at (860) 676-8654. The SEC maintains a website at www.sec.gov where such information is available without charge. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement, the accompanying prospectus, or any free writing prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus supplement dated September 4, 2025

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You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, or any other information which we have referred you. We have not authorized any other person to provide you with different information from that contained in this prospectus supplement, the accompanying prospectus and in any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus, or any free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, these securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, and any free writing prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Available Information” in this prospectus supplement before investing.

FORWARD-LOOKING STATEMENTS

The matters discussed in this prospectus supplement, and the accompanying prospectus and any free writing prospectus, including the documents we incorporate by reference herein and therein, as well as in future oral and written statements by management of Horizon Technology Finance Corporation that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “seeks,” “predicts,” “potential” or “continue” or the negatives thereof or other variations thereon or comparable terminology. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement and the accompanying prospectus should not be regarded as a representation by us that our plans or objectives will be achieved. The forward-looking statements contained in this prospectus supplement, the accompanying prospectus, and any free writing prospectus include statements as to:

●	our future operating results, including the performance of our existing debt investments, warrants and other investments;
●	the introduction, withdrawal, success and timing of business initiatives and strategies;
●

general economic and political trends and other external factors, including continuing supply chain disruptions, increased inflation, tariffs and trade disputes with other countries and a general slowdown in economic activity;

●	our business prospectus and the prospects of our portfolio companies;
●

the impact of changes in laws or regulations (including the interpretation thereof), including tax laws, governing our operations or the operations of our portfolio companies or the operations of our competitors;

●	the relative and absolute investment performance and operations of our investment advisor, Horizon Technology Finance Management LLC, or the Advisor;
●	the impact of increased competition;
●	the impact of investments we intend to make and future acquisitions and divestitures;
●	the unfavorable resolution of legal proceedings;
●	geopolitical turmoil and the potential for volatility in energy prices and disruptions to global supply chains resulting from such turmoil and its impact on the industries in which we invest;
●

political and regulatory conditions that contribute to uncertainty and market volatility including the impact of the recent U.S. presidential election and legislative, regulatory, trade and policy changes associated with a new administration;

●	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;
●	our regulatory structure and tax status;
●	changes in the general interest rate environment;
●	our ability to qualify and maintain qualification as a regulated investment company, or RIC, and as a BDC;
●	the adequacy of our cash resources and working capital;
●

any losses or operations disruptions caused by us, our Advisor or our portfolio companies holding cash balances at financial institutions that exceed federally insured limits or by disruptions in the financial services industry;

●

the timing of cash flows, if any, from the operations of our portfolio companies, and the resulting effect on our portfolio companies’ decisions to make payment-in-kind (“PIK”) interest payments or ability to make end of term payments;

●	the impact of interest rate volatility on our results, particularly if we use leverage as part of our investment strategy;
●	the ability of our portfolio companies to achieve their objective;
●	the impact of legislative and regulatory actions and reforms and regulatory supervisory or enforcement actions of government agencies relating to us or our Advisor;
●	our contractual arrangements and relationships with third parties;
●	our ability to access capital and any future financings by us;
●	our use of financial leverage;

●	the ability of our Advisor to attract and retain highly talented professionals;
●	the impact of changes to tax legislation and, generally, our tax position; and
●	our ability to fund unfunded commitments.

For a discussion of factors that could cause our actual results to differ from forward-looking statements contained in this prospectus supplement and the accompanying prospectus, please see the discussion under “Risk Factors” in this prospectus supplement and in the accompanying prospectus. You should not place undue reliance on these forward-looking statements. The forward-looking statements made in this prospectus supplement, including the documents that we incorporate by reference herein, and the accompanying prospectus and any free writing prospectus, including the documents we incorporate by reference therein, relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights some of the information included elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. It is not complete and may not contain all the information that you may want to consider before making any investment decision regarding the Convertible Notes offered hereby. To understand the terms of the Convertible Notes offered hereby before making any investment decision, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, and any free writing prospectus related to the offering of the Convertible Notes, including “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the documents identified in the section titled “Available Information” in this prospectus supplement.

In this prospectus supplement, except where the context suggests otherwise, the terms:

●	“we,” “us,” “our,” “the Company” and “Horizon Technology Finance” refer to Horizon Technology Finance Corporation, a Delaware corporation, and its consolidated subsidiaries; and
●	The “Advisor” and the “Administrator” refer to Horizon Technology Finance Management LLC, a Delaware limited liability company.

Our Company

We are a specialty finance company that lends to and invests in development-stage companies in the technology, life science, healthcare information and services and sustainability industries, which we refer to as our “Target Industries.” Our investment objective is to maximize our investment portfolio’s total return by generating current income from the debt investments we make and capital appreciation from the warrants we receive when making such debt investments. We are focused on making secured debt investments, which we refer to as “Venture Loans,” to venture capital and private equity backed companies and publicly traded companies in our Target Industries, which we refer to as “Venture Lending.” Our debt investments are typically secured by first liens or first liens behind a secured revolving line of credit, or collectively “Senior Term Loans.” Some of our debt investments may also be subordinated to term debt provided by third parties. Venture Lending is typically characterized by (1) the making of a secured debt investment after a venture capital or equity investment in the portfolio company has been made, which investment provides a source of cash to fund the portfolio company’s debt service obligations under the Venture Loan, (2) the senior priority of the Venture Loan which requires repayment of the Venture Loan prior to the equity investors realizing a return on their capital, (3) the amortization of the Venture Loan and (4) the lender’s receipt of warrants or other success fees with the making of the Venture Loan.

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for U.S. federal income tax purposes, we have elected to be treated as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. As a BDC, we are required to comply with regulatory requirements, including limitations on our use of debt. We are permitted to, and expect to, finance our investments through borrowings subject to a 150% asset coverage test. As defined in the 1940 Act, asset coverage of 150% means that for every $100 of net assets a BDC holds, it may raise up to $200 from borrowing and issuing senior securities. The amount of leverage that we may employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. As a RIC, we generally are not subject to corporate-level income taxes on our investment company taxable income, determined without regard to any deductions for dividends paid, and our net capital gain that we distribute as dividends for U.S. federal income tax purposes to our stockholders as long as we meet certain source-of-income, distribution, asset diversification and other requirements.

Company Information

Our administrative and executive offices and those of our Advisor are located at 312 Farmington Avenue, Farmington, Connecticut 06032, and our telephone number is (860) 676-8654. Our corporate website is located at www.horizontechfinance.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider any such information contained to be part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On August 7, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Monroe Capital Corporation, a Maryland corporation (“MRCC”), HMMS, Inc., a Maryland corporation and wholly owned subsidiary of the Company (“Merger Sub”), Monroe Capital BDC Advisors, LLC (“MC Advisors”), an investment adviser to MRCC, and Horizon Technology Finance Management LLC, an investment adviser to the Company (“HTFM”). The Merger Agreement provides that, subject to the conditions set forth in the Merger Agreement, immediately following the Asset Sale (as defined below) and at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into MRCC, with MRCC continuing as the surviving company and as a wholly owned subsidiary of the Company and, immediately thereafter, MRCC will merge with and into the Company, with the Company continuing as the surviving company (collectively, the “Merger”).

On August 7, 2025, MRCC also entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Monroe Capital Income Plus Corporation, a Maryland corporation (“MCIP”), and MC Advisors, pursuant to which, subject to the satisfaction or waiver of the closing conditions set forth in the Asset Purchase Agreement, on the closing date of the transactions contemplated by the Asset Purchase Agreement (the “Closing Date”), MCIP will acquire all of MRCC’s investment assets and liabilities at fair value, as determined shortly before the Closing Date, for cash (the “Asset Sale” and together with the Merger, the “Transactions”). Under the Asset Purchase Agreement, the Asset Sale is contingent upon, and will become effective immediately prior to the effectiveness of, the Merger. The boards of directors of both the Company and MRCC, including each of their respective independent directors (in each case, on the recommendation of a special committee of each such board comprised solely of certain independent directors of the applicable board) have approved the Merger Agreement, the Asset Purchase Agreement and the transactions contemplated therein.

THE OFFERING

Securities offered by us	$40,000,000 principal amount of 5.50% Convertible Notes due 2030 This prospectus supplement also relates to the offering of common stock issuable from time to time upon conversion of the 2030 Notes.

Maturity	September 4, 2030, unless earlier repurchased or converted.

Issue Price	91.5% of the principal amount

Interest	5.50% per year. Interest will accrue from September 4, 2025 and will be payable monthly in arrears on the last day of each calendar month, beginning on September 30, 2025. We will pay additional interest (the “Additional Interest”) during the occurrence of an Event of Default as described under “Description of Notes—Events of Default.”

Conversion Rights

Holders may convert their Convertible Notes into our common stock at their option at any time on or after October 4, 2025, the date that is thirty (30) days after the issuance of the Convertible Notes, and prior to the close of business on the business day immediately preceding the Maturity Date, one or more times per calendar month, only under the following circumstances:

●    (1)  any such conversion will not result in an Investor beneficially owning more than 4.99% of the outstanding common stock of the Company; and

●   (2) the maximum number of shares converted as a result of investors exercising their conversion option will not exceed any limitation imposed by the exchange on which the Company’s common stock is listed or traded (as may be increased by shareholder approval or other provisions of such exchange).

The Convertible Notes may be converted into our common stock, in one or more conversions per calendar month.

The Conversion Price on the Convertible Notes shall be the greater of (i) the volume-weighted average closing sale price for the five trading days immediately prior to the relevant conversion date and (ii) the most recently reported net asset value per share of our common stock.

Optional Redemption

The Convertible Notes shall be redeemable in whole or in part at any time or from time to time, at the option of the Company, on or after March 4, 2026, at a redemption price of $1,000 per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption. No “sinking fund” is provided for the Convertible Notes, which means that we are not required to redeem or retire the Convertible Notes periodically.

Ranking

The Convertible Notes will be our unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Convertible Notes. The Convertible Notes will rank equally in right of payment with all of our existing and future senior liabilities that are not so subordinated, (effectively junior to any of our secured indebtedness (including unsecured indebtedness that we later secure)), including, without limitation, our 4.875% Notes due 2026 (the “2026 Notes”), 6.25% Notes due 2027 (the “2027 Notes”) and our 7.125% Convertible Notes due 2031 (the “2031 Convertible Notes”, and together with the 2026 Notes and the 2027 Notes, the “Existing Senior Notes”), junior to all existing and future senior secured revolving credit facility, to the extent of the value of the assets securing such indebtedness, and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities, including the 7.56% asset-backed notes (the “2022 Asset-Backed Notes”), the credit facility with KeyBank National Association (as amended, the “Key Facility”), the credit facility with several entities owned or affiliated with Nuveen Alternative Advisors LLC (the “Nuveen Facility” and the credit facility with several entities owned or affiliated with New York Life Insurance Company (the “NYL Facility”, together with the Key Facility and the Nuveen Facility, the “Credit Facilities”).

As of June 30, 2025, our total consolidated indebtedness was approximately $427.2 million.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include paying down existing indebtedness.

See “Use of Proceeds” in this prospectus supplement for more information.

Distributions

We intend to continue to pay monthly distributions to our stockholders out of assets legally available for distribution. Our distributions, if any, will be determined by our board of directors, or the Board. Our ability to declare distributions depends on our earnings, our overall financial condition (including our liquidity position), maintenance of RIC status and such other factors as our Board may deem relevant from time to time.

To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, a portion of those distributions may be deemed to be a return of capital to our common stockholders for U.S. federal income tax purposes.

Thus, the source of a distribution to our stockholders may be the original capital invested by the stockholder rather than our income or gains. Stockholders should read any written disclosure accompanying a distribution payment carefully and should not assume that the source of any distribution is our ordinary income or gains.

No Established Trading Market

The Convertible Notes are a new issue of securities with no established trading market. The Convertible Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

U.S. Federal Income Tax Considerations

For a discussion of certain U.S. federal income tax considerations applicable to our qualification and taxation as a RIC, the purchase, ownership, disposition and conversion of the Convertible Notes and the ownership and disposition of the shares of our common stock received upon a conversion of the Convertible Notes, see “U.S. Federal Income Tax Considerations.”

Listing	Our common stock is traded on Nasdaq under the symbol “HRZN”.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus supplement and the accompanying prospectus contain a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in the Company.

Stockholder Transaction Expenses

Sales load for conversion of Convertible Notes	None
Offering expenses for conversion of Convertible Notes	None	(1)
Dividend Reinvestment Plan Fees	—	(2)
Total stockholder transaction expenses (as a percentage of offering price)	—
Annual Expenses (as a percentage of Net Assets Attributable to Common Stock)(3)
Base management fee	4.09	%(4)
Incentive fee payable under the Investment Management Agreement	1.09	%(5)
Interest payments on borrowed funds	11.97	%(6)
Other expenses (estimated for the current fiscal year)	1.97	%(7)
Acquired fund fees and expenses	—	%(8)
Total annual expenses (estimated)	19.12	%(4)(9)

(1)	The expenses of converting the Convertible Notes are included in “other expenses.”

(2)	The expenses associated with the DRIP are included in “Other Expenses” in the table. See “Dividend Reinvestment Plan” in the accompanying prospectus.

(3)

Net Assets Attributable to Common Stock equals estimated average net assets for the current fiscal year and is based on our net assets at June 30, 2025 and includes the net proceeds of the offering estimated to be received by the Company.

(4)

Our base management fee under the Investment Management Agreement is based on our gross assets, less cash and cash equivalents, which includes assets acquired using leverage, including any leverage disclosed in the accompanying prospectus, and is payable monthly in arrears. The management fee referenced in the table above is based on our gross assets, less cash and cash equivalents, of approximately $645.6 million as of June 30, 2025 and includes net proceeds of the offering, after the net proceeds have been invested in portfolio companies, and $32.2 million of assets estimated to be acquired in the current fiscal year using leverage. See Note 3 “Related Party Transactions-Investment Management Agreement” of our Consolidated Financial Statements in Part I, Item 1 of our most recent Annual Report on Form 10-K.

(5)	Our incentive fee payable under the Investment Management Agreement consists of two parts:

The first part, which is payable quarterly in arrears, subject to a Fee Cap and Deferral Mechanism, equals 20% of the excess, if any, of our Pre-Incentive Fee Net Investment Income over a 1.75% quarterly (7% annualized) hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, our Advisor receives no incentive fee until our net investment income equals the hurdle rate of 1.75% but then receives, as a “catch-up,” 100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.1875%. The effect of this provision is that, if Pre-Incentive Fee Net Investment Income exceeds 2.1875% in any calendar quarter, our Advisor will receive 20% of our Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. The first part of the incentive fee is computed and paid on income that may include interest that is accrued but not yet received in cash.

The second part of the incentive fee equals 20% of our Incentive Fee Capital Gains, if any. Incentive Fee Capital Gains are our realized capital gains on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The second part of the incentive fee is payable, in arrears, at the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date). For a more detailed discussion of the calculation of this fee, see “Investment Management and Administration Agreements — Investment Management Agreement” in the accompanying prospectus.

The incentive payable to our Advisor represents our estimated annual expense incurred under the first part of the incentive fee payable under the Investment Management Agreement over the next twelve months. As of June 30, 2025, our cumulative realized capital gains and unrealized capital appreciation did not exceed our cumulative realized capital losses and unrealized capital depreciation. Given our strategy of investing primarily in Venture Loans, which are fixed-income assets, we believe it is unlikely that our cumulative realized capital gains and unrealized capital appreciation will exceed our cumulative realized capital losses and unrealized capital depreciation in the next twelve months. Consequently, we do not expect to incur any Incentive Fee Capital Gains during the next twelve months. As we cannot predict the occurrence of any capital gains from the portfolio, we have assumed no Incentive Fee Capital Gains.

The Advisor agreed to waive the portion of its quarterly income incentive fee, if any, if and to the extent that, after payment of such portion, the Company’s net investment income per share for such quarter would be less than the quarterly distribution per share declared in such quarter. The income incentive fee waiver took effect commencing with the quarter ending March 31, 2025, and will terminate with the quarter ending December 31, 2025. During the three months ended June 30, 2025, no income incentive fee was earned by the Advisor.

(6)

Interest payments on borrowed funds represent our estimated annual interest payments on borrowed funds based on current debt levels as adjusted for projected increases in debt levels over the next twelve months. We may issue additional debt securities pursuant to the registration statement of which this prospectus supplement forms a part. In the event we were to issue additional debt securities, our borrowing costs, and correspondingly our total annual expenses, including, in the case of such preferred stock, our base management fee as a percentage of our net assets attributable to common stock, would increase.

(7)

“Other Expenses” includes our overhead expenses, including payments under the Administration Agreement, based on our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement. See “Investment Management and Administration Agreements — Administration Agreement” in the accompanying prospectus. “Other expenses” also includes the ongoing administrative expenses to the independent accountants and legal counsel of the Company and compensation of independent directors.

(8)

Amount reflects our estimated expenses of the temporary investment of offering proceeds in money market funds pending our investment of such proceeds in portfolio companies in accordance with the investment objective and strategies described in this prospectus supplement and the accompanying prospectus.

(9)

“Total Annual Expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage our net assets and increase our total assets. The SEC requires that the “Total Annual Expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and after taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$177.70	$461.37	$670.59	$983.86

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or lesser than those shown.

While the example assumes, as required by the applicable rules of the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Management Agreement is unlikely to be significant assuming a 5% annual return and is not included in the example. This illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our distributions to our common stockholders and our expenses would likely be higher. If the 5% annual return were derived entirely from capital gains, the expenses you would pay on a $1,000 investment are set forth in the table below. See “Investment Management and Administration Agreements — Investment Management Agreement — Examples of Incentive Fee Calculation” in the accompanying prospectus for additional information regarding the calculation of incentive fees.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return derived entirely from capital gains	$176.87	$459.69	$668.76	$983.00

In addition, while the example assumes reinvestment of all dividends and other distributions at net asset value, or NAV participants in our DRIP receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the distribution. This price may be at, above or below NAV. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our DRIP.

RISK FACTORS

You should carefully consider the risk factors described below, and in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and the risks discussed in the section titled “Item 1A. Risk Factors” in our Annual Report on Form 10-K, the section titled “Item 1A. Risk Factors,” which are incorporated by reference herein, in our most recent Quarterly Report on Form 10-Q, which are incorporated by reference herein, and any subsequent filings we have made with the SEC that are incorporated by herein, together with all of the other information included in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein and therein, including our consolidated financial statements and the related notes thereto, before you decide whether to make an investment in the Convertible Notes. The risks set out below and described in such documents are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. Each of the risk factors could materially and adversely affect our business, financial condition and results of operations. In such case, our net asset value and the value of our debt securities may decline, and investors may lose all or part of their investment.

Risks Relating to the Convertible Notes

The conditional conversion feature of the Convertible Notes could result in your receiving less than the value of our common stock into which the Convertible Notes would otherwise be convertible.

At any time on or after October 4, 2025, the date that is thirty (30) days after the issuance of the Convertible Notes, and prior to the close of business on the business day immediately preceding the Maturity Date, you may convert your Convertible Notes only if specified conditions are met, which are described in “Description of Notes—Conversion Rights.” If the specific conditions for conversion are not met, you will not be able to convert your Convertible Notes, and you may not be able to receive the value of the common stock into which the Convertible Notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the Convertible Notes in this offering and prior to such date. In addition, the inability to freely convert may adversely affect the trading price of the Convertible Notes and your ability to resell the Convertible Notes.

The Convertible Notes are unsecured and therefore are effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.

The Convertible Notes are not secured by any of our assets or any of the assets of our subsidiaries. As a result, the Convertible Notes are effectively subordinated to any secured indebtedness we or our subsidiaries currently have and that we or they may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Convertible Notes. As of June 30, 2025, our total indebtedness under the Credit Facilities was approximately $271.0 million. The Credit Facilities are secured by a first priority security interest in substantially the entire portfolio of investments and cash held by the applicable subsidiaries, financing vehicles or similar facilities and each guarantor, if any; the indebtedness thereunder is therefore structurally senior to the Convertible Notes to the extent of the value of such assets.

The Convertible Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Convertible Notes are obligations exclusively of the Company and not of any of our subsidiaries, and none of our subsidiaries are required to guarantee the Convertible Notes. The assets of any such subsidiary, including any financing vehicle we may create in the future to hold indebtedness, will not be directly available to satisfy the claims of our creditors, including holders of the Convertible Notes.

Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Convertible Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Convertible Notes are structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries, financing vehicles or similar facilities. Our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Convertible Notes.

Recent and future regulatory actions and other events regarding short selling activity may adversely affect the trading price and liquidity of the Convertible Notes.

We expect that many investors in, and potential purchasers of, the Convertible Notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the Convertible Notes. Investors would typically implement such a strategy by selling short the common stock underlying the Convertible Notes and dynamically adjusting their short position while continuing to hold the Convertible Notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the Convertible Notes to conduct a convertible arbitrage strategy with respect to the Convertible Notes. This could, in turn, adversely affect the trading price and liquidity of the Convertible Notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, which generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” mechanism, which prevents trades in individual listed equity securities from occurring outside of specific price bands during regular trading hours, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Convertible Notes, to effect short sales of our common stock, borrow our common stock, or enter into swaps on our common stock could adversely affect the trading price and liquidity of the Convertible Notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the Convertible Notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement and the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our portfolio companies or competitors regarding their own performance, as well as industry conditions and general financial, economic and political instability. See “Risk Factors—Risks Relating to Our Common Stock—The market price of our common stock may fluctuate significantly” in the accompanying prospectus. A decrease in the market price of our common stock would likely adversely impact the trading price of the Convertible Notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the Convertible Notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the Convertible Notes.

Our other debt may contain limitations on our ability to pay cash or deliver shares of our common stock upon conversion or repurchase of the Convertible Notes.

We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of Convertible Notes surrendered therefor or Convertible Notes being converted.

Our ability to repurchase the Convertible Notes is restricted by the Credit Facilities and may be limited by law, by regulatory authority or by agreements governing any other indebtedness we may incur. In addition, our ability to pay cash or deliver shares of our common stock upon conversions of the Convertible Notes may be limited by law, by regulatory authority, by the Credit Facilities or by agreements governing any other indebtedness we may incur. We will not pay cash upon conversion or repurchase of the Convertible Notes if prohibited by the Investment Company Act or our current or future indebtedness. Our failure to repurchase Convertible Notes at a time when the repurchase is required by the terms of the Convertible Notes or to pay any cash payable or deliver any shares of common stock deliverable on future conversions of the Convertible Notes as required by terms of the Convertible Notes would constitute a default. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Convertible Notes or make cash payments upon conversions thereof.

The accounting method for convertible debt securities that may be settled in cash, such as the Convertible Notes, could have a material effect on our reported financial results.

Under Accounting Standards Codification Topic 470-20, Debt with Conversion and Other Options, or ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the Convertible Notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost for non-convertible debt. The effect of ASC 470-20 on the accounting for the Convertible Notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our statement of assets and liabilities and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the Convertible Notes. As a result, we are required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the Convertible Notes to their face amount over the term of the Convertible Notes. We report lower net income in our financial results because ASC 470-20 requires interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the Convertible Notes.

In addition, under certain circumstances, convertible debt instruments (such as the Convertible Notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method if we have the ability and intent to settle in cash, the effect of which is that the shares issuable upon conversion of the Convertible Notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the Convertible Notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the Convertible Notes, then our diluted earnings per share would be adversely affected. We cannot ensure that the use of the treasury stock method will be available to us in the future.

Future sales of our common stock in the public market or issuance of securities senior to our common stock could lower the market price for our common stock and adversely impact the value of the Convertible Notes.

We expect to periodically access the capital markets to raise cash to fund new investments. We expect to be regularly in discussions with third parties regarding potential capital raising opportunities, both in the public debt and equity capital markets as well as in the private markets. In the future, we may sell additional shares of our common stock or equity-related securities to raise capital. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock or the value of the Convertible Notes. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Convertible Notes and the market price of our common stock and impair our ability to raise capital through the sale of additional securities. See “Risk Factors—Risk Relating to Our Business and Structure—Our ability to grow depends on our ability to raise additional capital” in the accompanying prospectus.

Holders of Convertible Notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of Convertible Notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such Convertible Notes, and to the extent the conversion consideration includes shares of our common stock, holders of Convertible Notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its Convertible Notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Upon conversion of the Convertible Notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the Convertible Notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders Convertible Notes for conversion until the date we settle our conversion obligation.

We will be required to deliver the shares of our common stock, together with cash for any fractional share, on the fifth business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the Convertible Notes on the conversion date.

The Convertible Notes are not protected by restrictive covenants; we may incur substantially more debt or take other actions that would intensify the risks described herein.

The terms of the Convertible Notes do not contain any financial or operating covenants or restrictions on the payments of distributions, the incurrence of indebtedness (as long as the debt would be permitted to be incurred under the Investment Company Act after giving effect to any exemptive relief that may be granted to us by the SEC) or the issuance or repurchase of securities by us or any of our subsidiaries. Despite our current debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in the Investment Company Act and our debt instruments, including our Credit Facilities and the Convertible Notes, some of which may be secured debt. We are not restricted under the terms of the terms of the Convertible Notes from incurring additional debt (as long as the debt would be permitted to be incurred under the Investment Company Act after giving effect to any exemptive relief that may be granted to us by the SEC), securing existing or future debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the Convertible Notes when due. See “Risk Factors—Risks Relating to Our Business and Structure—We borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing with us” in the accompanying prospectus.

The Conversion Price of the Convertible Notes may not be adjusted for all dilutive events.

The Conversion Price will not be adjusted for events such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the Convertible Notes or our common stock. An event that adversely affects the value of the Convertible Notes may occur, and that event may not result in an adjustment to the Conversion Price. In addition, the terms of the Convertible Notes do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. For example, the Merger, if completed, would result in dilution to our common stock. We have no obligation to consider the specific interests of the holders of the Convertible Notes in engaging in any such offering or transaction.

We cannot assure you that an active trading market will be maintained for the Convertible Notes.

We do not intend to apply to list the Convertible Notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. In addition, the liquidity of the trading market in the Convertible Notes, and the market price quoted for the Convertible Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will be maintained for the Convertible Notes. If an active trading market is not maintained, the market price and liquidity of the Convertible Notes may be adversely affected. In that case you may not be able to sell your Convertible Notes at a particular time or you may not be able to sell your Convertible Notes at a favorable price.

Our credit ratings may not reflect all risks of an investment in the Convertible Notes.

Our credit ratings are an assessment by third parties of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Convertible Notes. Our credit ratings, however, may not reflect the potential impact of risks related to market conditions generally or other factors discussed above on the market value of or trading market for the Convertible Notes.

Risks Relating to the Merger

The termination of the Merger Agreement and/or Asset Purchase Agreement could negatively impact us.

If the Merger Agreement and/or Asset Purchase Agreement are terminated, we may suffer adverse consequences, including:

● our business may be adversely impacted due to the opportunity cost of pursuing the transaction rather than other beneficial opportunities due to the focus of management on the Transactions;

● we would not realize any of the anticipated benefits of the Transactions;

● the market price of our common stock may decline, including to the extent that the market price prior to termination reflects perceived synergies and strategic advantages in the Transactions as well as market assumptions that the Transactions will close as contemplated; and

● we may not be able to find another party willing and able to undertake a similar transaction that would provide the same potential advantages to us.

The Transactions are subject to customary closing conditions, including stockholder approvals. If such conditions are not satisfied or waived, the Transactions will not close, which may result in material adverse consequences to our business, operations and business prospects.

The Transactions are subject to customary closing conditions, including certain approvals of our and MRCC’s respective stockholders. If such conditions are not satisfied, the Transactions will not close. We currently expect that all of our directors and executive officers will vote their shares of our common stock in favor of the proposals to be presented at our special meeting of stockholders. If our stockholders do not approve the Merger, and the Transactions are not completed, the resulting failure of the Transactions could have a material adverse impact on our business, operations and business prospects.

The closing condition that our stockholders approve the issuance of the shares of our common stock pursuant to the Merger Agreement (the “Merger Stock Issuance Proposal”) at our special meeting of stockholders as described in the Merger Agreement may not be waived under applicable law and must be satisfied for the Merger to be completed. If the stockholders of Monroe Capital Corporation (“MRCC”) do not approve the Merger and the Transactions are not completed, the resulting failure of the Transactions could have a material adverse impact on our business, operations and business prospects. In addition to the required approvals of our, Monroe Capital Income Plus Corporation (“MCIP”) and MRCC’s stockholders, the Transactions are subject to a number of other conditions beyond our control or the control of MCIP and MRCC. These conditions may prevent, delay or otherwise materially adversely affect Transactions from being completed. None of MCIP, MRCC or the Company can predict whether and when these other conditions will be satisfied.

If the Transactions do not close, we will not benefit from the expenses incurred in their pursuit.

The Transactions may not be completed. If the Transactions are not completed, we will have incurred substantial expenses for which no ultimate benefit will be received. We have incurred and will incur substantial out-of-pocket expenses in connection with the Transactions for investment banking, legal and accounting fees, financial printing and other Transaction-related expenses, much of which will be incurred even if the Transactions are not completed.

Because the market price of our common stock will fluctuate, our stockholders and the stockholders of MRCC cannot be sure of the market value of the amount of Merger Consideration to be paid to MRCC’s stockholders until the closing of the Merger.

At the effective time of the Merger, each share of MRCC common stock issued and outstanding immediately prior to such time (other than shares owned by us or any of our consolidated subsidiaries) will be converted into the right to receive a number of shares of our common stock equal to an exchange ratio to be determined not more than 48 hours prior to the effective time, plus cash (without interest) in lieu of fractional shares. For illustrative purposes, based on June 30, 2025 net asset values of MRCC and us, and including Transaction-related costs and other tax-related distributions, we would issue approximately 24.6 million shares of our common stock in the aggregate pursuant to the Merger Agreement and based on the number of shares of MRCC common stock outstanding as of that date, resulting in pro forma ownership of the Company of 63.1% for our current stockholders and 36.9% for MRCC’s current stockholders.

The market value of the shares of our common stock to be received by MRCC’s stockholders (together with cash received by MRCC’s common stockholders in lieu of fractional shares, the “Merger Consideration”) may vary from our common stock’s closing price on the date the Merger was announced, on the date of the filing of this current report, on the date our joint proxy statement/prospectus is mailed to our stockholders, on the date of our special meeting of stockholders or the date of MRCC’s special meeting of stockholders and on the date the Merger is completed and thereafter. Any change in the market price of our common stock prior to completion of the Merger will affect the market value of the Merger Consideration that MRCC’s stockholders will receive upon completion of the Merger.

Accordingly, at the time of our special meeting of stockholders, our stockholders and MRCC’s stockholders will not know or be able to calculate the amount of Merger Consideration they would receive upon completion of the Merger. Under the terms of the Merger Agreement, we and MRCC are not permitted to terminate the Merger Agreement or to resolicit the vote of their respective stockholders solely because of changes in the market price of shares of our common stock after our special meeting of stockholders.

The market price and liquidity of the market for our common stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance.

These factors include:

● significant volatility in the market price and trading volume of securities of business development companies or other companies in our sector, which are not necessarily related to the operating performance of the companies;

● changes in regulatory policies, accounting pronouncements or tax guidelines, particularly with respect to RICs and business development companies;

● loss of our qualification as a RIC or business development company;

● changes in market interest rates and decline in the prices of debt;

● changes in earnings or variations in operating results;

● changes in the value of our portfolio investments;

● changes in accounting guidelines governing valuation of our investments;

● any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

● departure of key personnel of the investment adviser for our or any of our affiliates’ key personnel;

● operating performance of companies comparable to us;

● general economic trends and other external factors; and

● loss of a major funding source.

If the Transactions close as contemplated, we will receive a substantial amount of cash, as net proceeds, that we must then deploy, and you may not agree with the way we allocate the net proceeds from the Transactions.

Upon the closing of the Transactions, based upon net asset values of our and MRCC’s shares as of June 30, 2025, we expect to receive approximately $165 million in cash proceeds. To deploy that cash, we must identify and invest in loans and other assets consistent with our investment strategy. Depending on market conditions, it may be difficult to identify a sufficient number of investments compatible with our strategy at pricing that generates attractive returns to the stockholders of the combined company. Our ability to identify suitable investments will depend on conditions in the market for loans immediately after the closing of the Transactions, and any disruption in the lending market at that time could require that we delay our investments or make investments on less favorable terms than we would typically require. We may also invest in companies with which you may not agree. If we are unable to make appropriate, attractive investments, our returns will diminish as we hold cash or cash equivalents that generate returns lower than returns we typically earn on our debt investments until such time as we can invest the net proceeds of the Transactions in debt investments.

We could have indemnification obligations to our directors or officers and MRCC’s directors or officers.

Under the terms of the Merger Agreement, we have agreed to indemnify our directors and officers and MRCC’s directors or officer who may become the subject of claims based on the fact that such person is or was our director or officer or MRCC’s director or officer and pertaining to actions occurring at or prior to the effective time of the Merger. Uncertainty with respect to the outcome of these obligations could have a material adverse impact on us and the surviving company following the consummation of the Transactions.

The Merger Agreement and Asset Purchase Agreement limit our ability to pursue alternatives to the Transactions.

The Merger Agreement and Asset Purchase Agreement contain provisions that limit our ability to discuss, facilitate or commit to alternative third-party proposals to enter into a business combination or other similar control transaction. These provisions, which are customary for transactions of this type and include an aggregate of $10.8 million in termination fees payable by a third-party acquiror under certain circumstances, may discourage an interested party that might have an interest in combining with us from considering or proposing such a transaction even if it were prepared to value such a combination more highly than the amounts agreed in the Merger.

We and MRCC are subject to operational uncertainties and contractual restrictions while the Transactions are pending.

Uncertainties about the impact of the Transactions may have an adverse effect on us and on MRCC and, consequently, on the combined company following completion of the Merger. These uncertainties may cause those that deal with us and MRCC to change their existing business relationships with us and MRCC. In addition, the Merger Agreement contains representations, warranties and covenants, including covenants relating to the operation of each of MRCC’s business and our business during the period prior to the closing of the Merger. These provisions may restrict us and MRCC from taking actions that we might otherwise consider to be in our best interests. Also, these restrictions may prevent us and MRCC from pursuing certain business opportunities that may arise prior to the completion of the Transactions.

We, MRCC and MCIP may waive one or more conditions to the Transactions without resoliciting stockholder approval.

Certain conditions to our, MRCC’s and MCIP’s obligations to complete the Transactions may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by the agreement of us and MRCC or MRCC and MCIP, as applicable. In the event that any such waiver does not require any re-solicitation of stockholders, the parties to the Merger Agreement and Asset Purchase Agreement will have the discretion to complete the Transactions without seeking further stockholder approval. However, the conditions requiring the approval of the Transactions by our stockholders cannot be waived.

The market price of our common stock after the Merger will be affected by factors different from those affecting our common stock price prior to our signing the Merger Agreement.

Our existing business after the Merger closes will be impacted by the increase in cash and outstanding shares of our stock as a result of the Merger. Accordingly, the results of operations of the combined company, and the market price of our common stock after the Merger, may be affected by factors different from those currently affecting our independent operations. Accordingly, the historical trading prices and financial results of MRCC may not be indicative of these matters for the combined company following the Merger.

We may not replicate our historical performance, or the historical success of MRCC.

Following the consummation of the Transactions, we cannot provide any assurance that we will replicate our own historical performance, the historical success of MRCC or the historical performance of other companies advised by HTFM and MC Advisors in the past. Accordingly, our investment returns could be substantially lower than the returns achieved by us in the past, by MRCC, or by such other funds managed by HTFM or MC Advisors.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of $40,000,000 principal amount of Convertible Notes in this offering will be approximately $36.5 million after deducting the discount to the Investors of $3.4 million payable by us and estimated offering expenses of approximately $0.1 million payable by us.

We intend to use 100% of the net proceeds of this offering for general corporate purposes, which may include paying down existing indebtedness.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2025:

1.	on an actual basis; and

2.

on an as adjusted basis giving effect to the offering of the Convertible Notes and the application of net proceeds from this offering as described in this prospectus supplement under the caption “Use of Proceeds.”

You should read this table together with “Use of Proceeds” set forth in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in our most recent Annual Report on Form 10-K.

Dollar amounts are presented in thousands, except share data.

	As of June 30, 2025
	Actual	As Adjusted for this Offering
Assets
Investments, at fair value
Non-controlled/non-affiliate investments (amortized cost of $669,153)	$605,491	$605,491
Non-controlled/affiliate investments (amortized cost of $27,493)	6,707	6,707
Controlled affiliate investments (amortized cost of $49,202)	10,455	10,455
Cash	24,664	26,945
Investments in money market funds	53,261	53,261
Restricted investments in money market funds	3,226	3,226
Interest receivable	14,329	14,329
Other assets	8,664	8,664
Total Assets	$726,797	729,078
Liabilities
Borrowings	$425,138	390,969
Base management fee payable	944	944
Other accrued expenses	3,051	3,051
Distributions payable	13,869	13,869
Notes offered hereby	—	40,000
Offered issuance costs—Convertible Notes offered hereby	—	(3,550)
Total Liabilities	443,002	445,283
Net Assets
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 42,195,032 shares issued and 42,027,567 shares outstanding as of June 30, 2025	$47	$47
Paid in capital in excess of par value	535,423	535,423
Total distributable (loss) earnings	(251,675)	(251,675)
Total net assets	283,795	283,795
Total Liabilities and Total Net Assets	$726,797	$729,078

The above table reflects the principal amount of indebtedness outstanding as of June 30, 2025. As of June 30, 2025, we had approximately $427.2 million principal amount of indebtedness outstanding. This table has not been adjusted to reflect the changes in our outstanding borrowings since that date. The net proceeds from this offering are expected to be used for general corporate purposes, which may include paying down existing indebtedness. We may reborrow under our Credit Facilities for general corporate purposes, which include investing in portfolio companies in accordance with our investment objective. See “Use of Proceeds.”

DESCRIPTION OF NOTES

We are offering $40,000,000 aggregate principal amount of our 5.50% Convertible Notes due 2030 (the “Convertible Notes” or “2030 Notes”). On September 4, 2025, we entered into a Note Purchase Agreement (the “NPA”) with the Investors pursuant to which the Investors will purchase from us Convertible Notes in the aggregate principal amount of $40,000,000.

The following description is a summary of the material provisions of the Convertible Notes and the NPA and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Convertible Notes and the NPA, including the definitions of certain terms used in the NPA. We urge you to read these documents because they, and not this description, define your rights as a holder of the Convertible Notes.

For purposes of this description, references to “HRZN,” “we,” “our” and “us” refer only to Horizon Technology Finance Corporation and not to any of its current or future subsidiaries and references to “subsidiaries” refer only to our current and future consolidated subsidiaries.

General

The Convertible Notes will:

•	be our general, unsecured obligations;
•	bear cash interest from September 4, 2025 at an annual rate of 5.50% payable on the last day of each calendar month, beginning on September 30, 2025;
•	mature on September 4, 2030, unless earlier redeemed, converted or repurchased; and
•	be issued in denominations of $1,000 and multiples of $1,000.

Subject to satisfaction of certain conditions and during the periods described below, the Convertible Notes may be converted at the Conversion Price. The Conversion Price on the Convertible Notes shall be the greater of (i) the volume-weighted average closing sale price for the five trading days immediately prior to the relevant conversion date and (ii) the most recently reported net asset value per share of our common stock.

We will settle conversions of the Convertible Notes by paying or delivering shares of our common stock as described under “—Conversion Rights—Settlement Upon Conversion.” You will not receive any cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The NPA does not limit the amount of debt that may be issued by us or our subsidiaries under the terms of the Convertible Notes or otherwise as long as the debt would be permitted to be incurred under the Investment Company Act after giving effect to any exemptive relief that may be granted to us by the SEC. The NPA does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “Recapitalizations, Reclassifications and Changes of Our Common Stock” below, the NPA does not contain any covenants or other provisions designed to afford holders of the Convertible Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We do not intend to list the Convertible Notes, on any securities exchange or any automated dealer quotation system.

Cancellation and Repurchase

We will cause all Convertible Notes surrendered for payment, registration of transfer or exchange or conversion to be cancelled. No Convertible Notes will be authenticated in exchange for any Convertible Notes cancelled. Any Convertible Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

We may, to the extent permitted by law, directly or indirectly (regardless of whether such Convertible Notes are surrendered to us), repurchase Convertible Notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. Any Convertible Notes repurchased by us may, at our option, be cancelled

Interest

The Convertible Notes bear cash interest at a rate of 5.50% per year until maturity. Interest on the Convertible Notes will accrue from September 4, 2025. Interest will be payable monthly in arrears on the last day of each calendar month, beginning on September 30, 2025. Interest on the Convertible Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any Convertible Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include Additional Interest, if any, payable at our election as the sole remedy relating to the occurrence of any Events of Default, as described under “—Events of Default.”

Ranking

The Convertible Notes will be our general unsecured obligations that rank:

●	senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Convertible Notes;

●	pari passu, or equal, in right of payment with all of our existing and future liabilities that are not so subordinated, or junior, including without limitation, our Existing Senior Notes;

●	effectively subordinated, or junior, to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness;

●	structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities.

As of June 30, 2025, our total consolidated indebtedness was approximately $427.7 million.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Convertible Notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Convertible Notes then outstanding.

Conversion Rights

General

Holders may convert their Convertible Notes into our common stock at their option at any time on or after October 4, 2025, the date that is thirty (30) days after the issuance of the Convertible Notes, and prior to the close of business on the business day immediately preceding the Maturity Date, once or more times per calendar month, only under the following circumstances:

●	(1) any such conversion will not result in an Investor beneficially owning more than 4.99% of the outstanding common stock of the Company; and
●

(2) the maximum number of shares converted as a result of investors exercising their conversion option will not exceed any limitation imposed by the exchange on which the Company’s common stock is listed or traded (as may be increased by shareholder approval or other provisions of such exchange).

The Conversion Price on the Convertible Notes shall be the greater of (i) volume-weighted average closing sale price for the five trading days immediately prior to the relevant conversion date and (ii) the most recently reported net asset value per share of our common stock.

Upon conversion of a Convertible Note, we will satisfy our conversion obligation by paying or delivering shares of our common stock all as set forth below under “—Settlement Upon Conversion.” The amount of shares of our common stock due upon conversion will be based on the Conversion Price.

A holder may convert fewer than all of such holder’s Convertible Notes so long as the Convertible Notes converted are a multiple of $1,000 principal amount.

Upon conversion, you will not receive any cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of Convertible Notes. Instead, we will pay cash in lieu of any fractional share as described under “—Settlement Upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a Convertible Note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the Convertible Note; and
•	accrued and unpaid interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the immediately preceding paragraph, if Convertible Notes are converted after the close of business on a regular record date for the payment of interest, holders of such Convertible Notes at the close of business on such regular record date will receive the full amount of interest payable on such Convertible Notes on the corresponding interest payment date notwithstanding the conversion. Convertible Notes surrendered for conversion during the period from the close of business on any regular record date to 9:00 a.m. New York City time (the “open of business”) on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the Convertible Notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date; or
•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Convertible Note.

If a holder converts Convertible Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Limitation on Beneficial Ownership

Notwithstanding the foregoing, no holder of Convertible Notes will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder) of more than 4.99% of the shares of our common stock outstanding at such time (the “limitation”). Any purported delivery of shares of our common stock upon conversion of Convertible Notes will be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than the limitation. If any delivery of shares of our common stock owed to a holder upon conversion of Convertible Notes is not made, in whole or in part, as a result of the limitation, our obligation to make such delivery will not be extinguished and we will deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 5.0% of the shares of common stock outstanding at such time.

Settlement Upon Conversion

Upon conversion, we will deliver to the converting holder, in respect of each $1,000 principal amount of Convertible Notes being converted, a number of shares of common stock calculated based on the Conversion Price.

We will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the Conversion Price on the relevant conversion date.

Each conversion will be deemed to have been effected as to any Convertible Notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock will be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date, solely for the purpose of receiving or participating in any dividend, distribution, issuance, share split or combination, tender or exchange offer.

Recapitalizations, Reclassifications and Changes of Our Common Stock

We will not permit any recapitalization, reclassification or change of our common stock (other than (i) changes resulting from a subdivision or combination or (ii) changes in par value), in which holders of the outstanding our common stock are entitled to receive cash, securities or other property for their shares of our common stock.

Events of Default

You will have rights if an Event of Default occurs in respect of the Convertible Notes and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the Convertible Notes means any of the following:

●	We default in the payment of any principal on, the Convertible Notes when due and payable, whether at maturity, at a date fixed for prepayment, by declaration or otherwise.
●

We do not pay or deliver, as the case may be, cash, the shares of our common stock or a combination of both upon the conversion of any Convertible Note by the close of business on the fifth business day immediately following the applicable conversion date.

●	We default in the payment of any interest on the Convertible Notes for more than 30 days after the such interest becomes due and payable.
●

We default in the performance of or compliance with any other term or covenant in respect of the Convertible Notes and such default is not remedied within 60 days after the earlier of (i) our responsible officer obtaining actual knowledge of such default and (ii) we receive a written notice of such default from any holder of the Convertible Notes. The notice must be identified as a “notice of default” refer specifically to the relevant provision in the NPA.

●

The acceleration of our or our subsidiaries’ indebtedness for money borrowed in aggregate principal amount of $10 million or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such acceleration is not rescinded within 30 days after we receive a written notice of default stating we are in breach.

●

We or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary” are in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least $10 million beyond any period of grace provided with respect thereto; provided, that if any such default is cured, waived, rescinded or annulled, then the Event of Default by reason thereof would be deemed not to have occurred.

●

We: (i) are not paying, or admit in writing our inability to pay, our debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) make an assignment for the benefit of our creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the us or with respect to any substantial part of our property, (v) is adjudicated as insolvent or to be liquidated, or (vi) take corporate action for the purpose of any of the foregoing.

●

If a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by us, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of us, or any such petition shall be filed against us and such petition shall not be dismissed within 60 consecutive days.

●	On the last business day of each of twenty-four consecutive calendar months, we have an asset coverage of less than 100%.

Any reference to interest herein shall be inclusive of the Additional Interest during the occurrence of an Event of Default. The rate at which the Convertible Notes shall bear interest during an Event of Default shall be 11.00% per annum (the “Default Rate”).

Remedies if an Event of Default Occurs

If an Event of Default described in the seventh or eighth bullet point above with respect to us has occurred, all the Notes then outstanding shall automatically become immediately due and payable. If other Event of Default has occurred and is continuing, the holders of at least 50% in principal amount of Notes may, by notice or notices to us declare the entire principal amount of all the Convertible Notes to be due and immediately payable. If an Event of Default referred to in first to third bullet point above has occurred and is continuing, any holder or holders of Convertible Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to us, declare all the Notes held by it or them to be immediately due and payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Convertible Notes.

Upon any Convertible Notes becoming due and payable, whether automatically or by declaration, such Convertible Notes will forthwith mature and the entire unpaid principal amount of such Convertible Notes, plus all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) shall all be immediately due and payable without presentment, demand, protest or further notice, all of which are hereby waived.

Holders of a majority in principal amount of the Convertible Notes may waive any past defaults other than:

●	the payment of principal, any premium or interest; or
●	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Reports

The NPA provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us as required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed as of the time such documents are filed via EDGAR.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of its covenants under the NPA (as to which the trustee is entitled to rely exclusively on officers’ certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or website under the NPA, or participate in any conference calls. Delivery of reports to the trustee shall not constitute knowledge of, or notice to, the trustee of the information contained therein.

No Market for the Convertible Notes

There is no established public trading market for the 2030 Notes, and we do not expect a market to develop. We do not intend to apply to list the 2030 Notes on any securities exchange. Without an active market, the liquidity of the 2030 Notes will be limited.

Transfer Agent and Registrar

The transfer agent and registrar for tour common stock is Computershare, Inc. Its address is 150 Royall Street, Canton, Massachusetts 02021.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HRZN”.

Governing Law

The NPA and the Convertible Notes are and will be governed by and construed in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership, disposition and conversion of the Convertible Notes that are purchased in connection with this offering, as well as our qualification and taxation as a RIC and the acquisition, ownership and disposition of common stock into which the Convertible Notes may be converted, but does not purport to be a complete description of the income tax considerations relating thereto. For example, we have not described certain considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, including investors subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, financial institutions, traders in securities that elect to use the mark-to-market method of accounting for securities holdings, persons subject to the alternative minimum tax, United States expatriates, United States persons with a functional currency (as defined in Section 985 of the Code) other than the U.S. dollar, persons that hold Convertible Notes or common stock as part of an integrated investment (including a “straddle”), “controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid United States federal income tax. This summary is limited to beneficial owners of Notes that purchase the Convertible Notes in this offering for a price equal to the “issue price” of the Convertible Notes (i.e., the first price at which a substantial amount of the Convertible Notes is sold to investors, excluding sales to bond houses, brokers, or similar persons or persons acting in the capacity of underwriters, placement agents or wholesalers) and that will hold the Convertible Notes as capital assets (within the meaning of Section 1221 the Code) and beneficial owners of common stock into which the Convertible Notes are converted and that will hold the common stock as capital assets (within the meaning of Section 1221 the Code). The discussion is based upon the Code, temporary and final U.S. Treasury regulations, and administrative and judicial interpretations, each as of the date of this offering memorandum and all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the IRS regarding any matters discussed in this summary. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a Convertible Note or shares of common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia, (iii) a trust (a) subject to the control of one or more U.S. persons and the primary supervision of a court in the United States, or (b) that existed on August 20, 1996 and has made a valid election (under applicable Treasury Regulations) to be treated as a domestic trust, or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

The term “non-U.S. Holder” means a beneficial owner of a Convertible Note or shares of common stock that is neither a U.S. Holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). An individual may, subject to certain exceptions, be subject to treatment as a resident alien, as opposed to a non-resident alien, for U.S. federal income tax purposes by, among other ways, being physically present in the U.S. (i) on at least 31 days during a calendar year, and (ii) for an aggregate period of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current calendar year, one-third of the days present in the immediate preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Convertible Notes or shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A Holder that is treated as a partnership for U.S. federal income tax purposes (or persons that are partners in such a partnership), are encouraged to consult with their own tax advisors with respect to the tax consequences relating to the purchase, ownership, disposition and conversion of the Convertible Notes, as well as the ownership and disposition of shares of our common stock received upon a conversion of the Convertible Notes.

Tax matters are very complicated and the tax consequences to each Holder of the purchase, ownership, disposition and conversion of the Convertible Notes, as well as the ownership and disposition of shares of our common stock received upon a conversion of the Convertible Notes will depend on the facts of their particular situations. We encourage current and prospective Holders of the Convertible Notes and shares of our common stock to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in tax laws.

The discussions set forth herein do not constitute tax advice. We have not sought and will not seek any ruling from the IRS regarding any matters discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those set forth below. This summary does not discuss any aspects of foreign, state or local tax. Prospective Holders of Convertible Notes or shares of our common stock are urged to consult their own tax advisers as to the U.S. federal income tax consequences (including the alternative minimum tax consequences) of acquiring, holding, disposing and conversion of the Convertible Notes, and the ownership and disposition of shares of our stock received in connection with the conversion of the Convertible Notes, as well as the effects of state, local and non-U.S. tax laws.

Tax consequences to U.S. Holders of Convertible Notes

The following is a summary of certain material U.S. federal income tax consequences that will apply to a “U.S. Holder” of the Convertible Notes. Certain consequences to “Non-U.S. Holders” of the Convertible Notes are described under “—Tax consequences to Non-U.S. Holders of Convertible Notes,” below.

Payments of stated interest.

Except as discussed below, payments or accruals of stated interest on a Convertible Note will be taxable to a U.S. Holder as ordinary interest income at the time such interest is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Additional interest.

We may be required to pay additional interest under certain circumstances described under “Description of Notes—No registration rights; additional interest” and if we fail to comply with certain reporting obligations as described under “Description of Notes—Events of default.” Although the issue is not free from doubt, we intend to take the position that the possibility of such payments does not result in the Convertible Notes being treated as contingent payment debt instruments under the applicable U.S. Treasury regulations. If we become obligated to make such additional interest payments, we intend to take the position that such payments would be treated as ordinary interest income and would be recognized in the manner as described under “—Payments of stated interest” above. Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose to the IRS their contrary position. If the IRS were to take a position contrary to that described above, a U.S. Holder may be required to recognize taxable income at different times and/or in different amounts than are described in this discussion and may be required to treat the Convertible Notes as contingent payment debt instruments and accrue interest income based upon a “comparable yield,” regardless of the U.S. Holder’s method of accounting. The “comparable yield” is the yield at which we would issue a fixed rate non-convertible debt instrument with no contingent payments, but with terms and conditions similar to those of the Convertible Notes, and such yield likely would be higher than the stated interest on the Convertible Notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the Convertible Notes treated as contingent payment debt instruments (including any gain recognized on the conversion of a Convertible Note) would be recharacterized as ordinary income. U.S. Holders should consult their tax advisors regarding the tax consequences of the Convertible Notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the Convertible Notes are not treated as contingent payment debt instruments.

Constructive distributions.

The conversion rate of the Convertible Notes will be adjusted in certain circumstances, such as a stock split or combination or stock dividend, certain distributions of cash, stock rights or other assets or property to the holders of our common stock (including certain self-tender transactions), and certain transactions that constitute a fundamental change. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the Holders of the Convertible Notes, however, will generally not be considered to result in a deemed distribution.

Certain of the possible Conversion Price adjustments provided in the Convertible Notes will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, Holders of the Convertible Notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of Holders of the Convertible Notes in our assets or earnings and the Conversion Price is not adjusted, the resulting increase in the proportionate interests of Holders of the Convertible Notes in our assets or earnings could be treated as a deemed distribution to such Holders. In addition, if an event occurs that dilutes the interests of Holders of the Convertible Notes in our assets or earnings and the Conversion Price is not adjusted, the resulting increase in the proportionate interests of the Holders of our common stock could be treated as a deemed distribution to those Holders of our common stock.

Any deemed distributions resulting from a change to, or a failure to change, the Conversion Price of the Convertible Notes would in other respects be treated in the same manner as distributions paid in cash or other property as described in “—Taxation of U.S. Stockholders” below. As discussed below, distributions paid by us that constitute dividends for U.S. federal income tax purposes generally will not be eligible for the corporate dividends-received deduction or the reduced maximum tax rate applicable to qualified dividend income. However, even if dividends paid by us generally were eligible for the corporate dividends-received deduction or the reduced maximum tax rate applicable to qualified dividend income, it is unclear whether deemed dividends would be so eligible. U.S. Holders should consult their own tax advisors about the characterization and treatment of deemed distributions.

Sale, exchange or retirement of the Convertible Notes.

A U.S. Holder will generally recognize taxable gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a Convertible Note (including a conversion of the Convertible Note entirely paid in cash) equal to the difference between the amount received for the Convertible Note (less amounts attributable to accrued but unpaid stated interest, which will be taxed as interest income to the extent not previously so taxed) and the U.S. Holder’s tax basis in the Convertible Note. A U.S. Holder’s tax basis in a Convertible Note generally will be equal to the amount paid for the Convertible Note, increased by the amount of any deemed distribution received by such holder that is treated as a dividend, and reduced by the amount of any deemed distribution received by such holder that is treated as a return of capital, for U.S. federal income tax purposes.

Any gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of a Convertible Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other taxable disposition the Convertible Note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Conversion into common stock.

A U.S. Holder’s conversion of a Convertible Note solely into common stock and cash in lieu of a fractional share of common stock will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share) and the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest as described under “—Payments of stated interest” above.

A U.S. Holder’s tax basis in the common stock received upon a conversion of a Convertible Note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the Convertible Note that was converted. A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received. With respect to cash received in lieu of a fractional share of common stock, a U.S. Holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. A U.S. Holder’s tax basis with respect to a fractional share will be determined by allocating the Holder’s tax basis in the common stock received upon conversion between the common stock received (other than the fractional share) and the fractional share, in accordance with their respective fair market values.

The U.S. Holder’s holding period for the common stock received will include the U.S. Holder’s holding period for the Convertible Note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Conversion into cash.

If a U.S. Holder converts a Convertible Note and receives from us solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the Convertible Note in a taxable disposition as described under “—Sale, exchange or retirement of the Convertible Notes” above.

Conversion into common stock and cash.

The tax consequences of the conversion of a Convertible Note into a combination of common stock and cash are not entirely clear. It is possible that the conversion may be treated as a recapitalization or as a partially taxable exchange, each as briefly discussed below. U.S. Holders should consult their own tax advisors to determine the U.S. federal income tax treatment of conversion of the Convertible Notes into a combination of common stock and cash (including if a U.S. Holder purchases additional common stock in a related transaction, in which case the U.S. federal income tax consequences applicable to such U.S. Holder may differ from those described below).

Possible treatment as a recapitalization.

A U.S. Holder may be treated as exchanging the Convertible Note for common stock and cash in a recapitalization for U.S. federal income tax purposes. In such a case, a U.S. Holder generally would recognize capital gain, but not loss, of an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash (not including cash received in lieu of fractional shares and cash attributable to accrued interest, which will be treated in the manner described below) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash or common stock attributable to accrued interest) over (B) the U.S. Holder’s tax basis in the Convertible Notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below). In such circumstances, a U.S. Holder’s tax basis in the common stock received upon a conversion of a Convertible Note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) would equal the tax basis of the Convertible Note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s tax basis in the common stock received with respect to accrued interest would equal the fair market value of the stock received. A U.S. Holder’s holding period for common stock received upon conversion would include the period during which such holder held the Convertible Notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Possible treatment as part conversion and part redemption.

Alternatively, the conversion of a Convertible Note into a combination of common stock and cash may be treated for U.S. federal income tax purposes as in part a conversion of a portion of the Convertible Note into common stock and in part a redemption of a portion of the Convertible Note for cash. Under this alternative characterization, with respect to the portion of the Convertible Note treated as converted into common stock, a U.S. Holder would generally not recognize gain or loss with respect to the common stock received upon conversion (other than with respect to cash received in lieu of a fractional share or common stock attributable to accrued interest). A U.S. Holder’s tax basis in the common stock received upon conversion (other than common stock received that is attributable to accrued interest) generally would be equal to the portion of its tax basis in a Convertible Note allocable to the portion of the Convertible Note deemed converted. With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the Convertible Note, a U.S. Holder generally would recognize gain equal to the excess of the amount of cash received (other than amounts attributable to accrued interest, which will be treated in the manner described below) over the U.S. Holder’s tax basis allocable to such portion of the Convertible Note. A U.S. Holder’s ability to recognize a loss in this circumstance is unclear and, accordingly, a U.S. Holder with a loss in its Notes should consult with its tax advisor. Gain or loss recognized by a U.S. Holder would be long-term capital gain or loss if the U.S. Holder’s holding period for the Convertible Note exceeds one year at the time of conversion. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The ability to deduct capital losses is limited. The U.S. Holder’s holding period for such common stock would include the period during which such holder held the Convertible Notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt. In such case, although the law on this point is not entirely clear, a U.S. Holder may allocate its basis in the Convertible Note pro rata between the common stock received (including any fractional share of common stock for which cash is received but excluding common stock received with respect to accrued interest) and cash received, in accordance with their relative fair market values. In light of the uncertainty in the law, U.S. Holders are urged to consult their own tax advisors regarding such basis allocation.

Treatment of cash received in lieu of a fractional share.

In each case, with respect to cash received in lieu of a fractional share of common stock, a U.S. Holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, a U.S. Holder will recognize capital gain or loss equal to the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share. A U.S. Holder’s tax basis with respect to a fractional share would be determined by allocating the holder’s tax basis in the common stock received upon conversion between the common stock received (other than the fractional share) and the fractional share, in accordance with their respective fair market values.

Treatment of amounts attributable to accrued interest.

Any cash and the value of any common stock received that is attributable to accrued interest on the Convertible Notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.

Any capital gain recognized by U.S. Holders upon the conversion of a Convertible Note into common stock and cash will be long-term capital gain if at the time of conversion the Convertible Notes have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

U.S. Holders should consult their own tax advisors regarding the tax treatment resulting from the receipt of cash and common stock in exchange for Notes upon conversion.

Possible effect of a consolidation or merger.

In certain situations, we may consolidate or merge into another entity (as described above under “Description of Notes—Consolidation, merger and sale of assets” and “Description of Notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change”). Depending on the circumstances, a change in the obligor of the Convertible Notes as a result of the consolidation or merger could result in a deemed taxable exchange to a U.S. Holder, and the modified Note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. U.S. Holders should consult their own tax advisors with respect to the U.S. federal income tax consequences in the event that we consolidate or merge into another entity.

Medicare Tax on “Net Investment Income.”

A tax of 3.8% will be imposed on certain “net investment income” (or “undistributed net investment income,” in the case of estates and trusts) received by U.S. holders with modified adjusted gross income above certain threshold amounts. “Net investment income” as defined for U.S. federal Medicare contribution purposes generally includes interest and taxable gain recognized from the disposition of the Convertible Notes. U.S. Holders should consult their own tax advisors concerning the imposition of this tax.

Tax consequences to Non-U.S. Holders of Convertible Notes

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the Convertible Notes. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Convertible Note that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Payments on the Convertible Notes.

Subject to the discussion below concerning backup withholding and FATCA withholding, payments of principal and interest on the Convertible Notes to any Non-U.S. Holder generally will not be subject to U.S. federal withholding tax, provided that (i) income on the Convertible Note is not effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States, (ii) the non-U.S. holder is not a controlled foreign corporation related to the Company through sufficient stock ownership, (iii) the non-U.S. holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (iv) the non-U.S. holder does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote within the meaning of Section 871(h)(3) of the Code, and (v) (A) the non-U.S. holder provides a valid certification on an IRS Form W-8BEN, Form W-8BEN-E, or other applicable U.S. nonresident withholding tax certification form, certifying its non-U.S. holder status, or (B) the Non-U.S. Holder holds the Convertible Notes through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury Regulations.

If a Non-U.S. Holder of a Convertible Note cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable substitute or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty between the United States and its country of residence; or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Convertible Note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, in which case the Non-U.S. Holder will generally be subject to U.S. federal income tax in respect of interest income on the Convertible Notes in the same manner as a U.S. Holder). Non-U.S. Holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) on corporate Non-U.S. Holders in respect of effectively connected earnings and profits for the taxable year.

Original Issue Discount

If a U.S. Holder purchases the Convertible Note in this offering at a price that is less than the stated principal amount of the note, such U.S. Holder will be considered to have purchased the Convertible Note with original issue discount (“OID”), equal to the amount of the difference, unless such difference is considered to be de minimis (generally, 0.25% of the stated redemption price at maturity times the number of complete years to maturity after the acquisition of the note), in which case OID will be considered to be zero. A U.S.Holder of an OID debt security is generally required to include in income the sum of the daily accruals of the OID for the debt security for each day during the taxable year (or portion of the taxable year) in which the U.S. Holder held the OID debt security, regardless ofsuch holder’s regular method of accounting. Thus, a U.S. Holder will be required to include OID in income in advance of the receipt of some or all of the related cash payments. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the excess of: (1) the product of the “adjusted issue price” of the OID debt security at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) over (2) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of an OID debt security at the beginning of any accrual period is the sum of the issue price of the OID debt security plus the amount of OID allocable to all prior accrual periods reduced by any payments received on the OID debt security that were not qualified stated interest. Under these rules, a U.S. Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The Convertible Notes will be issued with OID.

Market Discount

If the amount paid for the Convertible Note by a U.S. Holder is less than the stated principal amount of the Convertible Note by more than a statutorily defined de minimis threshold, the U.S. Holder generally would be considered to have market discount equal to the amount of such difference. In this case, the U.S. Holder would be subject to the market discount rules with respect to the market discount. Under the market discount rules, market discount generally must be accrued over the term of the note, and any partial payment of principal on a note, or any gain on the sale, exchange, redemption, retirement or other disposition of a note, generally must be treated as ordinary income to the extent of the accrued market discount (unless the holder makes an election to include the market discount in income as it accrues). In addition, a U.S. Holder of a note with market discount may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note. Prospective purchasers of the Convertible Note are urged to consult their tax advisors with respect to the rules relating to market discount and the application of those rules to their particular circumstances.

Sale, exchange or other disposition of Notes.

Subject to the discussion below concerning backup withholding and FATCA withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on a sale, exchange, redemption, retirement or other disposition of Notes (including a conversion of the Convertible Note into shares of common stock that is treated as a taxable event, see “‐Taxation of U.S. Holders of the Convertible Notes—Conversion of Notes into Our Common Stock and/or Cash”), unless (1) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other taxable disposition of the Convertible Notes takes place and such other conditions are met, such Non-U.S. Holder may be subject to a flat 30% U.S. federal income tax on any gain derived from the sale, exchange or other taxable disposition of the Convertible Notes, which may be offset by U.S. source capital losses, even though such Non-U.S. Holder is not considered a resident of the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of Notes is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder (see “—Tax consequences to U.S. Holders of Convertible Notes” above). If a Non-U.S. Holder is eligible for the benefits of an applicable income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. To claim the benefit of a treaty, a Non-U.S. Holder must properly submit an IRS Form W-8BEN or W-8BEN-E (or other applicable substitute or successor form). Non-U.S. Holders whose gain from dispositions of Notes may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or an applicable lower treaty rate) on corporate Non-U.S. Holders in respect of effectively connected earnings and profits for the taxable year.

Constructive distributions.

In the case of a deemed distribution as described under “—Tax consequences to U.S. Holders of Convertible Notes-Constructive distributions,” such deemed distribution will be subject to withholding of U.S. federal income tax in the same manner as distributions to Non-U.S. Stockholders as described under “—Taxation of Non-U.S. Stockholders.” Since such a constructive dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, it is possible that the U.S. federal income tax on the constructive dividend would be withheld from interest, shares of common stock or sales proceeds or, in some circumstances, payments on the common stock subsequently paid or credited to the Non-U.S. Holder. A Non-U.S. Holder that is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it is eligible for a refund of all or a portion of the withholding tax.

Backup withholding and information reporting.

Information returns will be filed with the IRS in connection with payments on the Convertible Notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person (and the applicable withholding agent does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person), information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Convertible Notes and the Non-U.S. Holder may be subject to backup withholding on payments on the Convertible Notes or on the proceeds from a sale or other disposition of the Convertible Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

If a non-U.S. Holder sells or redeems a Convertible Note through a U.S. broker or the U.S. office of a foreign broker, the proceeds from such sale or redemption will be subject to information reporting and backup withholding unless such non-U.S. Holder provides a withholding certificate or other appropriate documentary evidence establishing that such non-U.S. Holder is not a U.S. person to the broker and such broker does not have actual knowledge or reason to know that such non-U.S. Holder is a U.S. person, or the non-U.S. Holder is an exempt recipient eligible for an exemption from information reporting and backup withholding. If a non-U.S. Holder sells or redeems a Convertible Note through the foreign office of a broker who is a U.S. person or has certain enumerated connections with the United States, the proceeds from such sale or redemption will be subject to information reporting unless the non-U.S. Holder provides to such broker a withholding certificate or other appropriate documentary evidence establishing that the non-U.S. Holder is not a U.S. person and such broker does not have actual knowledge or reason to know that such evidence is false, or the non-U.S. Holder is an exempt recipient eligible for an exemption from information reporting. In circumstances where information reporting by the foreign office of such a broker is required, backup withholding will be required only if the broker has actual knowledge that the non-U.S. Holder is a U.S. person.

Election to be Taxed as a RIC

Through December 31, 2005, we were subject to U.S. federal income tax as an ordinary corporation under Subchapter C of the Code. Effective beginning on January 1, 2006 we met the criteria specified below to qualify as a RIC, and elected to be treated as a RIC under Subchapter M of the Code with the filing of our U.S. federal income tax return for 2006. To qualify as a RIC we must, among other things, meet certain source of income and asset diversification requirements (as described below). In addition, we must distribute to our stockholders, in respect of each taxable year, dividends for federal income tax purposes of an amount generally at least equal to 90% of our “investment company taxable income,” which is generally the sum of our net ordinary income plus the excess of our realized net short-term capital gains over our realized net long-term capital losses, determined without regard to any deduction for dividends paid, or the “Annual Distribution Requirement.” Upon satisfying these requirements in respect of a taxable year, we generally will not be subject to corporate taxes on any income we distribute as dividends for U.S. federal income tax purposes to our stockholders.

Taxation as a Regulated Investment Company

For any taxable year in which we:

●	qualify as a RIC; and
●	distribute dividends for federal income tax purposes to our shareholders of an amount at least equal to the Annual Distribution Requirement;

we generally will not be subject to federal income tax on the portion of our investment company taxable income and net capital gain (i.e., net realized long-term capital gains in excess of net realized short-term capital losses) we distribute (or are deemed to distribute) as dividends for federal income tax purposes to stockholders with respect to that taxable year. If we subsequently acquire built-in gain assets from a C corporation in a carryover basis transaction, then we may be subject to tax on the gains recognized by us on dispositions of such assets unless we make a special election to pay corporate-level tax on such built-in gain at the time the assets are acquired. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gains not distributed (or deemed distributed) as dividends for federal income tax purposes to our stockholders.

In order to qualify as a RIC for federal income tax purposes and obtain the tax benefits of RIC status, in addition to satisfying the Annual Distribution Requirement, we must, among other things:

●	have in effect at all times during each taxable year an election to be regulated as a business development company under the 1940 Act;
●

derive in each taxable year at least 90% of our gross income from (a) dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities, or other income derived with respect to our business of investing in such stock or securities and (b) net income derived from an interest in a “qualified publicly traded partnership” (the “90% Income Test”);

●	diversify our holdings so that at the end of each quarter of the taxable year:
●

at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of such issuer; and

●

no more than 25% of the value of our assets is invested in (i) securities (other than U.S. government securities or securities of other RICs) of one issuer, (ii) securities (other than securities of other RICs) of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or (iii) securities of one or more “qualified publicly traded partnerships” (the “Diversification Tests”).

We may invest in partnerships which may result in our being subject to state, local or foreign income, franchise or other tax liabilities. In addition, some of the income and fees that we may recognize will not satisfy the 90% Income Test. In order to mitigate the risk that such income and fees would disqualify us as a RIC as a result of a failure to satisfy the 90% Income Test, we may be required to recognize such income and fees indirectly through one or more entities classified as corporations for U.S. federal income tax purposes. Such corporations will be subject to U.S. corporate income tax on their earnings, which ultimately will reduce our return on such income and fees.

As a RIC, we are subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income and gains unless we distribute certain amounts in respect of each calendar year in a timely manner and in accordance with the requirements under the Code (the “Excise Tax Avoidance Requirement”). We are not subject to excise taxes on amounts on which we incurred corporate income tax (such as retained net capital gains). Depending on the level of our investment company taxable income and net capital gains earned in a taxable year, we may choose to carry over all or a portion of such investment company taxable income and net capital gains in excess of current year distributions from such investment company taxable income and net capital gains into the next taxable year and incur a 4% excise tax on such investment company taxable income and net capital gains, as required. The maximum amount of such excess investment company taxable income and net capital gains that may be carried over for distribution in the next taxable year under the Code is the total amount of distributions treated as dividends for federal income tax purposes paid in the following taxable year, subject to certain declaration and payment guidelines. To the extent we choose to carry over investment company taxable income or net capital gains into the next taxable year, taxable distributions declared and paid by us in a taxable year may differ from investment company taxable income or net capital gains for that taxable year as such distributions may include the distribution of dividends derived from the current taxable year’s investment company taxable income or net capital gains, the distribution of prior taxable year’s investment company taxable income or net capital gains carried over into and distributed in the current taxable year, or returns of capital.

Under applicable Treasury regulations and other administrative guidance issued by the IRS, we are permitted to treat certain distributions payable in our stock as taxable distributions that will satisfy the Annual Distribution Requirement as well as the Excise Tax Avoidance Requirement (collectively, the “Distribution Requirements”) provided that shareholders have the opportunity to elect to receive the distribution in cash. Taxable stockholders receiving such distributions will be required to include the full amount of such distributions as ordinary income (or as long-term capital gain to the extent such distribution is properly reported by us as a capital gain dividend) to the extent of our current and accumulated earnings and profits for United States federal income tax purposes. As a result, a U.S. stockholder may be required to pay tax with respect to such distributions in excess of any cash received. If a U.S. stockholder sells the stock it receives as a distribution in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such distributions, including in respect of all or a portion of such distribution that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our stock in order to pay taxes owed on such distributions, then such sales may put downward pressure on the trading price of our stock. We may in the future determine to make taxable distributions that are payable in part in our common stock.

We may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, if we hold debt obligations that are treated under applicable tax rules as having OID (such as debt instruments with PIK interest provisions or, in certain cases, increasing interest rates or debt instruments that were issued with warrants), we must include in income each taxable year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any OID accrued will be included in our investment company taxable income for the taxable year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirements, even though we will not have received any corresponding cash amount.

A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% Income Test or otherwise would not count toward satisfying the Diversification Requirements.

Gain or loss realized by us from the sale or exchange of warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long we held a particular warrant.

We are authorized to borrow funds and to sell assets in order to satisfy the Distribution Requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Regulation—Regulation as a Business Development Company—Senior Securities; Coverage Ratio” incorporated by reference from our most recent Annual Report on Form 10-K. We may be restricted from making distributions under the terms of our debt obligations themselves unless certain conditions are satisfied. Moreover, our ability to dispose of assets to meet the Distribution Requirements may be limited by (1) the illiquid nature of our portfolio, or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Distribution Requirements, we may make such dispositions at times that, from an investment standpoint, are not advantageous. If we are prohibited from making distributions or are unable to obtain cash from other sources to make the distributions, we may fail to be subject to tax as a RIC, which would result in us becoming subject to corporate-level federal income tax.

In addition, we will be partially dependent on our SBIC subsidiaries for cash distributions to enable us to meet the RIC Distribution Requirements. Our SBIC subsidiaries may be limited by the SBA Act, and SBA regulations governing SBICs, from making certain distributions to us that may be necessary to maintain our status as a RIC. We may have to request a waiver of the SBA’s restrictions for our SBIC subsidiaries to make certain distributions to maintain our RIC status. We cannot assure you that the SBA will grant such waiver. If our SBIC subsidiaries are unable to obtain a waiver, compliance with the SBA regulations may cause us to fail to be subject to tax as a RIC, which would result in us becoming subject to corporate-level federal income tax.

Certain of our investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) convert distributions that would otherwise constitute qualified dividend income into ordinary income, (ii) treat distributions that would otherwise be eligible for deductions available to certain U.S. corporations under the Code as ineligible for such treatment, (iii) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (iv) convert long-term capital gains into short-term capital gains or ordinary income, (v) convert short-term capital losses into long-term capital losses, (vi) convert an ordinary loss or deduction into a capital loss (the deductibility of which is more limited), (vii) cause us to recognize income or gain without a corresponding receipt of cash, (viii) adversely alter the characterization of certain complex financial transactions, and (ix) produce gross income that will not constitute qualifying gross income for purposes of the 90% Income Test. These rules also could affect the amount, timing and character of distributions to stockholders. We intend to monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

Some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Income Test. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay U.S. federal income tax on their earnings, which ultimately will reduce the yield to the holders of our common stock on such fees and income.

A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income.” If our otherwise deductible expenses in a given taxable year exceed our ordinary taxable gross income (e.g., as the result of large amounts of equity-based compensation), we would incur a net operating loss for that taxable year. However, a RIC is not permitted to carry back or carry forward net operating losses, respectively, to prior and subsequent taxable years and such net operating losses do not pass through to the RIC’s stockholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward such net capital losses, and generally use them to offset capital gains indefinitely. Due to these limits on the deductibility of expenses and net capital losses, we may for tax purposes have aggregate taxable income for several taxable years that we are required to distribute and that is taxable to our stockholders even if such taxable income is greater than the aggregate net income we actually earned during those taxable years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions.

For federal income tax purposes, we are generally permitted to carry forward a net capital loss in any taxable year to offset our own capital gains, if any. These amounts are available to be carried forward to offset future capital gains to the extent permitted by the Code and applicable tax regulations. Any such loss carryforwards will retain their character as short-term or long-term. In the event that we were to experience an ownership change as defined under the Code, our capital loss carryforwards and other favorable tax attributes, if any, may be subject to limitation.

Investment income received from sources within foreign countries, or capital gains earned by investing in securities of foreign issuers, may be subject to foreign income taxes withheld at the source. In this regard, withholding tax rates in countries with which the United States does not have a tax treaty are often as high as 35% or more. The United States has entered into tax treaties with many foreign countries that may entitle us to a reduced rate of tax or exemption from tax on this related income and gains. The effective rate of foreign tax cannot be determined at this time since the amount of our assets to be invested within various countries is not now known. We do not anticipate being eligible for the special election that allows a RIC to treat foreign income taxes paid by such RIC as having been paid by its shareholders.

If we acquire the equity securities of certain foreign corporations that earn at least 75% of their annual gross income from passive sources (such as interest, dividends, rents, royalties or capital gain) or hold at least 50% of their total assets in investments producing such passive income (“passive foreign investment companies”), we could be subject to federal income tax and additional interest charges on “excess distributions” received from such companies or gain from the sale of stock in such companies, even if all income or gain actually received by us is timely distributed to our shareholders. We would not be able to pass through to our shareholders any credit or deduction for such a tax. Certain elections may, if available, ameliorate these adverse tax consequences, but any such election requires us to recognize taxable income or gain without the concurrent receipt of cash, and such taxable income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Avoidance Requirement. We intend to limit and/or manage our holdings in passive foreign investment companies to minimize our liability for any such taxes and related interest charges.

Under Section 988 of the Code, foreign exchange gains and losses realized by us in connection with certain transactions involving foreign currencies, or payables or receivables denominated in a foreign currency, as well as certain non-U.S. dollar denominated debt securities, certain foreign currency futures contracts, foreign currency option contracts, foreign currency forward contracts, and similar financial instruments are generally treated as ordinary income and losses, and may affect the amount, timing and character of distributions to our stockholders. Any such transactions that are not directly related to our investment in securities (possibly including speculative currency positions or currency derivatives not used for hedging purposes) also could, under future Treasury regulations, produce income not among the types of “qualifying income” from which a RIC must derive at least 90% of its annual gross income.

The remainder of this discussion assumes that we qualify as a RIC for each taxable year.

Taxation of U.S. Stockholders

The following discussion only applies to U.S. Holders of our common stock. Prospective holders of our common stock that are not U.S. holders should refer to “—Taxation of Non-U.S. Stockholders” below. In addition to the following discussion, U.S. Holders of our common stock should read “—Certain Additional Tax Considerations Applicable to Holders of Convertible Notes or Common Stock” below. For U.S. federal income tax purposes, distributions by us (including deemed distributions resulting from a failure to adjust the conversion rate of the Convertible Notes for an event that increases the proportionate interests of holders of our common stock in our earnings or assets, as discussed under “Taxation of U.S. Holders of the Convertible Notes—Constructive distributions” above) generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our ordinary income plus net realized short-term capital gains in excess of net realized long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions are attributable to dividends from certain U.S. corporations and certain qualified foreign corporations, such distributions may be reported by us as “qualified dividend income” eligible to be taxed in the hands of U.S. non-corporate stockholders (including individuals) at the rates applicable to long-term capital gains, provided certain holding period and other requirements are met at both the stockholder and corporate levels. In this regard, it is anticipated that distributions paid by us generally will not be attributable to dividends and, therefore, generally will not be qualified dividend income. Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains (currently taxed at reduced rates in the case of individuals, trusts or estates), regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions paid by us generally will not be eligible for the corporate dividends received deduction. Distributions in excess of our current and accumulated earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

Certain distributions reported by us as Section 163(j) interest dividends may be treated as interest income by U.S. stockholders for purposes of the tax rules applicable to interest expense limitations under Section 163(j) of the Code. Such treatment by the U.S. stockholder is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that we are eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of our business interest income over the sum of our (i) business interest expense and (ii) other deductions properly allocable to our business interest income.

We retain the right to retain some or all of our realized net long-term capital gains in excess of realized net short-term capital losses. In that case, among other consequences, we will pay tax on the retained amount, and we could elect for each U.S. stockholder to be required to include his, her or its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder would then be entitled to claim a tax credit equal to his, her or its allocable share of the tax paid thereon by us. If we pay tax on any retained net capital gains at our regular corporate tax rate, and since that rate may be in excess of the maximum rate currently payable by non-corporate stockholders on long-term capital gains, the amount of tax that non-corporate stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for federal income tax. A stockholder that is not subject to federal income tax or otherwise required to file a federal income tax return would be required to file a federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. For federal income tax purposes, the tax basis of shares owned by a U.S. stockholder would be increased by an amount equal under current law to the difference between the amount of undistributed capital gains included in the U.S. stockholder’s gross income and the tax deemed paid by the U.S. stockholder as described in this paragraph. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any taxable year and (2) the amount of the deduction for ordinary income and capital gain dividends paid for that taxable year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. stockholders on December 31 of the calendar year in which the dividend was declared.

If a person acquires shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment.

A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such U.S. stockholder’s adjusted basis in the common stock and the amount of the proceeds received in exchange. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held his, her or its shares for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of the newly purchased shares will be adjusted to reflect the disallowed loss.

In general, non-corporate U.S. stockholders (including individual U.S. stockholders) are subject to a reduced maximum U.S. federal income tax rate on their net capital gain (i.e., the excess of realized net long-term capital gain over realized net short-term capital loss for a taxable year) including any long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the rates applied to ordinary income. Non-corporate U.S. stockholders with net capital losses for a taxable year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each taxable year; any net capital losses of a non-corporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent taxable years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a taxable year, but may carry back such losses for three taxable years or carry forward such losses for five taxable years.

We or the applicable withholding agent will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice reporting the amounts includible in such U.S. stockholder’s taxable income for such calendar year as ordinary income and as long-term capital gain or other types of income (e.g., “qualified dividend income”). In addition, the U.S. federal tax status of each calendar year’s distributions generally will be reported to the IRS . Distributions may also be subject to additional state, local, and foreign taxes depending on a U.S. stockholder’s particular situation. Dividends distributed by us generally are not expected to be eligible for the corporate dividends-received deduction or the preferential rate applicable to “qualified dividend income.” The Code requires reporting of adjusted cost basis information for covered securities, which generally include shares of our stock, acquired after January 1, 2012, to the IRS and to taxpayers. U.S. stockholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include interest and taxable distributions and deemed distributions paid with respect to the Convertible Notes and our common stock, and net gain attributable to the disposition of the Convertible Notes and our common stock (in each case, unless such Notes or common stock is held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such distributions or net gain.

Under applicable Treasury regulations, if a U.S. Holder recognizes a loss with respect to the Convertible Notes or our common stock of $2 million or more for a non-corporate U.S. holder or $10 million or more for a corporate U.S. holder in any single taxable year (or a greater loss over a combination of years), the U.S. Holder may be required to file with the IRS a disclosure statement on Form 8886. Direct owners of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, U.S. holders of shares in a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. Holders of most or all RICs. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether a taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. Holders of the Convertible Notes or shares of our common stock should consult their own tax advisers to determine the applicability of these Treasury regulations in light of their individual circumstances.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan through which all distributions are paid to our common stockholders in the form of additional shares of our common stock, unless a stockholder elects to receive cash in accordance with the terms of the plan. See “Distribution Policy” incorporated by reference from our most recent Annual Report on Form 10-K. Any distributions made to a U.S. stockholder that are reinvested under the plan will nevertheless remain generally taxable to the U.S. stockholder. A U.S. stockholder will have an adjusted tax basis in the additional shares of our common stock purchased through the plan equal to the amount of the reinvested distribution. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to a U.S. stockholder’s account.

Taxation of Non-U.S. Stockholders

The following discussion applies only to Non-U.S. Holders of our common stock. A “Non-U.S. stockholder” is a beneficial owner of shares of our common stock that is not a U.S. stockholder or a partnership (including an entity treated as a partnership) for U.S. federal income tax purposes. Non-U.S. holders of our common stock should read “—Certain Additional Tax Considerations Applicable to Holders of Convertible Notes or Common Stock” below.

Whether an investment in the shares is appropriate for a Non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares by a Non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisors before investing in our common stock.

Except as described below, distributions treated as dividends for federal income tax purposes paid by us to a Non-U.S. stockholder are generally subject to withholding of U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) even if they are funded by income or gains (such as portfolio interest, short-term capital gains, or foreign-source dividend and interest income) that, if paid to a Non-U.S. stockholder directly, would not be subject to withholding. If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if an income tax treaty applies, attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States), we will not be required to withhold federal income tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to federal income tax at the rates applicable to U.S. stockholders. (Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.)

Certain properly reported dividends are generally exempt from withholding of U.S. federal income tax where they are paid in respect of our (i) “qualified net interest income” (generally, our U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we or the Non-U.S. holder of our common stock are at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for such taxable year), and certain other requirements are satisfied.

No assurance can be given as to whether any of our distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be reported as such by us. In particular, this exemption will not apply to our distributions paid in respect of our non-U.S. source interest income or our dividend income (or any other type of income other than generally our non-contingent U.S.-source interest income received from unrelated obligors and our qualified short-term capital gains). In the case of our common stock held through an intermediary, the intermediary may withhold U.S. federal income tax even if we report the payment as having been derived from qualified net interest income or qualified short-term capital gain.

Actual or deemed distributions of our net capital gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale of our common stock, will not be subject to U.S. federal withholding tax and generally will not be subject to U.S. federal income tax unless (a) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States), in which case the distributions or gains will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. Holders of our common stock generally, or (b) in the case of U.S. Holder who is an individual who has been present in the United States for a period or periods aggregating 183 days or more during the taxable year and satisfied certain other conditions, in which case, except as otherwise provided by an applicable income tax treaty, the distributions or gains, which may be offset by certain U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident alien under the Code.

If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a federal income tax return even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a federal income tax return. For a corporate Non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty). Accordingly, investment in the shares may not be appropriate for a Non-U.S. stockholder.

A Non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of federal income tax, may be subject to information reporting and backup withholding of federal income tax on dividends unless the Non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or W-8BEN-E (or an acceptable substitute or successor form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.

Non-U.S. persons should consult their own tax advisors with respect to the United States federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan through which all distributions are paid to our common stockholders in the form of additional shares of our common stock, unless a stockholder elects to receive cash in accordance with the terms of the plan. See “Distribution Policy” incorporated by reference from our most recent Annual Report on Form 10-K. Any distributions made to a Non-U.S. stockholder that are reinvested under the plan will be treated as a distribution equal to the fair market value of the shares distributed through the plan. If the distribution is a distribution of our investment company taxable income and is not effectively connected with a U.S. trade or business of a Non-U.S. stockholder (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment of the Non-U.S. stockholder), the amount distributed (to the extent of our current or accumulated earnings and profits) generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) and, thereafter, only the net after-tax amount will be reinvested in our common stock. If the distribution is effectively connected with a U.S. trade or business of a Non-U.S. stockholder (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. stockholder), the full amount of the distribution generally will be reinvested in our common stock and will nevertheless be subject to U.S. federal income tax at the ordinary income rates applicable to U.S. persons. A Non-U.S. stockholder will have an adjusted tax basis in the additional shares of our common stock purchased through the plan equal to the total dollar amount treated as a distribution for U.S. federal income tax purposes. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to a Non-U.S. stockholder’s account.

Certain Additional Tax Considerations Applicable to Holders of Convertible Notes or Common Stock

Information Reporting and Backup Withholding

U.S. Holders of the Convertible Notes or shares of our common stock. Information returns will generally be filed with the IRS in connection with payments on the Convertible Notes or our common stock and the proceeds from a sale or other disposition of the Convertible Notes or shares of our common stock. The relevant withholding agent may be required to withhold U.S. federal income tax (“backup withholding”), at a current rate of 24%, from any such payments to a U.S. Holder of the Convertible Notes or shares of our common stock (other than a corporation, a financial institution or a holder of the Convertible Notes or our commons stock that otherwise qualifies for an exemption) (1) that fails to provide a correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish that such holder is exempt from backup withholding or (2) with respect to whom the IRS notifies the withholding agent that such holder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Backup withholding is not an additional tax, and any amount withheld under the backup withholding rules is allowed as a credit against the U.S. Holder’s U.S. federal income tax liability or as a refund, provided that proper information is timely provided to the IRS.

Non-U.S. Holders of the Convertible Notes or shares of our common stock. Generally, we must report to the IRS and to Non-U.S. Holders the amount of interest and dividends paid to the Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty or agreement.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest or dividends if the Non-U.S. Holder has either (a) provided its name and address, and certifies, under penalties of perjury, to the applicable withholding agent that it is not a U.S. person (which certification may be made on an IRS W-8BEN or W-8BEN-E (or successor form)) or (b) the Non-U.S. Holder holds the Convertible Notes through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury Regulations. A Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a Convertible Note or shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the Non-U.S. Holder otherwise establishes an exemption.

Withholding and Information Reporting on Foreign Financial Accounts.

Under the Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code and the related Treasury Regulations promulgated thereunder, the applicable withholding agent generally will be required to withhold 30% of any payments of interest on the Convertible Notes and dividends on our common stock paid to (i) a non-U.S. financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial non-U.S. entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. If payment of this FATCA withholding tax is made, Non-U.S. Holders of the Convertible Notes or our common stock that are otherwise eligible for an exemption from, or a reduction in, withholding of U.S. federal income taxes with respect to such interest, dividends or proceeds will be required to seek a credit or refund of such FATCA withholding tax from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Failure to Qualify as a Regulated Investment Company

If we fail to satisfy the 90% Income Test or any of the Diversification Tests for any taxable year, we may nevertheless continue to qualify as a RIC for such taxable year if certain relief provisions are applicable (which may, among other things, require us to pay certain corporate-level federal taxes or to dispose of certain assets).

If we were unable to qualify for treatment as a RIC and the foregoing relief provisions are not applicable, we would be subject to tax on all of our taxable income at the regular corporate rate. We would not be able to deduct distributions to stockholders, nor would they be required to be made. Such distributions would be taxable to our stockholders and provided certain holding period and other requirements were met, could qualify for treatment as “qualified dividend income” eligible for the reduced maximum rate to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate distributions generally would be eligible for the corporate dividends-received deduction with respect to distributions from our earnings and profits. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain.

To requalify as a RIC in a subsequent taxable year, we would be required to satisfy the RIC qualification requirements for that taxable year and dispose of any earnings and profits from any taxable year in which we failed to qualify as a RIC. Subject to a limited exception applicable to RICs that qualified as such under Subchapter M of the Code for at least one taxable year prior to disqualification and that requalify as a RIC no later than the second taxable year following the nonqualifying taxable year, we could be subject to tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized within the subsequent five taxable years, unless we made a special election to pay corporate-level tax on such built-in gain at the time of our requalification as a RIC. We may decide to be subject to tax as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular taxable year would be in our best interests.

PLAN OF DISTRIBUTION

We have entered into a notepurchase agreement directly with the Investors in connection with this offering. We negotiated the price for the securities offered in this offering with the Investors.  We are not using a placement agent in connection with this offering. The offering is expected to close on or about September 4, 2025, subject to customary closing conditions.

We estimate that the net proceeds from the sale of the Notes offered under this prospectus supplement will be approximately $36.4 million, after deducting estimated offering expenses payable by us. We estimate the total offering expenses in this offering that will be payable by us will be $0.2 million which include legal, accounting, securities issuance and printing costs.

Our obligation to issue common stock upon conversion of the 2030 Notes is subject to the terms and conditions set forth in the NPA.

LEGAL MATTERS

Certain legal matters regarding the 2030 Notes offered by this prospectus supplement and the validity of the shares of common stock issuable upon the conversion of the 2030 Notes will be passed upon for us by Dechert LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Horizon Technology Finance Corporation as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024 incorporated in this prospectus supplement by reference from the Horizon Technology Finance Corporation Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus supplement and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

This prospectus supplement is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus supplement. However, information “furnished” by us under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed “filed” is not incorporated by reference:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025;
●	our Quarterly reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on April 29, 2025 and August 7, 2025 respectively;
●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2025, as amended by the Amendment to Proxy Statement filed with the SEC on May 15, 2025;
●

our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 21, 2025, March 4, 2025, March 31, 2025, April 28, 2025, April 29, 2025, May 15, 2025, May 27, 2025, June 5, 2025, June 9, 2025, August 7, 2025, August 8, 2025 and August 14, 2025; and

●

The description of our common stock referenced in our Registration Statement on Form N-2 (No. 333-165570), as filed with the SEC on March 19, 2010, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

These documents may also be accessed on our website at www.horizontechfinance.com. Information contained in, or accessible through, our website is not part of this prospectus supplement.

You may request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing or calling Investor Relations at the following address and telephone number.

Horizon Technology Finance Corporation
312 Farmington Avenue
Farmington, Connecticut 06032
(860) 676-8654

AVAILABLE INFORMATION

We have filed with the SEC a universal shelf registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our Convertible Notes offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and our Convertible Notes being offered by this prospectus supplement and the accompanying prospectus.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov. We maintain a website at www.horizontechfinance.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. This information is also available, free of charge, by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032, Attention: Investor Relations, or by calling us collect at (860) 676-8654. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

$500,000,000

Horizon Technology Finance Corporation

Common Stock
Preferred Stock
Subscription Rights
Debt Securities
Warrants

We are a non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). We are externally managed by Horizon Technology Finance Management LLC, a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Our investment objective is to maximize our investment portfolio’s total return by generating current income from the debt investments we make and capital appreciation from the warrants we receive when making such debt investments. We make secured debt investments to development-stage companies in the technology, life science, healthcare information and services and sustainability industries.

We may offer, from time to time, in one or more offerings or series, together or separately, up to $500,000,000 of our common stock, preferred stock, subscription rights, debt securities or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, which we refer to, collectively, as the “securities.”

We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus. In the event we offer common stock or warrants or rights to acquire such common stock hereunder, the offering price per share of our common stock less any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with the exercise of certain warrants, options or rights whose issuance has been approved by our stockholders at an exercise or conversion price not less than the market value of our common stock at the date of issuance (or, if no such market value exists, the net asset value per share of our common stock as of such date); (2) to the extent such an offer or sale is approved by our stockholders and by our board of directors (our “Board”); or (3) under such other circumstances as may be permitted under the 1940 Act or by the Securities and Exchange Commission (the “SEC”).

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “HRZN”. In addition, our 4.875% Notes due 2026 trade on the New York Stock Exchange under the ticker symbol “HTFB”, and our 6.25% Notes due 2027 trade on the New York Stock Exchange under the ticker symbol “HTFC”. On June 5, 2024, the last reported sale price of a share of our common stock on Nasdaq was $11.92. The net asset value per share of our common stock at March 31, 2024 (the last date prior to the date of this prospectus on which we determined net asset value) was $9.64.

Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value. If our shares trade at a discount to net asset value, it may increase the risk of loss for purchasers in an offering made pursuant to this prospectus or any related prospectus supplement. You should review carefully the risks and uncertainties, including the risk of leverage and dilution, described in the section titled “Risk Factors” beginning on page 13 of this prospectus or otherwise incorporated by reference herein and included in, or incorporated by reference into, the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus before investing in our securities.

This prospectus and any accompanying prospectus supplement contain important information you should know before investing in our securities and should be retained for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the SEC. We maintain a website at www.horizontechfinance.com and intend to make all of the foregoing information available, free of charge, on or through our website. You may also obtain such information by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032, or by calling us collect at (860) 676-8654. The SEC maintains a website at www.sec.gov where such information is available without charge. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.

The individual securities in which we invest will not be rated by any rating agency. If they were, they would be rated as below investment grade or “junk.” Indebtedness of below investment grade quality has predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 20, 2024

You should rely only on the information contained in this prospectus or any accompanying supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate. You should assume that the information in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition and prospects may have changed since that date. We will update this prospectus to reflect material changes to the information contained herein.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, using the “shelf” registration process. Under the shelf registration process, we may offer, from time to time, up to $500,000,000 of our common stock, preferred stock, subscription rights, debt securities or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities on terms to be determined at the time of the offering.

This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. In a prospectus supplement or free writing prospectus, we may also add, update, or change any of the information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplement, any related free writing prospectus, and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, will include all material information relating to the applicable offering. Before buying any of the securities being offered, please carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectus and the documents incorporated by reference into this prospectus and any accompanying prospectus supplement.

This prospectus may contain estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and other third-party reports. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described or referenced in the section titled “Risk Factors,” that could cause results to differ materially from those expressed in these publications and reports.

This prospectus includes summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section titled “Available Information.”

You should rely only on the information included or incorporated by reference into this prospectus, any prospectus supplement or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not authorized any dealer, salesperson or other person to provide you with different information or to make representations as to matters not stated in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by us or on our behalf or to which we have referred you do not constitute an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. You should not assume that the information included or incorporated by reference into this prospectus, in any accompanying prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Our financial condition, results of operations and prospects may have changed since any such date. To the extent required by law, we will amend or supplement the information contained or incorporated by reference into this prospectus and any accompanying prospectus supplement to reflect any material changes to such information subsequent to the date of the prospectus and any accompanying prospectus supplement and prior to the completion of any offering pursuant to the prospectus and any accompanying prospectus supplement.

PROSPECTUS SUMMARY

This summary highlights some of the information included elsewhere in this prospectus or incorporated by reference. It is not complete and may not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement, and any related free writing prospectus, including the risks of investing in our securities discussed in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus and the applicable prospectus supplement. Before making your investment decision, you should also carefully read the information incorporated by reference into this prospectus, including our financial statements and related notes, and the exhibits to the registration statement of which this prospectus is a part. Any yield information contained or incorporated by reference into this prospectus related to investments in our investment portfolio is not intended to approximate a return on your investment in us and does not take into account other aspects of our business, including our operating and other expenses, or other costs incurred by you in connection with your investment in us.

In this prospectus, except where the context suggests otherwise, the terms:

•	“we,” “us,” “our,” “the Company” and “Horizon Technology Finance” refer to Horizon Technology Finance Corporation, a Delaware corporation, and its consolidated subsidiaries;
•	The “Advisor” and the “Administrator” refer to Horizon Technology Finance Management LLC, a Delaware limited liability company;
•	“Key” refers to KeyBank National Association and “Key Facility” refers to the revolving credit facility with Key;
•

“NYL Noteholders” refers to several entities owned or affiliated with New York Life Insurance Company and “NYL Facility” refers to the credit facility where the notes are issued to the NYL Noteholders;

•	“Credit Facilities” refers to collectively the Key Facility and the NYL Facility;
•	“2026 Notes” refers to the $57.5 million aggregate principal amount of our 4.875% unsecured notes due 2026, which were issued by us in March 2021;
•	“2027 Notes” refers to the $57.7 million aggregate principal amount of our 6.25% unsecured notes due 2027, which were issued by us on June 15, 2022 and July 11, 2022;
•	“Debt Securities” means the 2026 Notes and the 2027 Notes, collectively;
•	“2019-1 Securitization” refers to the $160.0 million securitization of secured loans we completed on August 13, 2019;
•

“2019 Asset-Backed Notes” refers to $100.0 million in aggregate principal amount of fixed rate asset-backed notes that were issued in conjunction with the 2019‑1 Securitization and redeemed by us on November 22, 2023;

•	“2022-1 Securitization” refers to the $157.8 million securitization of secured loans we completed on November 9, 2022; and
•

“2022 Asset-Backed Notes” (collectively with the 2019 Asset-Backed Notes, the “Asset-Backed Notes”) refers to $100.00 million in aggregate principal amount of fixed rate asset-backed notes that were issued in conjunction with the 2022-1 Securitization.

Our company

We are a specialty finance company that lends to and invests in development-stage companies in the technology, life science, healthcare information and services and sustainability industries, which we refer to as our “Target Industries.” Our investment objective is to maximize our investment portfolio’s total return by generating current income from the debt investments we make and capital appreciation from the warrants we receive when making such debt investments. We are focused on making secured debt investments, which we refer to as “Venture Loans,” to venture capital and private equity backed companies and publicly traded companies in our Target Industries, which we refer to as “Venture Lending.” Our debt investments are typically secured by first liens or first liens behind a secured revolving line of credit, or collectively, “Senior Term Loans.” Venture Lending is typically characterized by (1) the making of a secured debt investment after a venture capital or equity investment in the portfolio company has been made, which investment provides a source of cash to fund the portfolio company’s debt service obligations under the Venture Loan, (2) the senior priority of the Venture Loan which requires repayment of the Venture Loan prior to the equity investors realizing a return on their capital, (3) the amortization of the Venture Loan and (4) the lender’s receipt of warrants or other success fees with the making of the Venture Loan.

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for U.S. federal income tax purposes, we have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. As a BDC, we are required to comply with regulatory requirements, including limitations on our use of debt. We are permitted to, and expect to, finance our investments through borrowings. Under Section 61(a)(2) of the 1940 Act we have received approval from our stockholders to reduce our asset coverage requirement from 200% to 150%. The amount of leverage that we may employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. As a RIC, we generally are not subject to pay corporate-level income taxes on our investment company taxable income, determined without regard to any deductions for dividends paid, and our net capital gain that we distribute as dividends for U.S. federal income tax purposes to our stockholders as long as we meet certain source-of-income, distribution, asset diversification and other requirements.

We are externally managed and advised by our Advisor. Our Advisor manages our day-to-day operations and also provides all administrative services necessary for us to operate.

Our advisor

Our investment activities are managed by our Advisor, and we expect to continue to benefit from our Advisor’s ability to identify attractive investment opportunities, conduct diligence on and value prospective investments, negotiate investments and manage our portfolio of investments. In addition to the experience gained from the years that they have worked together both at our Advisor and prior to the formation of our Advisor, the members of our investment team have broad lending backgrounds, with substantial experience at a variety of commercial finance companies, technology banks and private debt funds, and have developed a broad network of contacts within the venture capital and private equity community. This network of contacts provides a principal source of investment opportunities.

Our Advisor is led by six senior managers including Robert D. Pomeroy, Jr., our Chief Executive Officer, Gerald A. Michaud, our President, Daniel R. Trolio, our Executive Vice President, Chief Financial Officer and Treasurer, John C. Bombara, our Executive Vice President, General Counsel, Chief Compliance Officer and Secretary, Daniel S. Devorsetz, our Executive Vice President, Chief Operating Officer and Chief Investment Officer and Diane Earle, our Senior Vice President and Chief Credit Officer.

Our strategy

Our investment objective is to maximize our investment portfolio’s total return by generating current income from the loans we make and capital appreciation from the warrants we receive when making such debt investments. To further implement our business strategy, we expect our Advisor to continue to employ the following core strategies:

•

Structured investments in the venture capital and private and public equity markets. We make loans to development-stage companies within our Target Industries typically in the form of secured loans. The secured debt structure provides a lower risk strategy, as compared to equity or unsecured debt investments, to participate in the emerging technology markets because the debt structures we typically utilize provide collateral against the downside risk of loss, provide return of capital in a much shorter timeframe through current-pay interest and amortization of principal and have a senior position to equity in the borrower’s capital structure in the case of insolvency, wind down or bankruptcy. Unlike venture capital and private equity investments, our investment returns and return of our capital do not require equity investment exits such as mergers and acquisitions or initial public offerings. Instead, we receive returns on our debt investments primarily through regularly scheduled payments of principal and interest and, if necessary, liquidation of the collateral supporting the debt investment upon a default. Only the potential gains from warrants depend upon equity investment exits.

•

“Enterprise value” lending. We and our Advisor take an enterprise value approach to structuring and underwriting loans. Enterprise value includes the implied valuation based upon recent equity capital invested as well as the intrinsic value of the applicable portfolio company’s particular technology, service or customer base. We secure our position against the enterprise value of each portfolio company through a lien on all of the assets of the portfolio company or through a lien on all assets of the portfolio company except its intellectual property, with a prohibition on any other party taking a lien on such intellectual property.

•

Creative products with attractive risk-adjusted pricing. Each of our existing and prospective portfolio companies has its own unique funding needs for the capital provided from the proceeds of our Venture Loans. These funding needs include funds for additional development “runways”, funds to hire or retain sales staff or funds to invest in research and development in order to reach important technical milestones in advance of raising additional equity. Our loans include current-pay interest, commitment fees, end-of-term payments, or ETPs, pre-payment fees, success fees and non-utilization fees. We believe we have developed pricing tools, structuring techniques and valuation metrics that satisfy our portfolio companies’ financing requirements while mitigating risk and maximizing returns on our investments.

•

Opportunity for enhanced returns. To enhance our debt investment portfolio returns, in addition to interest and fees, we frequently obtain warrants to purchase the equity of our portfolio companies as additional consideration for making debt investments. The warrants we obtain generally include a “cashless exercise” provision to allow us to exercise these rights without requiring us to make any additional cash investment. Obtaining warrants in our portfolio companies has allowed us to participate in the equity appreciation of our portfolio companies, which we expect will enable us to generate additional returns for our investors.

•

Direct origination. We originate transactions directly with technology, life science, healthcare information and services and sustainability companies. These transactions are referred to our Advisor from a number of sources, including referrals from, or direct solicitation of, venture capital and private equity firms, portfolio company management teams, legal firms, accounting firms, investment banks, portfolio company advisors and other lenders that represent companies within our Target Industries. Our Advisor has been the sole or lead originator in substantially all transactions in which the funds it manages have invested.

•

Disciplined and balanced underwriting and portfolio management. We use a disciplined underwriting process that includes obtaining information validation from multiple sources, extensive knowledge of our Target Industries, comparable industry valuation metrics and sophisticated financial analysis related to development-stage companies. Our Advisor’s due diligence on investment prospects includes obtaining and evaluating information on the prospective portfolio company’s technology, market opportunity, management team, fund raising history, investor support, valuation considerations, financial condition and projections. We seek to balance our investment portfolio to reduce the risk of down market cycles associated with any particular industry or sector, development-stage or geographic area by quarterly reviewing each criteria and, in the event there is an overconcentration, seeking investment opportunities to reduce such overconcentration. Our Advisor employs a “hands on” approach to portfolio management, requiring private portfolio companies to provide monthly financial information and to participate in regular updates on performance and future plans. For public companies, our Advisor typically relies on publicly reported quarterly financials.

•

Use of leverage. We use leverage to increase returns on equity through our Credit Facilities, through our 2026 Notes, our 2027 Notes and through our 2022-1 Securitization. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and capital resources” in our Annual Report on Form 10-K for additional information about our use of leverage. In addition, we may issue additional debt securities or preferred stock in one or more series in the future.

Market opportunity

We focus our investments primarily in our Target Industries. The technology sectors we focus on include communications, networking, data storage, software, cloud computing, semiconductor, internet and media and consumer-related technologies. The life science sectors we focus on include biotechnology, drug discovery, drug delivery, bioinformatics and medical devices. The healthcare information and services sectors we focus on include diagnostics, electronic medical record services and software and other healthcare related services and technologies that improve efficiency and quality of administered healthcare. The sustainability sectors we focus on include alternative energy, power management, energy efficiency, green building materials and waste recycling. We refer to all of these companies as “technology-related” companies because the companies are developing or offering goods and services to businesses and consumers which utilize scientific knowledge, including techniques, skills, methods, devices and processes, to solve problems. We intend, under normal market conditions, to invest at least 80% of the value of our total assets in such companies.

We believe that Venture Lending has the potential to achieve enhanced returns that are attractive notwithstanding the high degree of risk associated with lending to development-stage companies. Potential benefits include:

•	interest rates that typically exceed rates that would be available to portfolio companies if they could borrow in traditional commercial financing transactions;
•	the debt investment support provided by cash proceeds from equity capital invested by venture capital and private equity firms or access to public equity markets to access capital;

•	amortization of principal;
•	senior ranking to equity and collateralization of debt investments to minimize potential loss of capital; and
•	potential equity appreciation through warrants.

We believe that Venture Lending also provides an attractive financing source for portfolio companies, their management teams and their equity capital investors, as it:

•	is typically less dilutive to the equity holders than additional equity financing;
•	extends the time period during which a portfolio company can operate before seeking additional equity capital or pursuing a sale transaction or other liquidity event; and
•	allows portfolio companies to better match cash sources with uses.

Competitive strengths

We believe that we, together with our Advisor, possess significant competitive strengths, which include the following:

•

Consistently execute commitments and close transactions.  Our Advisor and its senior management and investment professionals have an extensive track record of originating, underwriting and managing Venture Loans. Our Advisor and its predecessor have directly originated, underwritten and managed Venture Loans with an aggregate original principal amount over $2.8 billion to more than 325 companies since operations commenced in 2004.

•

Robust direct origination capabilities.  Our Advisor has significant experience originating Venture Loans in our Target Industries. This experience has given our Advisor a deep knowledge of our Target Industries and an extensive base of transaction sources and references.

•

Highly experienced and cohesive management team. Most of our Advisor’s senior management team of experienced professionals has been together since our inception. This consistency allows companies, their management teams and their investors to rely on consistent and predictable service, loan products and terms and underwriting standards.

•	Relationships with venture capital and private equity investors. Our Advisor has developed strong relationships with venture capital and private equity firms and their partners.
•	Well-known brand name. Our Advisor has originated Venture Loans to more than 325 companies in our Target Industries under the “Horizon Technology Finance” brand.

Our portfolio

From the commencement of operations of our predecessor on March 4, 2008 through March 31, 2024, we funded debt investments to 257 portfolio companies and invested approximately $2.4 billion in debt investments. As of March 31, 2024, our debt investment portfolio consisted of 54 debt investments with an aggregate fair value of $670.8 million. As of March 31, 2024, 87.0%, or $583.4 million, of our debt investment portfolio at fair value consisted of Senior Term Loans. As of March 31, 2024, 23.1%, or $155.2 million, of our total debt investment portfolio at fair value was held through our 2022-1 Securitization. As of March 31, 2024, our net assets were approximately $332.1 million, and all of our debt investments were secured by all or a portion of the tangible and intangible assets of the applicable portfolio company. The debt investments in our portfolio are generally not rated by any rating agency. If the individual debt investments in our portfolio were rated, they would be rated below “investment grade”. Debt investments that are unrated or rated below investment grade are sometimes referred to as “junk bonds” and have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

For the quarter ended March 31, 2024, our dollar-weighted annualized yield on average debt investments was 15.6%. We calculate the dollar-weighted yield on average debt investments for any period as (1) total investment income during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect our expenses or any sales load paid by investors.

For the quarter ended March 31, 2024, our investment portfolio had an overall total yield of 14.7%. We calculate the dollar-weighted annualized yield on average investment type for any period as (1) total related investment income during the period divided by (2) the average of the fair value of the investment type outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average investment type is higher than what investors will realize because it does not reflect our expenses or any sales load paid by investors.

As of March 31, 2024, our debt investments had a dollar-weighted average term of 51.0 months from inception and a dollar-weighted average remaining term of 33.0 months. As of March 31, 2024, substantially all of our debt investments had an original committed principal amount of between $3 million and $45 million, repayment terms of between 1 and 60 months and bore current pay interest at annual interest rates of between 9% and 16%.

For the quarter ended March 31, 2024, our total return based on market value was (11.2)%. Total return based on market value is calculated as (x) the sum of (i) the closing sales price of our common stock on the last day of the period plus (ii) the aggregate amount of distributions paid per share during the period, less (iii) the closing sales price of our common stock on the first day of the period, divided by (y) the closing sales price of our common stock on the first day of the period.

In addition to our debt investments, as of March 31, 2024, we held warrants to purchase stock, predominantly preferred stock, in 85 portfolio companies, equity positions in 14 portfolio companies and success fee arrangements in three portfolio companies.

See “Business” in Part I, Item 1 in our most recent Annual Report on Form 10-K for additional information about us.

Risk factors

Our business is subject to numerous risks, as described in the section titled “Risk Factors” in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus, including the section titled “Risk Factors” included in our most recent Annual Report on Form 10-K, in our most recent Quarterly Report on Form 10-Q, as well as in any of our subsequent SEC filings.

Company information

Our administrative and executive offices and those of our Advisor are located at 312 Farmington Avenue, Farmington, Connecticut 06032, and our telephone number is (860) 676-8654. Our corporate website is located at www.horizontechfinance.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.

OFFERINGS

We may offer, from time to time, up to $500,000,000 of our common stock, preferred stock, subscription rights, debt securities and/or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities on terms to be determined at the time of the offering. Any debt securities, preferred stock, warrants and subscription rights offered by means of this prospectus may be convertible or exchangeable into shares of our common stock, on terms to be determined at the time of the offering. We will offer our securities at prices and on terms to be set forth in one or more supplements to this prospectus and any related free writing prospectus.

We may offer our securities directly to one or more purchasers, including existing stockholders in a rights offering, through agents that we designate from time to time or to or through underwriters or dealers. The prospectus supplement relating to each offering will identify any agents or underwriters involved in the sale of our securities and will set forth any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of our securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of our securities.

Set forth below is additional information regarding offerings of our securities:

Use of proceeds

We intend to use the net proceeds from selling our securities to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus and for working capital and general corporate purposes.

Listing

Our common stock is traded on Nasdaq under the symbol “HRZN.” Our 2026 Notes trade on the New York Stock Exchange, or NYSE, under the ticker symbol “HTFB”, and our 2027 Notes trade on the NYSE under the ticker symbol “HTFC”.

Distributions

We intend to continue to pay monthly distributions to our stockholders out of assets legally available for distribution. Our distributions, if any, will be determined by our Board. Our ability to declare distributions depends on our earnings, our overall financial condition (including our liquidity position), maintenance of RIC status and such other factors as our Board may deem relevant from time to time.

To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, a portion of those distributions may be deemed to be a return of capital to our common stockholders for U.S. federal income tax purposes. Thus, the source of a distribution to our stockholders may be the original capital invested by the stockholder rather than our income or gains. Stockholders should read any written disclosure accompanying a distribution payment carefully and should not assume that the source of any distribution is our ordinary income or gains.

Taxation

We have elected to be treated as a RIC. Accordingly, we generally will not incur corporate-level income taxes on any investment company taxable income determined without regard to any deductions for dividends paid and net capital gains that we distribute as dividends for U.S. federal income tax purposes to our stockholders. To maintain RIC tax treatment, we must meet specified source-of-income and asset diversification requirements and distribute annually an amount generally equal to 90% of our investment company taxable income, determined without regard to any deduction for dividends paid.

Leverage

We borrow funds to make additional investments. We use this practice, which is known as “leverage,” to attempt to increase returns to our stockholders, but it involves significant risks. See “Risk Factors.” As of this prospectus, we are allowed to borrow amounts such that our asset coverage, as calculated pursuant to the 1940 Act, equals at least 150% after such borrowing (i.e., we are able to borrow up to two dollars for every dollar we have in assets less all liabilities and indebtedness not represented by senior securities issued by us). For more information, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A Risk Factors — General Risk Factors — We borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in us” in our most recent Annual Report on Form 10-K.

Trading at a discount

Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value. This risk is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our common stock will trade above, at or below net asset value.

Dividend Reinvestment Plan

We have adopted a DRIP for our stockholders. The dividend reinvestment plan is an “opt out” DRIP. As a result, distributions to our stockholders are automatically reinvested in additional shares of our common stock, unless a stockholder specifically “opts out” of the DRIP so as to receive cash distributions. Stockholders who receive distributions in the form of stock will generally be subject to the same federal, state and local tax consequences as stockholders who elect to receive their distributions in cash. See “Dividend Reinvestment Plan.”

Sales of common stock below net asset value

In the event we offer common stock or warrants or rights to acquire such common stock, the offering price per share of our common stock less any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with the exercise of certain warrants, options or rights whose issuance has been approved by our stockholders at an exercise or conversion price not less than the market value of our common stock at the date of issuance (or, if no such market value exists, the net asset value per share of our common stock as of such date); (2) to the extent such an offer or sale is approved by stockholders holding a majority of our outstanding securities and our Board; or (3) under such other circumstances as may be permitted under the 1940 Act or by the SEC. For purposes of (2) above, a “majority” of outstanding securities is defined in the 1940 Act as (i) 67% or more of the voting securities present or represented by proxy at a stockholders’ meeting if the holders of more than 50% of our outstanding voting securities are present or represented by proxy; or (ii) more than 50% of our outstanding voting securities, whichever is less.

Available information

We are required to file periodic reports, current reports, proxy statements and other information with the SEC. This information is available on the SEC’s website at www.sec.gov. You may also obtain such information by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032 or by calling us at (860) 676-8654. We intend to provide much of the same information on our website at www.horizontechfinance.com. Information contained on our website is not part of this prospectus or any prospectus supplement and should not be relied upon as such.

Incorporation of Certain Information by Reference

This prospectus is part of a registration statement that we have filed with the SEC. In accordance with the Small Business Credit Availability Act, or SBCAA, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that information. Any reports filed by us with the SEC subsequent to the date of this prospectus until we have sold all of the securities offered by this prospectus or the offering is otherwise terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” in this prospectus.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in the Company.

Stockholder Transaction Expenses
Sales Load (as a percentage of offering price)	—%	(1)
Offering Expenses (as a percentage of offering price)	—%	(2)
Dividend Reinvestment Plan Fees	—%	(3)
Total Stockholder Transaction Expenses (as a percentage of offering price)	—%

Annual Expenses (as a Percentage of Net Assets Attributable to Common Shares)(4)
Base Management Fees	3.90%	(5)
Incentive Fees Payable Under the Investment Management Agreement	1.93%	(6)
Interest Payments on Borrowed Funds	11.92%	(7)
Other Expenses (estimated for the current fiscal year)	1.69%	(8)
Total Annual Expenses	19.44%	(9)

(1)	In the event that securities to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus supplement will disclose the applicable sales load.
(2)

In the event that we conduct an offering of any of our securities, a corresponding prospectus supplement will disclose the estimated offering expenses because they will be ultimately borne by the stockholders.

(3)	The expenses associated with the DRIP are included in “Other Expenses” in the table. See “Dividend Reinvestment Plan.”
(4)

Net Assets Attributable to Common Stock equals estimated average net assets for the current fiscal year and is based on our net assets at March 31, 2024 and includes the net proceeds of the offering estimated to be received by the Company.

(5)

Our base management fee under the Investment Management Agreement is based on our gross assets, less cash and cash equivalents, which includes assets acquired using leverage, including any leverage disclosed in the accompanying prospectus, and is payable monthly in arrears. The management fee referenced in the table above is based on our gross assets, less cash and cash equivalents, of approximately $731.0 million as of March 31, 2024 and includes net proceeds of the offering, after the net proceeds have been invested in portfolio companies, and $75.0 million of assets estimated to be acquired in the current fiscal year using leverage. See Note 3 “Related Party Transactions-Investment Management Agreement” of our Consolidated Financial Statements in Part I, Item 1 of our most recent Quarterly Report on Form 10-Q.

(6)

Our incentive fee payable under the Investment Management Agreement consists of two parts:

The first part, which is payable quarterly in arrears, subject to a Fee Cap and Deferral Mechanism, equals 20% of the excess, if any, of our Pre-Incentive Fee Net Investment Income over a 1.75% quarterly (7% annualized) hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, our Advisor receives no incentive fee until our net investment income equals the hurdle rate of 1.75% but then receives, as a “catch-up,” 100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.1875%. The effect of this provision is that, if Pre-Incentive Fee Net Investment Income exceeds 2.1875% in any calendar quarter, our Advisor will receive 20% of our Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. The first part of the incentive fee is computed and paid on income that may include interest that is accrued but not yet received in cash.

The second part of the incentive fee equals 20% of our Incentive Fee Capital Gains, if any. Incentive Fee Capital Gains are our realized capital gains on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The second part of the incentive fee is payable, in arrears, at the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date). For a more detailed discussion of the calculation of this fee, see Note 3 “Related Party Transactions-Investment Management Agreement” of our Consolidated Financial Statements in Part I1, Item 1 of our most recent Quarterly Report on Form 10-Q.

The incentive payable to our Advisor represents our estimated annual expense incurred under the first part of the incentive fee payable under the Investment Management Agreement over the next twelve months. As of March 31, 2024, our cumulative realized capital gains and unrealized capital appreciation did not exceed our cumulative realized capital losses and unrealized capital depreciation. Given our strategy of investing primarily in Venture Loans, which are fixed-income assets, we believe it is unlikely that our cumulative realized capital gains and unrealized capital appreciation will exceed our cumulative realized capital losses and unrealized capital depreciation in the next twelve months. Consequently, we do not expect to incur any Incentive Fee Capital Gains during the next twelve months. As we cannot predict the occurrence of any capital gains from the portfolio, we have assumed no Incentive Fee Capital Gains.

(7)

Interest payments on borrowed funds represent our estimated annual interest payments on borrowed funds based on current debt levels as adjusted for projected increases in debt levels over the next twelve months. We may issue additional debt securities pursuant to the registration statement of which this prospectus supplement forms a part. In the event we were to issue additional debt securities, our borrowing costs, and correspondingly our total annual expenses, including, in the case of such preferred stock, our base management fee as a percentage of our net assets attributable to common stock, would increase.

(8)

“Other Expenses” includes our overhead expenses, including payments under the Administration Agreement, based on our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement. See Note 3 “Related Party Transactions- Administration Agreement” of our Consolidated Financial Statements in Part I, Item 1 of our most recent Quarterly Report on Form 10-Q. “Other expenses” also includes the ongoing administrative expenses to the independent accountants and legal counsel of the Company and compensation of independent directors. “Other Expenses” are based on estimated amounts to be incurred during the current fiscal year.

(9)

“Total Annual Expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage our net assets and increase our total assets. The SEC requires that the “Total Annual Expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and after taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above. In the event that shares to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus supplement will restate this example to reflect the applicable sales load and estimated offering expenses.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$180.36	$466.72	$676.35	$986.46

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or lesser than those shown.

While the example assumes, as required by the applicable rules of the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Management Agreement is unlikely to be significant assuming a 5% annual return and is not included in the example. This illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our distributions to our common stockholders and our expenses would likely be higher. If the 5% annual return were derived entirely from capital gains, you would pay expenses on a $1,000 investment of $172.60, $450.99, $659.24 and $978.30 over periods of one year, three years, five years and ten years, respectively. See “Item 1. Business - Investment Management Agreement - Examples of Incentive Fee Calculation” in our Annual Report on Form 10-K.

In addition, while the examples assume reinvestment of all dividends and other distributions at net asset value, participants in our DRIP receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the distribution. This price may be at, above or below net asset value. See “Dividend Reinvestment Plan” for additional information regarding our DRIP.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The information in “Item 8. Consolidated Financial Statements” of our annual report on Form 10-K for the year ended December 31, 2018 filed on March 5, 2019, “Item 8. Consolidated Financial Statements” of our most recent annual report on Form 10-K and “Part I - Consolidated Statements of Operations” of our most recent quarterly report on Form 10-Q is incorporated by reference herein.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks and uncertainties described in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and discussed in the section titled “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K and any subsequent filings we have made with the SEC that are incorporated by reference into this prospectus or any prospectus supplement, together with other information in this prospectus, the documents incorporated by reference into this prospectus or any prospectus supplement, and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, our NAV per share and the trading price of our common stock could decline, and you may lose part or all of your investment. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, contain forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. We undertake no obligation to revise or update any forward-looking statements but advise you to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	our future operating results, including the performance of our existing debt investments, warrants and other investments;

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	general economic and political trends and other external factors;

•	the relative and absolute investment performance and operations of our Advisor;

•	the impact of increased competition;

•	the impact of investments we intend to make and future acquisitions and divestitures;

•	the unfavorable resolution of legal proceedings;

•	our business prospects and the prospects of our portfolio companies;

•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•	our regulatory structure and tax status;

•	our ability to qualify and maintain qualification as a RIC and as a BDC;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the impact of interest rate volatility on our results, particularly if we use leverage as part of our investment strategy;

•	the ability of our portfolio companies to achieve their objectives;

•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or our Advisor;

•	our contractual arrangements and relationships with third parties;

•	our ability to access capital and any future financings by us;

•	the ability of our Advisor to attract and retain highly talented professionals; and

•	the impact of changes to tax legislation and, generally, our tax position.

This prospectus, and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “plan,” “potential,” “project,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including our annual reports on Form 10-K, registration statements on Form N-2, quarterly reports on Form 10-Q, current reports on Form 8-K and definitive proxy statements on Schedule 14A. Under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus or in the periodic reports we file under the Exchange Act.

USE OF PROCEEDS

Unless otherwise specified in any prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of our securities for investment in portfolio companies in accordance with our investment objective and strategies as described in this prospectus and for working capital and general corporate purposes. We may also use a portion of the net proceeds from the sale of our securities to repay amounts outstanding under the Credit Facilities. We may also use a portion of the net proceeds to redeem the 2026 Notes. The 2026 Notes bear interest at an annual rate of 4.875% and otherwise mature on March 30, 2026. We may also use a portion of the proceeds to redeem the 2027 Notes after they are subject to optional redemption on June 15, 2024. The 2027 Notes bear interest at an annual rate of 6.25% and otherwise mature on June 15, 2027. The supplement to this prospectus relating to an offering will more fully identify the use of proceeds from such offering. We estimate that it will take up to six months for us to substantially invest the net proceeds of any offering made pursuant to this prospectus, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurances that we will be able to achieve this goal.

Pending such use, we will invest the remaining net proceeds of this offering primarily in cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less from the date of investment. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. See “Business—Regulation—Temporary Investments” in Part I, Item 1 in our most recent Annual Report on Form 10-K for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on Nasdaq, under the symbol “HRZN”. The following table sets forth, for each fiscal quarter since January 1, 2022, the range of high and low closing sales price of our common stock, the premium or discount of the closing sales price to our NAV and the distributions declared per share by us.

		Closing Sales Price		Premium/ Discount of High Sales Price to	Premium/ Discount of Low Sales Price to	Distributions Declared Per
Period	NAV(1)	High	Low	NAV(2)	NAV(2)	Share(3)
Year ended December 31, 2024
Second Quarter(4)	$--	$11.92	$11.20	*	*	$0.33
First Quarter	$9.64	$13.63	$11.17	41.39%	15.87%	$0.38
Year ended December 31, 2023
Fourth Quarter	$9.71	$13.44	$10.86	38.41%	11.84%	$0.38
Third Quarter	$10.41	$13.27	$11.38	27.47%	9.32%	$0.33
Second Quarter	$11.07	$13.27	$10.99	19.87%	(0.72)%	$0.33
First Quarter	$11.34	$12.88	$10.74	13.58%	(5.29)%	$0.33
Year ended December 31, 2022
Fourth Quarter	$11.47	$13.39	$10.01	16.74%	(12.73)%	$0.38
Third Quarter	$11.66	$13.86	$9.86	18.87%	(15.44)%	$0.30
Second Quarter	$11.69	$14.30	$10.73	22.33%	(8.21)%	$0.30
First Quarter	$11.68	$16.41	$13.32	40.50%	14.04%	$0.30

(1)

NAV per share determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.
(3)

We have adopted an “opt out” DRIP for our common stockholders. As a result, if we declare a distribution, then stockholders’ cash distributions are automatically reinvested in additional shares of our common stock, unless they specifically opt out of the DRIP so as to receive cash distributions.

(4)	Through June 5, 2024.

The last reported price for our common stock on June 5, 2024 was $11.92 per share. Our NAV per share on March 31, 2024 (the last date prior to the date of this prospectus on which we determined NAV) was $9.64. The closing sales price of our shares on Nasdaq on March 28, 2024 (the last trading day before March 31, 2024) was $11.37, which represented a 17.95% premium to NAV per share. As of June 5, 2024, we had 21 stockholders of record, which did not include stockholders for whom shares are held in nominee or “street” name.

Shares of BDCs may trade at a market price that is less than the NAV that is attributable to those shares. The possibility that our shares of common stock will trade at a discount from NAV or at a premium that is unsustainable over the long term is separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether our shares will trade at, above or below NAV in the future.

Issuer Purchases of Equity Securities

On April 26, 2024, our Board extended a previously authorized stock repurchase plan which allows us to repurchase up to $5.0 million of our outstanding common stock. Unless extended by our Board, the repurchase program will expire on the earlier of June 30, 2025 and the repurchase of $5.0 million of common stock. The following table provides information regarding our purchases of our common stock for each quarter since the announcement of the stock repurchase plan through the quarter ended March 31, 2024:

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs
	(In thousands, except share and per share data)
October 1, 2015 through December 31, 2015	113,382	$11.53	113,382	$3,693
January 1, 2016 through March 31, 2016	—	$—	—	$3,693
April 1, 2016 through June 30, 2016	—	$—	—	$3,693
July 1, 2016 through September 30, 2016	1,319	$11.54	1,319	$3,678
October 1, 2016 through December 31, 2016	46,841	$10.63	46,841	$3,180
January 1, 2017 through March 31, 2017	—	$—	—	$3,180
April 1, 2017 through June 30, 2017	—	$—	—	$3,180
July 1, 2017 through September 30, 2017	5,923	$9.97	5,923	$3,121
October 1, 2017 through December 31, 2017	—	$—	—	$3,121
January 1, 2018 through March 31, 2018	—	$—	—	$3,121
April 1, 2018 through June 30, 2018	—	$—	—	$3,121
July 1, 2018 through September 30, 2018	—	$—	—	$3,121
October 1, 2018 through December 31, 2018	—	$—	—	$3,121
January 1, 2019 through March 31, 2019	—	$—	—	$3,121
April 1, 2019 through June 30, 2019	—	$—	—	$3,121
July 1, 2019 through September 30, 2019	—	$—	—	$3,121
October 1, 2019 through December 31, 2019	—	$—	—	$3,121
January 1, 2020 through March 31, 2020	—	$—	—	$3,121
April 1, 2020 through June 30, 2020	—	$—	—	$3,121
July 1, 2020 through September 30, 2020	—	$—	—	$3,121
October 1, 2020 through December 31, 2020	—	$—	—	$3,121
January 1, 2021 through March 31, 2021	—	$—	—	$3,121
April 1, 2021 through June 30, 2021	—	$—	—	$3,121
July 1, 2021 through September 30, 2021	—	$—	—	$3,121
October 1, 2021 through December 31, 2021	—	$—	—	$3,121
January 1, 2022 through March 31, 2022	—	$—	—	$3,121
April 1, 2022 through June 30, 2022	—	$—	—	$3,121
July 1, 2022 through September 30, 2022	—	$—	—	$3,121
October 1, 2022 through December 31, 2022	—	$—	—	$3,121
January 1, 2023 through March 31, 2023	—	$—	—	$3,121
April 1, 2023 through June 30, 2023	—	$—	—	$3,121
July 1, 2023 through September 30, 2023	—	$—	—	$3,121
October 1, 2023 through December 31, 2023	—	$—	—	$3,121
January 1, 2024 through March 31, 2024	—	$—	—	$3,121
Total	167,465	$11.22	167,465

Any shares repurchased by us may have the effect of maintaining the market price of our common stock or retarding a decline in the market price of the common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. In addition, as any shares repurchased pursuant to the stock repurchase plan will be purchased at a price below the net asset value per share as reported in our most recent financial statements, share repurchases may have the effect of increasing our net asset value per share.

Distributions

We intend to continue making monthly distributions to our stockholders. The timing and amount of our monthly distributions, if any, is determined by our Board. Any distributions to our stockholders are declared out of assets legally available for distribution. We monitor available net investment income to determine if a tax return of capital may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, a portion of those distributions may be considered a return of capital to our common stockholders for U.S. federal income tax purposes. Thus, the source of distribution to our stockholders may be the original capital invested by the stockholder rather than our income or gains. Stockholders should read any written disclosure accompanying a distribution payment carefully and should not assume that the source of any distribution is our ordinary income or gains.

In order to qualify to be subject to tax as a RIC, we must meet certain source-of-income, asset diversification and annual distribution requirements. Generally, in order to qualify as a RIC, we must derive at least 90% of our gross income during each tax year from dividends, interest, payments with respect to certain securities, loans, gains from the sale or other disposition of stock, securities or foreign currencies, or other income derived with respect to our business of investing in stock or other securities. We must also meet certain asset diversification requirements at the end of each quarter of each tax year. Failure to meet these diversification requirements on the last day of a quarter may result in us having to dispose of certain investments quickly in order to prevent the loss of RIC status. Any such dispositions could be made at disadvantageous prices or times, and may cause us to incur substantial losses.

In addition, in order to be eligible for the special tax treatment accorded to RICs and to avoid the imposition of corporate level tax on the income and gains we distribute to our stockholders, each tax year we are required under the Code to distribute as dividends of an amount generally at least 90% of our investment company taxable income, determined without regard to any deduction for dividends paid to our stockholders. We refer to such amount as the Annual Distribution Requirement. Additionally, we must distribute, in respect of each calendar year, dividends of an amount generally at least equal to the sum of 98% of our calendar year net ordinary income (taking into account certain deferrals and elections); 98.2% of our capital gain net income (adjusted for certain ordinary losses) for the one year period ending on October 31 of such calendar year; and any net ordinary income or capital gain net income for preceding years that was not distributed during such years and on which we previously did not incur any U.S. federal income tax in order to avoid the imposition of a 4% U.S. federal excise tax. If we fail to qualify as a RIC for any reason and become subject to corporate income tax, the resulting corporate income taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions. Such a failure would have a material adverse effect on us and our stockholders. In addition, we could be required to recognize unrealized gains, incur substantial taxes and interest and make substantial distributions in order to re-qualify as a RIC. We cannot assure stockholders that they will receive any distributions.

Depending on the level of taxable income earned in a tax year, we may choose to carry forward taxable income in excess of current year distributions into the next tax year and pay a 4% U.S. federal excise tax on such undistributed income. Distributions of any such carryover taxable income must be made through a distribution declared as of the earlier of the filing date of the corporate income tax return related to the tax year in which such taxable income was generated or the 15th day of the ninth month following the end of such tax year, in order to count towards the satisfaction of the Annual Distribution Requirement for the tax year in which such taxable income was generated. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we may be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings. See “Material U.S. Federal Income Tax Considerations.”

We have adopted an “opt out” DRIP for our common stockholders. As a result, if we make a distribution, then stockholders’ cash distributions are automatically reinvested in additional shares of our common stock, unless they specifically opt out of the DRIP. If a stockholder opts out, that stockholder receives cash distributions. Although distributions paid in the form of additional shares of common stock are generally subject to U.S. federal, state and local taxes, stockholders participating in our DRIP do not receive any corresponding cash distributions with which to pay any such applicable taxes. We may use newly issued shares to implement the DRIP, or we may purchase shares in the open market in connection with our obligations under the DRIP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our most recent Annual Report on Form 10-K and in Part 1, Item 2 of our most recent Quarterly Report on Form 10-Q is incorporated herein by reference.

SENIOR SECURITIES

Information about our senior securities is shown in the following table as of March 31, 2024 and December 31, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015, and 2014. The information as of December 31, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015, and 2014 was included in or derived from our consolidated financial statements for the year ended December 31, 2023, which were audited by RSM US LLP, our independent registered public accounting firm. This information about our senior securities should be read in conjunction with our audited consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Involuntary Liquidation Preference per Unit(3)	Average Market Value per Unit(4)
	(in thousands, except unit data)
Credit facilities
2024 (March 31)	$241,000	$3,270	-	N/A
2023	$251,000	$3,147	-	N/A
2022	$181,750	$4,169	-	N/A
2021	$132,250	$3,823	-	N/A
2020	$50,250	$7,965	-	N/A
2019	$17,000	$19,908	-	N/A
2018	$90,500	$2,896	-	N/A
2017	$58,000	$3,973	-	N/A
2016	$63,000	$3,733	-	N/A
2015	$68,000	$4,048	-	N/A
2014	$10,000	$22,000	-	N/A
2027 Notes
2024 (March 31)	$57,500	$13,706	-	$24.35
2023	$57,500	$13,739	-	$24.26
2022	$57,500	$13,179	-	$24.09
2021	-	-	-	-
2020	-	-	-	-
2019	-	-	-	-
2018	-	-	-	-
2017	-	-	-	-
2016	-	-	-	-
2015	-	-	-	-
2014	-	-	-	-
2026 Notes
2024 (March 31)	$57,500	$13,706	-	$24.18
2023	$57,500	$13,739	-	$23.75
2022	$57,500	$13,179	-	$24.45
2021	$57,500	$8,793	-	$25.90
2020	-	-	-	-
2019	-	-	-	-
2018	-	-	-	-
2017	-	-	-	-
2016	-	-	-	-
2015	-	-	-	-
2014	-	-	-	-
2022 Notes
2024 (March 31)	-	-	-	-
2023	-	-	-	-
2022	-	-	-	-
2021	-	-	-	-
2020	$37,375	$10,708	-	$24.60
2019	$37,375	$9,055	-	$25.53
2018	$37,375	$7,014	-	$25.52
2017	$37,375	$6,166	-	$25.66
2016	-	-	-	-
2015	-	-	-	-
2014	-	-	-	-
2019 Notes
2024 (March 31)	-	-	-	-
2023	-	-	-	-
2022	-	-	-	-
2021	-	-	-	-
2020	-	-	-	-
2019	-	-	-	-
2018	-	-	-	-
2017	-	-	-	-
2016	$33,000	$7,127	-	$25.42
2015	$33,000	$8,342	-	$25.26
2014	$33,000	$6,667	-	$25.64
2022-1 Securitization
2024 (March 31)	$100,000	$7,881	-	N/A
2023	$100,000	$7,900	-	N/A
2022	$100,000	$7,578	-	N/A
2021	-	-	-	-
2020	-	-	-	-
2019	-	-	-	-
2018	-	-	-	-
2017	-	-	-	-
2016	-	-	-	-
2015	-	-	-	-
2014	-	-	-	-
2019-1 Securitization
2024 (March 31)	-	-	-	N/A
2023	-	-	-	N/A
2022	$42,573	$17,799	-	N/A
2021	$70,500	$7,171	-	N/A
2020	$100,000	$4,002	-	N/A
2019	$100,000	$3,384	-	N/A
2018	-	-	-	-
2017	-	-	-	-
2016	-	-	-	-
2015	-	-	-	-
2014	-	-	-	-
2013-1 Securitization
2024 (March 31)	-	-	-	N/A
2023	-	-	-	N/A
2022	-	-	-	N/A
2021	-	-	-	N/A
2020	-	-	-	N/A
2019	-	-	-	N/A
2018	-	-	-	N/A
2017	-	-	-	N/A
2016	-	-	-	N/A
2015	$14,546	$18,926	-	N/A
2014	$38,753	$5,677	-	N/A
Total senior securities
2024 (March 31)	$456,000	$1,728	-	N/A
2023	$466,000	$1,695	-	N/A
2022	$439,323	$1,725	-	N/A
2021	$260,250	$1,943	-	N/A
2020	$187,625	$2,133	-	N/A
2019	$154,375	$2,192	-	N/A
2018	$127,875	$2,050	-	N/A
2017	$95,375	$2,416	-	N/A
2016	$96,000	$2,450	-	N/A
2015	$115,546	$2,383	-	N/A
2014	$81,753	$2,691	-	N/A

(1)	Total amount of senior securities outstanding at the end of the period presented.
(2)

Asset coverage per unit is the ratio of the original cost less accumulated depreciation, amortization or impairment of the Company’s total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.

(3)

The amount which the holder of such class of senior security would be entitled upon the voluntary liquidation of the applicable issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of securities.

(4)	Not applicable to the Company’s credit facilities, 2013-1 Securitization, 2019‑1 Securitization and 2022-1 Securitization because such securities are not registered for public trading.

BUSINESS

Please refer to “Business” in Part I, Item 1 of our most recent Annual Report on Form 10-K and “Legal Proceedings” in Part I, Item 3 of our most recent Annual Report on Form 10-K.

PORTFOLIO COMPANIES

The following table sets forth certain information as of March 31, 2024 for each portfolio company in which we had a debt, equity or other investment. Other than these investments, our only relationships with our portfolio companies involve the managerial assistance we may separately provide to our portfolio companies, such services being ancillary to our investments, and the board observer or participation rights we may receive in connection with our investment. Except as noted, we do not “control” our portfolio companies, each as defined in the 1940 Act. In general, under the 1940 Act, we would “control” a portfolio company if we owned more than 25% of its voting securities.

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)	Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
Non-Affiliate Investments
Non-Affiliate Debt Investments
Non-Affiliate Debt Investments — Life Science
Castle Creek Biosciences, Inc. (2)(11)	Biotechnology	Term Loan	13.25%	Prime	4.75%	9.55%	13.50%	5.50%	May 1, 2026	$5,000	$4,982	$4,982
405 Eagleview Boulevard Exton, PA 19341		Term Loan	13.25%	Prime	4.75%	9.55%	13.50%	5.50%	May 1, 2026	5,000	4,982	4,982
		Term Loan	13.25%	Prime	4.75%	9.55%	13.50%	5.50%	May 1, 2026	3,000	2,989	2,989
		Term Loan	13.25%	Prime	4.75%	9.55%	13.50%	5.50%	May 1, 2026	5,000	4,982	4,982
		Term Loan	13.25%	Prime	4.75%	9.55%	13.50%	5.50%	May 1, 2026	5,000	4,982	4,982
		Term Loan	13.25%	Prime	4.75%	9.55%	13.50%	5.50%	May 1, 2026	3,000	2,989	2,989
Emalex Biosciences, Inc. (2)(11)	Biotechnology	Term Loan	13.22%	Prime	4.72%	9.75%	-	5.00%	June 1, 2024	565	564	564
330 N. Wabash Avenue, Suite 3500 Chicago, IL 60611		Term Loan	13.22%	Prime	4.72%	9.75%	-	5.00%	June 1, 2024	565	564	564
		Term Loan	13.22%	Prime	4.72%	9.75%	-	5.00%	November 1, 2025	5,000	4,957	4,957
		Term Loan	13.22%	Prime	4.72%	9.75%	-	5.00%	May 1, 2026	5,000	4,958	4,958
Greenlight Biosciences, Inc. (2)(11)	Biotechnology	Term Loan	14.25%	Prime	5.75%	9.00%	-	3.00%	July 1, 2025	2,500	2,429	2,429
200 Boston Avenue Suite #3100 Medford, MA 02155		Term Loan	14.25%	Prime	5.75%	9.00%	-	3.00%	July 1, 2025	1,250	1,215	1,215
KSQ Therapeutics, Inc. (2)(11)	Biotechnology	Term Loan	13.25%	Prime	4.75%	8.50%	-	5.50%	May 1, 2027	6,250	6,204	6,204
4 Maguire Road Lexington, MA 02421		Term Loan	13.25%	Prime	4.75%	8.50%	-	5.50%	May 1, 2027	6,250	6,204	6,204
Native Microbials, Inc (2)(11)	Biotechnology	Term Loan	13.75%	Prime	5.25%	8.50%	-	5.00%	November 1, 2026	3,750	3,725	3,725
10255 Science Center Drive, #C2 San Diego, CA 92121		Term Loan	13.75%	Prime	5.25%	8.50%	-	5.00%	November 1, 2026	2,500	2,484	2,484
PDS Biotechnology Corporation (2)(5)(11)	Biotechnology	Term Loan	14.25%	Prime	5.75%	9.75%	-	3.75%	September 1, 2026	10,000	9,924	9,924
25B Vreeland Road, Suite 300 Florham Park, NJ 07932		Term Loan	14.25%	Prime	5.75%	9.75%	-	3.75%	September 1, 2026	3,750	3,722	3,722
		Term Loan	14.25%	Prime	5.75%	9.75%	-	3.75%	September 1, 2026	3,750	3,722	3,722
Provivi, Inc. (2)(11)	Biotechnology	Term Loan	13.86%	Prime	5.36%	9.50%	-	5.50%	December 1, 2024	4,667	4,603	4,327
1701 Colorado Ave Santa Monica, CA 90404		Term Loan	13.86%	Prime	5.36%	9.50%	-	5.50%	December 1, 2024	4,667	4,603	4,327
		Term Loan	13.86%	Prime	5.36%	9.50%	-	5.50%	December 1, 2024	2,333	2,295	2,158
		Term Loan	13.86%	Prime	5.36%	9.50%	-	5.50%	December 1, 2024	2,333	2,295	2,158
		Term Loan	13.86%	Prime	5.36%	9.50%	-	5.50%	December 1, 2024	2,333	2,293	2,156
		Term Loan	13.86%	Prime	5.36%	9.50%	-	5.50%	December 1, 2024	2,333	2,293	2,156
Stealth Biotherapeutics Inc. (2)(11)	Biotechnology	Term Loan	14.00%	Prime	5.50%	8.75%	-	6.00%	October 1, 2025	3,643	3,594	3,594
123 Highland Avenue, Suite 201 Needham, MA 02494		Term Loan	14.00%	Prime	5.50%	8.75%	-	6.00%	October 1, 2025	1,821	1,797	1,797
Tallac Therapeutics, Inc. (2)(11)	Biotechnology	Term Loan	12.75%	Prime	4.25%	12.25%	-	4.00%	August 1, 2027	2,500	2,232	2,232

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)	Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
866 Malcolm Road, Suite 100 Burlingame, CA 94010		Term Loan	12.75%	Prime	4.25%	12.25%	-	4.00%	August 1, 2027	2,500	2,462	2,462
Aerobiotix, LLC (2)(11)	Medical Device	Term Loan	9.00%	Fixed	-	-	-	18.00%	April 1, 2028	2,500	2,471	2,339
444 Alexandersville Road Miamisburg, OH 45342		Term Loan	9.00%	Fixed	-	-	-	18.00%	April 1, 2028	2,500	2,471	2,339
		Term Loan	9.00%	Fixed	-	-	-	18.00%	June 30, 2024	200	200	189
Candesant Biomedical, Inc. (2)(11)	Medical Device	Term Loan	12.00%	Prime	3.50%	11.50%	-	5.00%	September 1, 2027	5,000	4,764	4,764
3856 Bay Center Place Hayward, CA 94545		Term Loan	12.00%	Prime	3.50%	11.50%	-	5.00%	September 1, 2027	2,500	2,457	2,457
		Term Loan	12.00%	Prime	3.50%	11.50%	-	5.00%	September 1, 2027	2,500	2,457	2,457
Ceribell, Inc. (2)(11)	Medical Device	Term Loan	11.25%	Prime	2.75%	9.25%	-	4.00%	March 1, 2029	5,000	4,811	4,811
360 N Pastoria Avenue Sunnyvale, CA 94085		Term Loan	11.25%	Prime	2.75%	9.25%	-	4.00%	March 1, 2029	5,000	4,932	4,932
		Term Loan	11.25%	Prime	2.75%	9.25%	-	4.00%	March 1, 2029	4,000	3,946	3,946
Cognoa, Inc. (2)(11)	Medical Device	Term Loan	14.00%	Prime	5.50%	8.75%	-	6.00%	August 1, 2026	4,375	4,332	4,332
2185 Park Blvd. Palo Alto, CA 94306		Term Loan	14.00%	Prime	5.50%	8.75%	-	6.00%	August 1, 2026	2,188	2,166	2,166
Conventus Orthopaedics, Inc. (2)(11)	Medical Device	Term Loan	13.32%	Prime	4.82%	9.25%	-	10.36%	July 1, 2025	3,911	3,864	3,864
100 Witmer Road, Suite 280 Horsham, PA 19044		Term Loan	13.32%	Prime	4.82%	9.25%	-	10.36%	July 1, 2025	3,911	3,864	3,864
CSA Medical, Inc. (2)(11)	Medical Device	Term Loan	13.59%	Prime	5.09%	10.00%	-	5.00%	January 1, 2024	391	391	391
131 Hartwell Ave Lexington, MA 02421		Term Loan	13.59%	Prime	5.09%	10.00%	-	5.00%	March 1, 2024	533	533	533
MicroTransponder, Inc. (2)(11)	Medical Device	Term Loan	12.25%	Prime	3.75%	12.25%	-	3.50%	January 1, 2029	3,750	3,691	3,691
2802 Flintrock Trace, Suite 226 Austin, TX 78738		Term Loan	12.25%	Prime	3.75%	12.25%	-	3.50%	January 1, 2029	3,750	3,691	3,691
Scientia Vascular, Inc. (2)(11)	Medical Device	Term Loan	13.25%	Prime	4.75%	8.50%	-	5.00%	January 1, 2027	3,750	3,726	3,726
2460 S. 3270 W West Valley City, UT 84119		Term Loan	13.25%	Prime	4.75%	8.50%	-	5.00%	January 1, 2027	3,750	3,725	3,725
		Term Loan	13.75%	Prime	5.25%	9.00%	-	5.00%	January 1, 2027	5,000	4,949	4,949
		Term Loan	13.75%	Prime	5.25%	9.00%	-	5.00%	January 1, 2027	5,000	4,909	4,909
Sonex Health, Inc. (2)(11)	Medical Device	Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	September 1, 2027	2,500	2,475	2,475
950 Blue Gentian Rd., Suite 200 Eagan, MN 55121		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	September 1, 2027	2,500	2,475	2,475
		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	September 1, 2027	5,000	4,950	4,950
		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	September 1, 2027	5,000	4,950	4,950
		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	April 1, 2028	3,750	3,706	3,706
		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	April 1, 2028	3,750	3,706	3,706
		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	April 1, 2028	3,750	3,706	3,706
		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	April 1, 2028	3,750	3,706	3,706
Spineology, Inc. (2)(11)	Medical Device	Term Loan	15.50%	Prime	7.00%	10.25%	-	1.00%	October 1, 2025	5,000	4,981	4,981
7800 3rd Street North, Suite 600 Oakdale, MN 55128		Term Loan	15.50%	Prime	7.00%	10.25%	-	1.00%	April 1, 2026	2,500	2,491	2,491
Swift Health Systems Inc. (2)(11)	Medical Device	Term Loan	13.75%	Prime	5.25%	9.00%	-	5.00%	July 1, 2027	3,500	3,470	3,470
111 Academy, Suite 150 Irvine, CA 92617		Term Loan	13.75%	Prime	5.25%	9.00%	-	5.00%	July 1, 2027	3,500	3,470	3,470
		Term Loan	13.75%	Prime	5.25%	9.00%	-	5.00%	July 1, 2027	3,500	3,459	3,459
		Term Loan	13.75%	Prime	5.25%	9.00%	-	5.00%	July 1, 2027	3,500	3,459	3,459

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)		Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
Vero Biotech, Inc. (2)(11)	Medical Device	Term Loan	12.25%		Prime	3.75%	12.25%	-	4.00%	January 1, 2029	15,000	14,690	14,690
387 Technology Circle NW, Suite 125 Atlanta, GA 30313		Term Loan	12.25%		Prime	3.75%	12.25%	-	4.00%	January 1, 2029	10,000	9,793	9,793
		Term Loan	12.25%		Prime	3.75%	12.25%	-	4.00%	January 1, 2029	5,000	4,897	4,897
		Term Loan	12.25%		Prime	3.75%	12.25%	-	4.00%	January 1, 2029	2,500	2,449	2,449
Total Non-Affiliate Debt Investments — Life Science												256,228	254,853
Non-Affiliate Debt Investments — Sustainability
New Aerofarms, Inc. assignee of Aerofarms, Inc. (2)(11)(14)	Other Sustainability	Term Loan	15.25%		Prime	6.75%	10.00%	-	4.33%	December 1, 2026	3,750	3,695	3,695
1526 Cane Creek Parkway Ringgold, VA 24586		Term Loan	15.25%		Prime	6.75%	10.00%	-	4.33%	December 1, 2026	3,750	3,695	3,695
Nexii Building Solutions, Inc. (2)(11)(12)(13)(17)	Other Sustainability	Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	2.50%	March 31, 2024	8,759	8,431	2,477
200-1455 West Georgia Street Vancouver, British Columbia, Canada V6G 2T3		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	2.50%	March 31, 2024	8,759	8,229	2,418
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	2.50%	March 31, 2024	8,759	8,229	2,418
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	2.50%	March 31, 2024	5,840	5,480	1,610
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	2.50%	March 31, 2024	5,840	5,480	1,610
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	764	726	213
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	609	578	170
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	304	288	85
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	301	286	84
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	181	172	50
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	833	791	232
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	1,134	1,083	318
		Term Loan	15.50	% (10)	Fixed	-	-	-	-	April 30, 2024	418	397	117
		Term Loan	15.50	% (10)	Fixed	-	-	-	-	April 30, 2024	552	502	147
		Term Loan	15.50	% (10)	Fixed	-	-	-	-	April 30, 2024	411	405	119
		Term Loan	15.50	% (10)	Fixed	-	-	-	-	April 30, 2024	487	486	143
Soli Organic, Inc. (2)(11)	Other Sustainability	Term Loan	15.25%		Prime	6.75%	10.00%	-	2.75%	April 1, 2026	5,000	4,967	4,967
3156 North Valley Pike Harrisonburg, VA 22802		Term Loan	15.25%		Prime	6.75%	10.00%	-	2.75%	April 1, 2026	2,500	2,483	2,483
		Term Loan	15.25%		Prime	6.75%	10.00%	-	2.75%	May 1, 2026	5,000	4,964	4,964
		Term Loan	15.25%		Prime	6.75%	10.00%	-	2.75%	May 1, 2026	2,500	2,482	2,482
		Term Loan	14.00%		Prime	5.50%	11.75%	-	2.75%	December 1, 2026	5,000	4,942	4,942
		Term Loan	14.00%		Prime	5.50%	11.75%	-	2.75%	December 1, 2026	2,500	2,471	2,471
Temperpack Technologies, Inc. (2)(11)	Other Sustainability	Term Loan	15.25%		Prime	6.75%	10.00%	-	2.50%	April 1, 2028	3,750	3,697	3,697
4447 Carolina Avenue Richmond, VA 23222		Term Loan	15.25%		Prime	6.75%	10.00%	-	2.50%	April 1, 2028	3,750	3,697	3,697

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)	Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
		Term Loan	15.25%	Prime	6.75%	10.00%	-	2.50%	April 1, 2028	7,500	7,386	7,386
		Term Loan	15.25%	Prime	6.75%	10.00%	-	2.50%	April 1, 2028	3,750	3,693	3,693
		Term Loan	15.25%	Prime	6.75%	10.00%	-	2.50%	April 1, 2028	3,750	3,693	3,693
		Term Loan	14.50%	Prime	6.00%	10.00%	-	2.00%	January 1, 2029	4,500	4,448	4,448
		Term Loan	14.50%	Prime	6.00%	10.00%	-	2.00%	January 1, 2029	2,000	1,977	1,977
Total Non-Affiliate Debt Investments — Sustainability											99,853	70,501
Non-Affiliate Debt Investments — Technology
Axiom Space, Inc. (2)(11)	Communications	Term Loan	14.50%	Prime	6.00%	9.25%	-	2.50%	June 1, 2026	5,625	5,597	5,597
1290 Hercules Avenue, First Floor Houston, TX 77058		Term Loan	14.50%	Prime	6.00%	9.25%	-	2.50%	June 1, 2026	5,625	5,597	5,597
		Term Loan	14.50%	Prime	6.00%	9.25%	-	2.50%	June 1, 2026	5,625	5,597	5,597
CAMP NYC, Inc. (2)(11)	Consumer-related Technologies	Term Loan	15.75%	Prime	7.25%	10.50%	-	3.00%	May 1, 2026	3,033	3,009	3,009
91 5th Avenue, 4th Floor New York, NY 10003
Clara Foods Co. (2)(11)	Consumer-related Technologies	Term Loan	14.25%	Prime	5.75%	9.00%	-	5.50%	August 1, 2025	1,417	1,408	1,408
2001 Junipero Serra Blvd, Suite 900 Daly City, CA 94014		Term Loan	14.25%	Prime	5.75%	9.00%	-	5.50%	August 1, 2025	1,417	1,408	1,408
Divergent Technologies, Inc. (2)(11)	Consumer-related Technologies	Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2027	3,750	3,729	3,729
1901 Hamilton Avenue Torrance, CA 90502		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2027	1,250	1,243	1,243
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2027	3,750	3,729	3,729
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2027	1,250	1,243	1,243
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2027	3,750	3,729	3,729
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2027	1,250	1,243	1,243
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	January 1, 2028	3,750	3,716	3,716
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	January 1, 2028	3,750	3,716	3,716
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	April 1, 2028	3,750	3,708	3,708
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2028	3,750	3,709	3,709
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2028	3,750	3,709	3,709
Havenly, Inc. (2)(11)	Consumer-related Technologies	Term Loan	13.50%	Prime	5.00%	5.00%	-	4.00%	March 1, 2027	2,000	1,505	1,505
3200 E. Cherry Creek South Drive, Suite 210 Denver, CO 80209		Term Loan	13.50%	Prime	5.00%	5.00%	-	4.00%	March 1, 2027	3,000	2,258	2,258
		Term Loan	12.00%	Prime	3.50%	10.50%	-	7.78%	February 1, 2028	2,813	2,813	2,813
		Term Loan	12.00%	Prime	3.50%	10.50%	-	7.78%	February 1, 2028	2,813	2,813	2,813
Lyrical Foods, Inc. (2)(11)	Consumer-related Technologies	Term Loan	12.00%	Prime	3.50%	9.00%	-	1.00%	September 1, 2027	2,500	2,590	2,435

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)		Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
3180 Corporate Place Hayward, CA 94545
MyForest Foods Co. (2)(11)	Consumer-related Technologies	Term Loan	15.25%		Prime	6.75%	10.00%	-	3.00%	October 1, 2025	3,000	2,986	2,986
70 Cohoes Avenue, Suite 103 Green Island, NY 12183		Term Loan	15.25%		Prime	6.75%	10.00%	-	3.00%	October 1, 2025	1,500	1,493	1,493
NextCar Holding Company, Inc. (2)(11)(12)	Consumer-related Technologies	Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	5,744	5,744	5,014
225 Santa Monica Blvd. 12th Floor Santa Monica, CA 90401		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	2,298	2,298	2,006
		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	2,872	2,872	2,507
		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	3,446	3,446	3,009
		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	2,872	2,872	2,507
		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	2,872	2,872	2,507
		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	5,744	5,744	5,014
		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	2,872	2,872	2,507
Optoro, Inc. (2)(11)	Consumer-related Technologies	Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	August 1, 2027	2,500	2,424	2,424
1001 G St. NW, Suite 1200 Washington, DC 20001		Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	July 1, 2028	1,875	1,791	1,791
Unagi, Inc. (2)(11)(12)	Consumer-related Technologies	Term Loan	16.25	% (10)	Prime	7.75%	11.00%	-	-	May 1, 2027	1,254	1,086	570
1040 22nd Ave Oakland, CA 94061		Term Loan	16.25	% (10)	Prime	7.75%	11.00%	-	-	May 1, 2027	627	543	285
		Term Loan	16.25	% (10)	Prime	7.75%	11.00%	-	-	May 1, 2027	627	543	285
Liqid, Inc. (2)(11)	Networking	Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	September 1, 2024	833	822	822
339 Interlocken Parkway, Suite 200 Broomfield, IL 80021		Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	September 1, 2024	833	822	822
		Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	September 1, 2024	417	410	410
		Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	September 1, 2024	417	410	410
		Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	September 1, 2024	417	403	403
BriteCore Holdings, Inc. (2)(11)	Software	Term Loan	14.00%		Prime	5.50%	14.00%	-	3.00%	October 1, 2028	5,000	4,899	4,899
1522 S. Glenstone Springfield, MO 65808		Term Loan	14.00%		Prime	5.50%	14.00%	-	3.00%	October 1, 2028	2,500	2,467	2,467
		Term Loan	14.00%		Prime	5.50%	14.00%	-	3.00%	October 1, 2028	2,500	2,467	2,467
		Term Loan	14.00%		Prime	5.50%	14.00%	-	3.00%	October 1, 2028	2,500	2,467	2,467
		Term Loan	14.00%		Prime	5.50%	14.00%	-	3.00%	April 1, 2029	2,500	2,464	2,464

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)		Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
Dropoff, Inc. (2)(11)	Software	Term Loan	15.00	% (18)	Prime	6.50%	9.75%	-	3.50%	April 1, 2026	6,701	6,607	6,303
520 E. Oltorf St. Austin, TX 78704		Term Loan	15.00	% (18)	Prime	6.50%	9.75%	-	3.50%	April 1, 2026	6,185	6,098	5,819
		Term Loan	15.00	% (18)	Prime	6.50%	9.75%	-	3.50%	August 1, 2026	2,577	2,541	2,425
Kodiak Robotics, Inc. (2)(11)	Software	Term Loan	14.00%		Prime	5.50%	10.25%	-	4.00%	April 1, 2026	10,000	9,912	9,540
1049 Terra Bella Avenue Mountain View, CA 94043		Term Loan	14.00%		Prime	5.50%	10.25%	-	4.00%	April 1, 2026	10,000	9,912	9,540
		Term Loan	14.00%		Prime	5.50%	10.25%	-	4.00%	April 1, 2026	5,000	4,956	4,770
		Term Loan	14.00%		Prime	5.50%	10.25%	-	4.00%	April 1, 2026	5,000	4,956	4,770
Lemongrass Holdings, Inc. (2)(11)	Software	Term Loan	15.00%		Prime	6.50%	9.75%	-	2.50%	March 1, 2026	5,000	4,977	4,977
180 Talmadge Road IGO Bldg. Suite #798 Edison, NJ 08817		Term Loan	15.00%		Prime	6.50%	9.75%	-	2.50%	March 1, 2026	2,500	2,489	2,489
Lytics, Inc. (2)(11)	Software	Term Loan	14.50%		Prime	6.00%	14.25%	-	5.00%	November 1, 2026	2,500	2,473	2,473
811 SW 6th Avenue, Suite 1000 Portland, OR 97204		Term Loan	14.50%		Prime	6.00%	14.25%	-	5.00%	December 1, 2026	1,250	1,239	1,239
		Term Loan	14.50%		Prime	6.00%	14.25%	-	5.00%	April 1, 2027	1,000	994	994
Mirantis, Inc. (2)(11)	Software	Term Loan	12.00%		Prime	3.50%	11.75%	-	4.00%	October 1, 2028	5,000	4,783	4,783
900 Hamilton Avenue, Suite 650 Campbell, CA 95008		Term Loan	12.00%		Prime	3.50%	11.75%	-	4.00%	October 1, 2028	5,000	4,919	4,919
		Term Loan	12.00%		Prime	3.50%	11.75%	-	4.00%	October 1, 2028	5,000	4,919	4,919
		Term Loan	12.00%		Prime	3.50%	11.75%	-	4.00%	October 1, 2028	5,000	4,919	4,919
Noodle Partners, Inc. (2)(11)	Software	Term Loan	13.50%		Prime	5.00%	12.00%	-	3.00%	March 1, 2027	10,000	9,896	9,896
60 Chelsea Piers, 2nd Floor New York, NY 10011		Term Loan	13.50%		Prime	5.00%	12.00%	-	3.00%	March 1, 2027	5,000	4,947	4,947
		Term Loan	13.50%		Prime	5.00%	12.00%	-	3.00%	March 1, 2027	5,000	4,947	4,947
Reputation Institute, Inc. (2)(11)	Software	Term Loan	15.75%		Prime	7.25%	10.50%	-	3.00%	August 1, 2025	3,233	3,182	3,182
399 Boylston Street Boston, MA 02116
Slingshot Aerospace, Inc. (2)(11)	Software	Term Loan	14.25%		Prime	5.75%	9.75%	-	5.00%	August 1, 2026	5,000	4,965	4,965
840 Apollo Street, Suite 100 El Segundo, CA 90245		Term Loan	14.25%		Prime	5.75%	9.75%	-	5.00%	August 1, 2026	5,000	4,965	4,965
		Term Loan	14.25%		Prime	5.75%	9.75%	-	5.00%	August 1, 2026	5,000	4,965	4,965
		Term Loan	14.25%		Prime	5.75%	9.75%	-	5.00%	August 1, 2026	5,000	4,965	4,965
Supply Network Visibility Holdings LLC (2)(11)	Software	Term Loan	12.75%		Prime	4.25%	12.00%	-	2.50%	June 1, 2028	2,500	2,458	2,458
204 S Union St. Alexandria, VA 22314		Term Loan	12.75%		Prime	4.25%	12.00%	-	2.50%	June 1, 2028	3,500	3,490	3,490
		Term Loan	12.75%		Prime	4.25%	12.00%	-	2.50%	June 1, 2028	2,500	2,493	2,493
		Term Loan	12.75%		Prime	4.25%	12.00%	-	2.50%	June 1, 2028	1,500	1,496	1,496

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)	Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
Viken Detection Corporation (2)(11)	Software	Term Loan	12.50%	Prime	4.00%	11.75%	-	3.50%	June 1, 2027	5,000	4,779	4,779
21 North Avenue Burlington, MA 01803		Term Loan	12.50%	Prime	4.00%	11.75%	-	3.50%	June 1, 2027	2,500	2,470	2,470
		Term Loan	12.50%	Prime	4.00%	11.75%	-	3.50%	June 1, 2027	2,500	2,470	2,470
Total Non-Affiliate Debt Investments — Technology											264,468	257,817
Non-Affiliate Debt Investments — Healthcare information and services
Hound Labs inc. (2) (11)	Diagnostics	Term Loan	14.50%	Prime	6.00%	9.25%	-	3.50%	June 1, 2026	2,500	2,487	2,487
47000 Warm Springs Boulevard #290 Fremont, CA 94538		Term Loan	14.50%	Prime	6.00%	9.25%	-	3.50%	June 1, 2026	2,500	2,487	2,487
		Term Loan	14.50%	Prime	6.00%	9.25%	-	3.50%	June 1, 2026	5,000	4,973	4,973
Parse Biosciences, Inc. (2)(11)	Diagnostics	Term Loan	11.75%	Prime	3.25%	11.50%	-	5.00%	January 1, 2028	5,000	4,639	4,639
700 Dexter Ave. N, Suite 600 Seattle, WA 98109		Term Loan	11.75%	Prime	3.25%	11.50%	-	5.00%	January 1, 2028	5,000	4,890	4,890
BrightInsight, Inc. (2)(11)	Software	Term Loan	14.00%	Prime	5.50%	9.50%	-	3.00%	August 1, 2027	7,000	6,727	6,727
6201 America Center Drive San Jose, CA 95002		Term Loan	14.00%	Prime	5.50%	9.50%	-	3.00%	August 1, 2027	3,500	3,466	3,466
		Term Loan	14.00%	Prime	5.50%	9.50%	-	3.00%	August 1, 2027	3,500	3,466	3,466
		Term Loan	14.00%	Prime	5.50%	9.50%	-	3.00%	April 1, 2028	2,750	2,713	2,713
Elligo Health Research, Inc. (2)(11)	Software	Term Loan	12.00%	Prime	3.50%	11.75%	-	4.00%	October 1, 2027	10,000	9,666	9,666
11612 Bee Cave Road, Bldg. 1, Suite 150 Austin, TX 78738		Term Loan	12.00%	Prime	3.50%	11.75%	-	4.00%	October 1, 2027	5,000	4,930	4,930
		Term Loan	12.00%	Prime	3.50%	11.75%	-	4.00%	October 1, 2027	5,000	4,930	4,930
		Term Loan	12.00%	Prime	3.50%	11.75%	-	4.00%	October 1, 2027	5,000	4,930	4,930
SafelyYou, Inc. (2)(11)	Software	Term Loan	11.75%	Prime	3.25%	11.00%	-	5.00%	June 1, 2027	5,000	4,654	4,654
36 Clyde Street San Francisco, CA 94107		Term Loan	11.75%	Prime	3.25%	11.00%	-	5.00%	June 1, 2027	5,000	4,924	4,924
Total Non-Affiliate Debt Investments — Healthcare information and services											69,882	69,882
Total Non- Affiliate Debt Investments											690,431	653,053

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Non-Affiliate Warrant Investments
Non-Affiliate Warrants — Life Science
Avalo Therapeutics, Inc. (2)(5)(11)	Biotechnology	Common Stock Warrant	117	311	—
540 Gauthier Road, Suite 400 Rockville, MD 20850

Castle Creek Biosciences, Inc. (2)(11)	Biotechnology	Preferred Stock Warrant	7,404	214	220
405 Eagleview Boulevard Exton, PA 19341

Emalex Biosciences, Inc. (2)(11)	Biotechnology	Preferred Stock Warrant	110,402	176	135
330 N. Wabash Avenue, Suite 3500 Chicago, IL 60611

Imunon, Inc. (2)(5)(11)	Biotechnology	Common Stock Warrant	19,671	65	—
997 Lenox Drive, Suite 100 Lawrenceville, NJ 08648

KSQ Therapeutics, Inc. (2) (11)	Biotechnology	Preferred Stock Warrant	48,076	50	54
4 Maguire Road Lexington, MA 02421

Mustang Bio, Inc. (2)(5)(11)	Biotechnology	Common Stock Warrant	16,611	146	—
377 Plantation Street Worcester, MA 01605

Native Microbials, Inc (2)(11)	Biotechnology	Preferred Stock Warrant	103,679	64	80
10255 Science Center Drive, #C2 San Diego, CA 92121

PDS Biotechnology Corporation (2)(5)(11)	Biotechnology	Common Stock Warrant	299,848	160	364
25B Vreeland Road, Suite 300 Florham Park, NJ 07932

Provivi, Inc. (2)(11)	Biotechnology	Common Stock Warrant	175,098	278	—
1701 Colorado Ave Santa Monica, CA 90404

Provivi, Inc. (2)(11)	Biotechnology	Preferred Stock Warrant	691,895	312	232
1701 Colorado Ave Santa Monica, CA 90404

Stealth Biotherapeutics Inc. (2)(11)	Biotechnology	Common Stock Warrant	318,181	264	116
123 Highland Avenue, Suite 201 Needham, MA 02494

Tallac Therapeutics, Inc. (2)(11)	Biotechnology	Preferred Stock Warrant	1,600,002	194	175
866 Malcolm Road, Suite 100 Burlingame, CA 94010

Xeris Pharmaceuticals, Inc. (2)(5)(11)	Biotechnology	Common Stock Warrant	126,000	72	26
180 N. La Salle Street, Suite 1600 Chicago, IL 60601

AccuVein Inc. (2)(11)	Medical Device	Common Stock Warrant	271	7	—
40 Goose Hill Rd. Cold Spring Harbor, NY 11724

Aerin Medical, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	1,818,183	66	1,046
1927 Lohman’s Crossing Road, Suite 200 Austin, TX 78734

Aerobiotix, LLC (2)(11)	Medical Device	Preferred Stock Warrant	8,800	48	10
444 Alexandersville Road Miamisburg, OH 45342

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Canary Medical Inc. (2)(11)	Medical Device	Preferred Stock Warrant	12,153	86	1,299
2710 Loker Avenue West Carlsbard, CA 92010

Candesant Biomedical, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	93,336	152	138
3856 Bay Center Place Hayward, CA 94545

Ceribell, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	219,866	139	267
360 N Pastoria Avenue Sunnyvale, CA 94085

Cognoa, Inc. (2)(11)	Medical Device	Common Stock Warrant	30,585	—	—
2185 Park Blvd. Palo Alto, CA 94306

Cognoa, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	4,635,992	162	182
2185 Park Blvd. Palo Alto, CA 94306

Conventus Orthopaedics, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	9,313,541	256	247
100 Witmer Road, Suite 280 Horsham, PA 19044

CSA Medical, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	3,341,376	174	128
131Hartwell Ave Lexington, MA 02421

CVRx, Inc. (2)(5)(11)	Medical Device	Common Stock Warrant	47,410	76	382
9201 W. Broadway Ave., #650 Minneapolois, MN 55445

Infobionic, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	2,010,424	124	50
321 Billerica Road, OfficeLink #5 Chelmsford, MA 01824

Magnolia Medical Technologies, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	809,931	195	374
220 West Mercer Street, Suite 100 Seattle, WA 98119

Meditrina, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	233,993	83	54
1601 S. De Anza Blvd., Suite 165 Cupertino, CA 95014

MicroTransponder, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	103,172	47	48
2802 Flintrock Trace, Suite 226 Austin, TX 78738

Scientia Vascular, Inc (2)(11)	Medical Device	Preferred Stock Warrant	34,410	103	329
2460 S. 3270 W West Valley City, UT 84119

Sonex Health, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	2,637,041	275	276
950 Blue Gentian Rd., Suite 200 Eagan, MN 55121

VERO Biotech LLC (2)(11)	Medical Device	Preferred Stock Warrant	4,109	432	368
387 Technology Circle NW, Suite 125 Atlanta, GA 30313

Swift Health Systems Inc. (2)(11)	Medical Device	Preferred Stock Warrant	135,484	71	2
111 Academy, Suite 150 Irvine, CA 92617
Total Non-Affiliate Warrants — Life Science				4,802	6,602

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Non-Affiliate Warrants — Sustainability
New Aerofarms, Inc. assignee of Aerofarms, Inc. (2)(11)(14)	Other Sustainability	Preferred Stock Warrant	400,000	81	74
1526 Cane Creek Parkway Ringgold, VA 24586

LiquiGlide, Inc. (2)(11)	Other Sustainability	Preferred Stock Warrant	61,359	39	51
75 Sidney Street, 5th Floor Cambridge, MA 02139

Nexii Building Solutions, Inc. (2)(11)(13)(17)	Other Sustainability	Common Stock Warrant	215,171	490	—
200-1455 West Georgia Street Vancouver, British Columbia, Canada V6G 2T3

Soli Organic, Inc. (2)(11)	Other Sustainability	Preferred Stock Warrant	681	216	350
3156 North Valley Pike Harrisonburg, VA 22802

Temperpack Technologies, Inc. (2)(11)	Other Sustainability	Preferred Stock Warrant	46,311	175	84
4447 Carolina Avenue Richmond, VA 23222
Total Non-Affiliate Warrants — Sustainability				1,001	559
Non-Affiliate Warrants — Technology
Axiom Space, Inc. (2)(11)	Communications	Common Stock Warrant	1,991	46	62
1290 Hercules Avenue, First Floor Houston, TX 77058

Intelepeer Holdings, Inc. (2)(11)	Communications	Preferred Stock Warrant	2,936,535	137	2,894
1855 Griffin Road, Suite A200 Dania Beach, FL 33004

PebblePost, Inc. (2)(11)	Communications	Preferred Stock Warrant	598,850	92	132
400 LaFayette St., 2nd Floor New York, NY 10003

Alula Holdings, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	20,000	93	3
2430 Energy Park Drive, Suite 100 St. Paul, MN 55108

Aterian, Inc. (2)(5)(11)	Consumer-related Technologies	Common Stock Warrant	6,140	195	—
350 Springfield Avenue, Suite 200 Summit, NJ 07901

Caastle, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	268,591	68	2,167
5 Pennsylvania Plaza, Floor 4 New York, NY 10001

CAMP NYC, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	75,997	22	28
91 5th Avenue, 4th Floor New York, NY 10003

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Clara Foods Co. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	46,745	30	124
2001 Junipero Serra Blvd, Suite 900 Daly City, CA 94014

CZV, Inc. (2)(11)	Consumer-related Technologies	Common Stock Warrant	65,569	81	73
1901 Hamilton Avenue Torrance, CA 90502

Divergent Technologies, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	37,282	95	259
1901 Hamilton Avenue Torrance, CA 90502

Havenly, Inc. (2)(11)	Consumer-related Technologies	Common Stock Warrant	1,312,500	2,947	2,260
3200 E. Cherry Creek South Drive, Suite 210 Denver, CO 80209

MyForest Foods Co. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	250	29	58
70 Cohoes Avenue, Suite 103 Green Island, NY 12183

NextCar Holding Company, Inc. (2)(11)	Consumer-related Technologies	Common Stock Warrant	12,618	188	—
225 Santa Monica Blvd. 12th Floor Santa Monica, CA 90401

NextCar Holding Company, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	1,224,752	9	—
225 Santa Monica Blvd. 12th Floor Santa Monica, CA 90401

Optoro, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	11,550	179	145
1001 G St. NW, Suite 1200 Washington, DC 20001

Primary Kids, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	553,778	57	593
158 West 27th Street, 6th Floor New York, NY 10010

Quip NYC Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	6,191	325	232
45 Main Street, Suite 630 Brooklyn, NY 11201

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Unagi, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	171,081	32	—
1040 22nd Ave Oakland, CA 94061
Updater, Inc.(2)(11)	Consumer-related Technologies	Preferred Stock Warrant	114,659	34	—
19 Union Square West 12th Floor New York, NY 10001

CPG Beyond, Inc. (2)(11)	Data Storage	Preferred Stock Warrant	500,000	241	298
20365 Exchange Street, Suite 240 Ashburn, VA 20147

Silk, Inc. (2)(11)	Data Storage	Preferred Stock Warrant	394,110	175	128
75 Second Avenue, Suite 620 Needham, MA 02494

Global Worldwide LLC (2)(11)	Internet and Media	Preferred Stock Warrant	245,810	74	63
333 Bush Street, 19th Floor San Francisco, CA 94104

Rocket Lawyer Incorporated (2)(11)	Internet and Media	Preferred Stock Warrant	261,721	92	323
182 Howard Street, Suite #830 San Francisco, CA 94105

Skillshare, Inc. (2)(11)	Internet and Media	Preferred Stock Warrant	139,074	162	1,206
35 East 21st Street, 5th Floor New York, NY 10012

Liqid, Inc. (2)(11)	Networking	Preferred Stock Warrant	344,102	364	224
339 Interlocken Parkway, Suite 200 Broomfield, IL 80021

Halio, Inc. (2)(11)	Power Management	Common Stock Warrant	38,241,466	1,585	2,700
3955 Trust Way Hayward, CA 94545

Avalanche Technology, Inc. (2)(11)	Semiconductors	Preferred Stock Warrant	5,938	45	—
3450W. Warren Avenue Fremont, CA 94538

BriteCore Holdings, Inc. (2)(11)	Software	Preferred Stock Warrant	161,215	98	136
1522 S. Glenstone Springfield, MO 65808

Dropoff, Inc. (2)(11)	Software	Common Stock Warrant	516,732	455	56
520 E. Oltorf St. Austin, TX 78704

E La Carte, Inc. (2)(5)(11)	Software	Common Stock Warrant	147,361	60	—
810 Hamilton St. Redwood City, CA 94063

Everstream Holdings, LLC (2)(11)	Software	Preferred Stock Warrant	350,000	70	63
204 S Union St. Alexandria, VA 22314

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Kodiak Robotics, Inc. (2)(11)	Software	Preferred Stock Warrant	639,918	273	11
1049 Terra Bella Avenue Mountain View, CA 94043
Lemongrass Holdings, Inc. (2)(11)	Software	Preferred Stock Warrant	101,308	34	121
180 Talmadge Road IGO Bldg. Suite #798 Edison, NJ 08817

Lotame Solutions, Inc. (2)(11)	Software	Preferred Stock Warrant	71,305	18	42
8890 McGaw Road, Suite 250 Columbus, MD 21045

Lytics, Inc. (2)(11)	Software	Preferred Stock Warrant	85,543	43	—
811 SW 6th Avenue, Suite 1000 Portland , OR 97204

Mirantis, Inc. (2)(11)	Software	Common Stock Warrant	948,275	220	253
900 Hamilton Avenue, Suite 650 Campbell, CA 95008

Noodle Partners, Inc. (2)(11)	Software	Preferred Stock Warrant	84,037	116	3
60 Chelsea Piers, 2nd Floor New York, NY 10011

Reputation Institute, Inc. (2)(11)	Software	Preferred Stock Warrant	4,104	66	83
399 Boylston Street Boston, MA 02116

Revinate Holdings, Inc. (2)(11)	Software	Preferred Stock Warrant	682,034	44	93
2345 Yale Street, First Floor Palo Alto, CA 94306

SIGNiX, Inc. (11)	Software	Preferred Stock Warrant	186,235	225	—
1203 Carter St. Chattanooga, TN 37402

Slingshot Aerospace, Inc. (2)(11)	Software	Preferred Stock Warrant	309,208	123	85
840 Apollo Street, Suite 100 El Segundo, CA 90245

Supply Network Visibility Holdings LLC (2)(11)	Software	Preferred Stock Warrant	682	64	138
204 S Union St. Alexandria, VA 22314

Topia Mobility, Inc. (2)(11)	Software	Preferred Stock Warrant	3,049,607	138	—
2443 Filmore Street, #380-1704 San Francisco, CA 94115

Viken Detection Corporation (2)(11)	Software	Preferred Stock Warrant	345,443	120	211
21 North Avenue Burlington, MA 01803

xAd, Inc. (2)(11)	Software	Preferred Stock Warrant	4,343,348	177	8
One World Trade Center, 60th Floor New York, NY 10007
Total Non-Affiliate Warrants — Technology				9,741	15,275

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Non-Affiliate Warrants — Healthcare information and services — 0.4% (8)
Hound Labs, Inc (2)(11)	Diagnostics	Preferred Stock Warrant	171,370	47	12
47000 Warm Springs Boulevard #290 Fremont, CA 94538

Parse Biosciences, Inc. (2)(11)	Diagnostics	Common Stock Warrant	32,244	70	70
700 Dexter Ave. N, Suite 600 Seattle, WA 98109

Parse Biosciences, Inc. (2)(11)	Diagnostics	Preferred Stock Warrant	184,253	166	171
700 Dexter Ave. N, Suite 600 Seattle, WA 98109

Kate Farms, Inc. (2)(11)	Other Healthcare	Preferred Stock Warrant	82,965	102	949
101 Innovation Place Santa Barbara, CA 93108

BrightInsight, Inc. (2)(11)	Software	Preferred Stock Warrant	85,066	168	—
6201 America Center Drive San Jose, CA 95002

Elligo Health Research, Inc. (2)(11)	Software	Preferred Stock Warrant	652,250	191	98
11612 Bee Cave Road, Bldg. 1, Suite 150 Austin, TX 78738

Medsphere Systems Corporation (2)(11)	Software	Preferred Stock Warrant	7,097,792	60	134
1903 Wright Place, Suite 120 Carlsbad, CA 92008

SafelyYou, Inc. (2)(11)	Software	Preferred Stock Warrant	150,353	163	58
36 Clyde Street San Francisco, CA 94107
Total Non-Affiliate Warrants — Healthcare information and services				967	1,492
Total Non-Affiliate Warrants				16,511	23,928
Non-Affiliate Other Investments — Life Science
Lumithera, Inc. (11)	Medical Device	Royalty Agreement		1,200	100
19578 10th Ave NE Poulsbo, WA 98370

Robin Healthcare, Inc. (2)(11)	Medical Device	Royalty Agreement		7,181	3,247
1845 Berkeley Way Berkeley, CA 94703

ZetrOZ, Inc. (11)	Medical Device	Royalty Agreement		—	—
56 Quarry Road Trumbull, CT 06611
Total Non-Affiliate Other Investments				8,381	3,347
Non-Affiliate Equity

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Cadrenal Therapeutics, Inc. (5)	Biotechnology	Common Stock	600,000	—	367
822 A1A North, Suite 320 Ponte Vedra, FL 32082

Castle Creek Biosciences, Inc. (11)	Biotechnology	Common Stock	1,162	250	250
405 Eagleview Boulevard Exton, PA 19341

Emalex Biosciences, Inc. (11)	Biotechnology	Common Stock	32,831	355	355
330 N. Wabash Avenue, Suite 3500 Chicago, IL 60611

Axiom Space, Inc. (11)	Communications	Preferred Stock	1,810	261	306
1290 Hercules Avenue, First Floor Houston, TX 77058

Getaround, Inc. (2)(5)	Consumer-related Technologies	Common Stock	87,082	253	27
55 Green Street San Francisco, CA 94111

NextCar Holding Company, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock	2,688,971	89	—
225 Santa Monica Blvd. 12th Floor Santa Monica, CA 90401

SnagAJob.com, Inc. (11)	Consumer-related Technologies	Common Stock	82,974	10	80
4851 Lake Brook Drive Glen Allen, VA 23060

Lumithera, Inc. (11)	Medical Device	Common Stock	392,651	2,000	1,700
19578 10th Ave NE Poulsbo, WA 98370

Tigo Energy, Inc. (5)	Other Sustainability	Common Stock	5,205	111	8
420 Blossom Hill Road Los Gatos, CA 95032

Decisyon, Inc. (11)	Software	Preferred Stock	280,000	2,800	1,281
95 Third Street, 2nd Floor San Francisco, CA 94103

Lotame, Inc. (11)	Software	Preferred Stock	66,127	4	193
8890 McGaw Road, Suite 250 Columbus, MD 21045
Total Non-Affiliate Equity				6,133	4,567
Total Non-Affiliate Portfolio Investment Assets				$721,456	$684,895

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)		Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
Non-Controlled Affiliate Investments
Non-Controlled Affiliate Debt Investments — Life Sciences
Evelo Biosciences, Inc. (2)(5)(11)(12)	Biotechnology	Term Loan	12.75	% (10)	Prime	4.25%	11.00%	-	4.25%	January 1, 2028	5,712	5,228	2,790
620 Memorial Drive, 5th Floor Cambridge, MA 02138

		Term Loan	12.75	% (10)	Prime	4.25%	11.00%	-	4.25%	January 1, 2028	8,568	7,880	4,207
		Term Loan	12.75	% (10)	Prime	4.25%	11.00%	-	4.25%	January 1, 2028	3,427	3,137	1,674
		Term Loan	12.75	% (10)	Prime	4.25%	11.00%	-	4.25%	January 1, 2028	3,427	3,137	1,674
		Term Loan	12.75	% (10)	Prime	4.25%	11.00%	-	4.25%	January 1, 2028	2,285	2,091	1,116
		Term Loan	12.75	% (10)	Prime	4.25%	11.00%	-	4.25%	January 1, 2028	2,285	2,091	1,116
Total Non-Controlled Affiliate Debt Investments												23,564	12,577

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Non-controlled Affiliate Equity — Life Sciences
Aulea Medical, Inc. (11)(15)	Medical Device	Common Stock	660,537	—	—
6200 Village Prkwy, Suite 200-228 Dublin, CA 94568

Evelo Biosciences, Inc. (5)(11)	Biotechnology	Common Stock	2,164,502	5,000	—
620 Memorial Drive, 5th Floor Cambridge, MA 02138
Total Non-Controlled Affiliate Equity				5,000	—
Non-controlled Affiliate Warrants — Life Sciences
Evelo Biosciences, Inc. (2)(5)(11)	Biotechnology	Common Stock	23,196	125	—
620 Memorial Drive, 5th Floor Cambridge, MA 02138
Total Non-Controlled Affiliate Warrants				125	—
Total Non-Controlled Affiliate Portfolio Investment Assets				$28,689	$12,577

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)		Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
Controlled Affiliate Investments)
Controlled Affiliate Debt Investments — Technology
Better Place Forests Co. (11)	Consumer-related Technologies	Term Loan	12.25	% (10)	Prime	3.75%	12.00%	-	2.78%	August 1, 2029	3,658	3,698	3,455
3727 Buchanan St. 4th Floor San Francisco, CA 94123		Term Loan	12.25	% (10)	Prime	3.75%	12.00%	-	2.78%	August 1, 2029	1,829	1,807	1,688
Total Controlled Affiliate Debt Investments												5,505	5,143

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Controlled Affiliate Equity — Technology
Better Place Forests Co. (11)	Consumer-related Technologies	Common Stock	2,278,272	2,060	659
3727 Buchanan St. 4th Floor San Francisco, CA 94123

Better Place Forests Co. (11)	Consumer-related Technologies	Preferred Stock	4,458,452	2,000	1,997
3727 Buchanan St. 4th Floor San Francisco, CA 94123
Total Controlled Affiliate Equity				4,060	2,656
Controlled Affiliate Other Investments — Life Sciences
HIMV LLC (11)(16)	Biotechnology	Other Investment		5,463	5,845
312 Farmington Avenue
Farmington, CT 06032
Total Controlled Affiliate Other				5,463	5,845
Total Controlled Affiliate Portfolio Investment Assets				$15,028	$13,644
Total Portfolio Investment Assets				$765,173	$711,116

(1)	All investments of the Company are in entities which are organized under the laws of the United States and have a principal place of business in the United States, unless otherwise noted.
(2)

Has been pledged as collateral under the revolving credit facility (the “Key Facility”) with KeyBank National Association (“Key”), the Note Funding Agreement (the “NYL Facility”, together with the Key Facility, the "Credit Facilities") with several entities owned or affiliated with New York Life Insurance Company (“NYL Noteholders”), and/or the term debt securitization in connection with which an affiliate of the Company made an offering of $100.0 million in aggregate principal amount of fixed rate asset-backed notes that were issued in conjunction with the $157.8 million securitization of secured loans the Company completed on November 9, 2022 (the “2022 Asset-Backed Notes”).

(3)

All non-affiliate investments are investments in which the Company owns less than 5% of the voting securities of the portfolio company. All non-controlled affiliate investments are investments in which the Company owns 5% or more of the voting securities of the portfolio company but not more than 25% of the voting securities of the portfolio company. All controlled affiliate investments are investments in which the Company owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company (including through a management agreement).

(4)

All interest is payable in cash due monthly in arrears, unless otherwise indicated, and applies only to the Company’s debt investments. Interest rate is the annual interest rate on the debt investment and does not include end-of-term payments (“ETPs”), and any additional fees related to the investments, such as deferred interest, commitment fees or prepayment fees. Debt investments are at variable rates for the term of the debt investment, unless otherwise indicated. For each debt investment, the current interest rate in effect as of March 31, 2024 is provided.

(5)	Portfolio company is a public company.

(6)	For debt investments, represents principal balance less unearned income.
(7)	Warrants, Equity and Other Investments are non-income producing.
(8)

As of March 31, 2024, 4.9% and 1.5% of the Company’s total assets on a cost and fair value basis, respectively, are in non-qualifying assets. Under the 1940 Act, the Company may not acquire any non-qualifying assets unless, at the time the acquisition is made, qualifying assets represent at least 70% of the Company’s total assets.

(9)

ETPs are contractual fixed-interest payments due in cash at the maturity date of the applicable debt investment, including upon any prepayment, and are a fixed percentage of the original principal balance of the debt investments unless otherwise noted. Interest will accrue during the life of the debt investment on each ETP and will be recognized as non-cash income until it is actually paid. Therefore, a portion of the incentive fee the Company may pay its Advisor will be based on income that the Company has not yet received in cash.

(10)	Debt investment has a payment-in-kind (“PIK”) feature in which the accrued interest is added to the then-outstanding principal amount of the debt investment.
(11)	The fair value of the investment was valued using significant unobservable inputs.
(12)	Debt investment is on non-accrual status as of March 31, 2024.
(13)	Entity is organized under the laws of Canada and has a principal place of business in Canada.
(14)

On or about September 13, 2023, in connection with New Aerofarms, Inc.’s purchase of substantially all of the assets of Aerofarms, Inc.in a bankruptcy process, New Aerofarms, Inc. assumed all of the debt investments of the Company in Aerofarms, Inc.

(15)

On July 31, 2023, pursuant to a certain Secured Party Bill of Sale and Transfer Agreement, the Company sold substantially all of the assets of Corinth MedTech, Inc., a borrower of the Company, to Aulea Medical Inc. (“Aulea”) in consideration of 660,537 shares of the common stock of  Aulea.

(16)

By an Order of the Supreme Court of Nova Scotia made May 1, 2023, as amended and restated by an Order of the Court made May 5, 2023, IMV, Inc. (“IMV”) commenced proceedings (the “CCAA Proceedings”) under the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended to seek creditor protection for IMV and on June 2, 2023, IMV obtained recognition of the CCAA Proceedings under Chapter 15 of the United States Bankruptcy Code in proceedings before the United States Bankruptcy Court for the District of Delaware. In September 2023, the Company, with its co-lender to IMV, credit-bid and acquired substantially all of the assets of IMV through HIMV LLC, an entity formed to acquire the assets of IMV. HIMV LLC is 70% owned by the Company and 30% owned by the co-lender.

(17)

On January 11, 2024, Nexii Building Solutions Inc., and its affiliates, obtained an Initial Order under the Companies’ Creditors Arrangement Act from the Supreme Court of British Columbia in Vancouver. The Initial Order provides for, among other things, a stay of proceedings in favor of Nexii, the approval of debtor-in-possession financing and the appointment of KSV Restructuring Inc. as monitor of Nexii.

(18)

Debt investment has a partial PIK feature in which (a) a portion of the accrued interest on the debt investment, in an amount equal to four and one half percent (4.5%) on the then-outstanding principal amount of the debt investment is added to the then-outstanding principal amount of the debt investment and (b) the remaining accrued interest on the debt investment is paid in cash.

MANAGEMENT

The information in the sections entitled “Security Ownership of Certain Beneficial Owners and Management,” “Information About the Nominees and Directors,” “Director Independence,” “The Board’s Oversight Role in Management,” “Board Composition and Leadership Structure,” “Information About Each Director’s Experience, Qualifications, Attributes or Skills,” “Board Meetings and Committees,” “Information About Executive Officers Who are Not Directors” and “Compensation of Directors” in our most recent Definitive Proxy Statement on Schedule 14A incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information in the section entitled “Certain Relationships and Related Party Transactions” in our most recent Definitive Proxy Statement on Schedule 14A incorporated herein by reference.

OUR ADVISOR

Our Advisor is located at 312 Farmington Avenue, Farmington, Connecticut 06032 and serves as our investment adviser pursuant to the Investment Management Agreement. Our Advisor is registered as an investment adviser under the Advisers Act. Subject to the overall supervision of our Board, our Advisor manages the day-to-day operations of, and provides investment advisory and management services to, us.

INVESTMENT MANAGEMENT AND ADMINISTRATION AGREEMENTS

The information in the section entitled “Business—Investment Management Agreements” and “Business—Administration Agreements” in Part I, Item 1 of our most recent Annual Report on Form 10-K and in the notes to our consolidated financial statements under the caption “Note 3. Related Party Transactions” in our most recent Annual Report on Form 10-K is incorporated herein by reference.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

The information in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in our most recent Definitive Proxy Statement on Schedule 14A is incorporated herein by reference.

DETERMINATION OF NET ASSET VALUE

The net asset value per share of our outstanding shares of common stock is determined quarterly by dividing the value of total assets minus liabilities by the total number of shares of common stock outstanding at the date as of which the determination is made. We conduct the valuation of our assets, pursuant to which our net asset value is determined, at all times consistent with GAAP and the 1940 Act.

In calculating the fair value of our total assets, investments for which market quotations are readily available are valued at such market quotations, which are generally obtained from an independent pricing service or one or more broker-dealers or market makers. However, debt investments with remaining maturities within 60 days that are not credit impaired are valued at cost plus accreted discount, or minus amortized premium, which approximates fair value.

Pursuant to the amended SEC Rule 2a-5 of the 1940 Act, on July 29, 2022, the Board designated the Advisor as the Company’s “valuation designee.” The Board is responsible for oversight of the valuation designee. The valuation designee has established a Valuation Committee to determine in good faith the fair value of the Company’s investments, based on input from the Advisor’s management and personnel and independent valuation firms which are engaged at the direction of the Valuation Committee to assist in the valuation of certain portfolio investments lacking a readily available market quotation at least once during a trailing twelve-month period. The Valuation Committee determines fair values pursuant to a valuation policy approved by the Board and pursuant to a consistently applied valuation process. This valuation process is conducted at the end of each fiscal quarter, with at least 25% (based on fair value) of the Company’s valuation of portfolio companies lacking readily available market quotations subject to review by an independent valuation firm.

The Company uses fair value measurements made by the valuation designee to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in certain instances, there are no quoted market prices for certain assets or liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the asset or liability.

Fair value measurements focus on exit prices in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.

The Company’s fair value measurements are classified into a fair value hierarchy in accordance with ASC Topic 820, Fair Value Measurement, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. The three categories within the hierarchy are as follows:

Level 1         Quoted prices in active markets for identical assets and liabilities.

Level 2         Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, and model-based valuation techniques for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3         Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may fluctuate from period to period. Additionally, the fair value of the Company’s investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that the Company may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If the Company was required to liquidate a portfolio investment in a forced or liquidation sale, the Company could realize significantly less than the value at which the Company has recorded such portfolio investment. For more information regarding our valuation process, see “Item 8. Consolidated Financial Statements and Supplementary Data―Note 6 Fair value” in our Annual Report on Form 10-K.

Determinations in connection with offerings

In connection with offerings of shares of our common stock, our Board or one of its committees is required to make the determination that we are not selling shares of our common stock at a price below the then current net asset value of our common stock at the time at which the sale is made, unless we have stockholder approval to sell our common stock at an offering price per share less any underwriting commissions or discounts below the net asset value per share of our common stock at such time. Our Board or an applicable committee of our Board considers the following factors, among others, in making such determination:

•	the net asset value of our common stock most recently disclosed by us in the most recent periodic report that we filed with the SEC;
•

our management’s assessment of whether any material change in the net asset value of our common stock has occurred (including through the realization of gains on the sale of our portfolio securities) during the period beginning on the date of the most recently disclosed net asset value of our common stock and ending two days prior to the date of the sale of our common stock; and

•

the magnitude of the difference between (i) the net asset value of our common stock most recently disclosed by us and our management’s assessment of any material change in the net asset value of our common stock since that determination and (ii) the offering price of the shares of our common stock in the proposed offering.

This determination does not require that we calculate the net asset value of our common stock in connection with each offering of shares of our common stock, but instead it involves the determination by our Board or a committee thereof that we are not selling shares of our common stock at a price below the then current net asset value of our common stock at the time at which the sale is made or otherwise in violation of the 1940 Act.

Moreover, to the extent that there is even a remote possibility that we may (i) issue shares of our common stock at a price below the then current net asset value of our common stock at the time at which the sale is made or (ii) trigger the undertaking (which we provide in certain registration statements we file with the SEC) to suspend the offering of shares of our common stock pursuant to this prospectus if the net asset value of our common stock fluctuates by certain amounts in certain circumstances until the prospectus is amended, our Board will elect, in the case of clause (i) above, either to postpone the offering until such time that there is no longer the possibility of the occurrence of such event or to undertake to determine the net asset value of our common stock within two days prior to any such sale to ensure that such sale will not be below our then current net asset value, and, in the case of clause (ii) above, to comply with such undertaking or to undertake to determine the net asset value of our common stock to ensure that such undertaking has not been triggered.

These processes and procedures are part of our compliance policies and procedures. Records will be made contemporaneously with all determinations of our Board described in this section, and we will maintain these records with other records that we are required to maintain under the 1940 Act.

DIVIDEND REINVESTMENT PLAN

We have adopted a DRIP that provides for reinvestment of our cash distributions and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our Board declares a cash distribution, then our stockholders who have not “opted out” of our DRIP have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution.

No action is required on the part of a registered stockholder to have their cash distribution reinvested in shares of our common stock. A registered stockholder may elect to receive an entire distribution in cash by notifying Computershare Shareowner Services, the plan administrator and our transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than 10 days prior to the record date for distributions to stockholders. The plan administrator sets up an account for shares acquired through the plan for each stockholder who has not elected to receive dividends or other distributions in cash and holds such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than 10 days prior to the record date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of our common stock and a check for any fractional share.

Those stockholders whose shares are held by a broker or other financial intermediary may receive distributions in cash by notifying their broker or other financial intermediary of their election.

We intend to use primarily newly issued shares to implement the plan, whether our shares are trading at a premium or at a discount to net asset value. However, we reserve the right to purchase shares in the open market in connection with our implementation of the plan. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on Nasdaq on the valuation date, which date shall be as close as practicable to the payment date for such distribution. Market price per share on that date will be the closing price for such shares on Nasdaq or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of shares of our common stock to be outstanding after giving effect to payment of the distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of our stockholders have been tabulated. Stockholders who do not elect to receive distributions in shares of common stock may experience accretion to the net asset value of their shares if our shares are trading at a premium at the time we issue new shares under the plan and dilution if our shares are trading at a discount. The level of accretion or discount would depend on various factors, including the proportion of our stockholders who participate in the plan, the level of premium or discount at which our shares are trading and the amount of the distribution payable to a stockholder.

There are no brokerage charges or other charges to stockholders who participate in the plan. The plan administrator’s fees under the plan are paid by us. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share trading fee from the proceeds.

Stockholders who receive distributions in the form of stock are generally subject to the same federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash. Any stock received in a dividend has a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account. See “Material U.S. Federal Income Tax Considerations.”

Participants may terminate their accounts under the plan by notifying the plan agent via its website at www.computershare.com/investor, by filling out the transaction request form located at bottom of their statement and sending it to the plan agent at c/o Computershare Trust Company N.A., P.O. Box 43006, Providence, RI 02940-3006 or by calling the plan administrator at 877-296-3711.

The plan may be terminated by us upon notice in writing mailed to each participant. All correspondence concerning the plan should be directed to the plan administrator by mail at Plan Administrator c/o Computershare Trust Company N.A., P.O. Box 43006, Providence, RI 02940-3006.

If you withdraw or the plan is terminated, the plan administrator will continue to hold your shares in book-entry form unless you request that such shares be sold or issued. Upon receipt of your instructions, a certificate for each whole share in your account under the plan will be issued and you will receive a cash payment for any fraction of a share in your account.

If you hold your common stock with a brokerage firm that does not participate in the plan, you are not able to participate in the plan and any dividend reinvestment may be effected on different terms than those described above. Consult your financial advisor for more information.

DESCRIPTION OF OUR SECURITIES

This prospectus contains a summary of our common stock, preferred stock, subscription rights, debt securities and warrants. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

Set forth below is a chart describing our securities authorized and outstanding as of June 5, 2024:

Title of Class	Amount Authorized	Amount Held by Us or for Our Account	Amount Outstanding Exclusive of Amount Held by Us or for Our Account
Common Stock	100,000,000 shares	167,465	36,027,129
Preferred Stock	1,000,000 shares	—	—
2027 Notes	$57,500,000	—	$57,500,000
2026 Notes	$57,500,000	—	$57,500,000

In addition to shares of our common stock, which are described under the heading “Description of Our Common Stock”, we have approximately $57.5 million aggregate principal amount of 2026 Notes outstanding. On March 30, 2021, we issued and sold an aggregate principal amount of $57.5 million of the 2026 Notes. The 2026 Notes have a stated maturity of March 30, 2026 and may be redeemed in whole or in part at our option at any time or from time to time on or after March 30, 2023 at a redemption price of $25 per security plus accrued and unpaid interest. The 2026 Notes bear interest at a rate of 4.875% per year, payable quarterly on March 30, June 30, September 30 and December 30 of each year. The 2026 Notes are our direct unsecured obligations and (i) rank equally in right of payment with our current and future unsecured indebtedness; (ii) are senior in right of payment to any of our future indebtedness that expressly provides it is subordinated to the 2026 Notes; (iii) are effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grants security), to the extent of the value of the assets securing such indebtedness, and (iv) are structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries. As of March 31, 2024 we were in material compliance with the terms of the 2026 Notes. The 2026 Notes are listed on the New York Stock Exchange under the symbol “HTFB”. U.S. Bank National Association serves as trustee under the indenture governing the 2026 Notes. U.S. Bank National Association also serves as collateral custodian under the Key Facility. See “Description of Debt Securities that we may Issue — Events of default” for information regarding the circumstances in which the trustee will take action, and “—Modification or waiver” for information on how the terms of the 2026 Notes may be modified.

In addition, we have approximately $57.5 million aggregate principal amount of 2027 Notes outstanding. The 2027 Notes have a stated maturity of June 15, 2027 and may be redeemed in whole or in part at our option at any time or from time to time on or after June 15, 2024 at a redemption price of $25 per security plus accrued and unpaid interest. The 2027 Notes bear interest at a rate of 6.25% per year, payable quarterly on March 30, June 30, September 30 and December 30 of each year. The 2027 Notes are our direct unsecured obligations and (i) rank equally in right of payment with our current and future unsecured indebtedness; (ii) are senior in right of payment to any of our future indebtedness that expressly provides it is subordinated to the 2027 Notes; (iii) are effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grants security), to the extent of the value of the assets securing such indebtedness, and (iv) are structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries. As of March 31, 2024 we were in material compliance with the terms of the 2027 Notes. The 2027 Notes are listed on the New York Stock Exchange under the symbol “HTFC”. U.S. Bank National Association serves as trustee under the indenture governing the 2027 Notes. U.S. Bank National Association also serves as collateral custodian under the Key Facility. See “Description of Debt Securities that we may Issue — Events of default” for information regarding the circumstances in which the trustee will take action, and “—Modification or waiver” for information on how the terms of the 2027 Notes may be modified.

DESCRIPTION OF COMMON STOCK THAT WE MAY ISSUE

Please refer to Exhibit 4.17 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 27, 2024, which is incorporated by reference into this prospectus, for a description of our common stock. We urge you to read the applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you related to any shares of our capital stock being offered.

DESCRIPTION OF PREFERRED STOCK THAT WE MAY ISSUE

Under the terms of our certificate of incorporation, our authorized preferred stock consists of 1,000,000 shares, par value $0.001 per share, of which no shares were outstanding as of June 5, 2024, and our Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. Particular terms of any preferred stock we offer will be described in the prospectus supplement relating to such preferred stock shares.

Our Board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act limits our flexibility as to certain rights and preferences of the preferred stock that our certificate of incorporation may provide and requires, among other things, that (1) immediately after issuance and before any distribution is made with respect to our common stock, and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets (or 66 2/3% if certain approval and disclosure requirements are met) after deducting the amount of such dividend, distribution or purchase price, as the case may be, (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as distributions on the preferred stock are in arrears by two years or more and (3) such shares be cumulative as to distributions and have a complete preference over our common stock to payment of their liquidation preference in the event of a dissolution. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. The features of the preferred stock will be further limited by the requirements applicable to RICs under the Code. The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with providing leverage for our investment program, possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

For any series of preferred stock that we may issue, our Board will determine, and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;
•

the rate and time at which, and the preferences and conditions under which, any distributions will be paid on shares of such series, as well as whether such distributions are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series;
•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;
•	the voting powers, if any, of the holders of shares of such series;
•	any provisions relating to the redemption of the shares of such series;
•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;
•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;
•	if applicable, a discussion of certain U.S. federal income tax considerations; and
•	any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

The preferred stock may be either fixed rate preferred stock or variable rate preferred stock, which is sometimes referred to as “auction rate” preferred stock. All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our Board, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative distributions, if any, thereon will be cumulative. If we issue shares of preferred stock, holders of such preferred stock will be entitled to receive cash distributions at an annual rate that will be fixed or will vary for the successive dividend periods for each series. In general, the dividend periods for fixed rate preferred stock can range from quarterly to weekly and are subject to extension.

DESCRIPTION OF SUBSCRIPTION RIGHTS THAT WE MAY ISSUE

We may issue subscription rights to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. We will not offer transferable subscription rights to our stockholders at a price equivalent to less than the then current net asset value per share of common stock, excluding underwriting commissions, unless we first file a post-effective amendment that is declared effective by the SEC with respect to such issuance and the common stock to be purchased in connection with the rights represents no more than one-third of our outstanding common stock at the time such rights are issued. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. Our common stockholders will indirectly bear the expenses of such subscription rights offerings, regardless of whether our common stockholders exercise any subscription rights.

The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;
•	the exercise price or a formula for the determination of the exercise price for such subscription rights;
•	the number or a formula for the determination of the number of such subscription rights issued to each stockholder;
•	the extent to which such subscription rights are transferable;
•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;
•	the date on which the right to exercise such subscription rights would commence, and the date on which such rights shall expire (subject to any extension);
•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;
•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and
•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of subscription rights

Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of common stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby or another report filed with the SEC. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. We may determine to offer any unsubscribed offered shares of common stock directly to stockholders, persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting or other arrangements, as set forth in the applicable prospectus supplement. We have not previously completed such an offering of subscription rights.

DESCRIPTION OF DEBT SECURITIES THAT WE MAY ISSUE

We may issue debt securities in one or more series in the future that, if publicly offered, will be under an indenture to be entered into between the Company and a trustee. The specific terms of each series of debt securities we publicly offer will be described in the particular prospectus supplement relating to that series. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered, debt securities are governed by a document called an “indenture.” An indenture is a contract between us and U.S. Bank National Association, a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default — Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the form of the indenture with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;
•	the total principal amount of the series of debt securities;
•	the percentage of the principal amount at which the series of debt securities will be offered;
•	the date or dates on which principal will be payable;
•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;
•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;
•	the terms for redemption, extension or early repayment, if any;
•	the currencies in which the series of debt securities are issued and payable;
•

whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places of payment, transfer, conversion and/or exchange of the debt securities;
•	the denominations in which the offered debt securities will be issued;
•	the provision for any sinking fund;
•	any restrictive covenants;
•	whether the series of debt securities are issuable in certificated form;
•	any provisions for defeasance or covenant defeasance;
•	any special federal income tax implications, including, if applicable, U.S. federal income tax considerations relating to original issue discount;
•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;
•	whether the debt securities are subject to subordination and the terms of such subordination; and
•	any other material terms.

Any debt securities we issue may be secured or unsecured obligations. Under the provisions of the 1940 Act, we are permitted, as a BDC, to issue debt only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after each issuance of debt (or 150% if certain approval and disclosure requirements are met). Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds. In addition, while any indebtedness and other senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors — Risks relating to our business and structure — Regulations governing our operation as a BDC affect our ability to, and the way in which, we raise additional capital, which may expose us to additional risks.”

General

The indenture provides that any debt securities proposed to be sold under this prospectus and any attached prospectus supplement (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not limit the amount of debt (secured and unsecured) that we and our subsidiaries may incur or our ability to pay distributions, sell assets, enter into transactions with affiliates or make investments. In addition, the indenture does not contain any provisions that would necessarily protect holders of debt securities if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them.

We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

We expect that we will usually issue debt securities in book entry only form represented by global securities.

Conversion and exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Payment and paying agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on global securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on certificated securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the United States on the due date.

Payment when offices are closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following (unless the prospectus supplement relating to such debt securities states otherwise):

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within five days.
•	We do not pay interest on a debt security of the series when due, and such default is not cured within 30 days.
•	We do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within five days.
•

We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days.
•	On the last business day of each of twenty-four consecutive calendar months, we have an asset coverage of less than 100%.
•	Any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an event of default occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”) (Section 315 of the Trust Indenture Act of 1939). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.
•

The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 calendar days after receipt of the above notice and offer of indemnity.
•

The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice during that 60 calendar day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; or
•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture, or else specifying any default.

Merger or consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement relating to certain debt securities states otherwise, we may not consolidate with or into any other corporation or convey or transfer all or substantially all of our property or assets to any person unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for all of our obligations under the debt securities and the indenture.
•	Immediately after giving effect to such transaction, no default or Event of Default shall have happened and be continuing.
•	We must deliver certain certificates and documents to the trustee.
•	We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes requiring your approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on the debt security;
•	reduce any amounts due on the debt security;
•	reduce the amount of principal payable upon acceleration of the maturity of the debt security following a default;
•	adversely affect any right of repayment at the holder’s option;
•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on the debt security;
•	impair your right to sue for payment;
•	adversely affect any right to convert or exchange a debt security in accordance with its terms;
•	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;
•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;
•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;
•

modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes not requiring approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes requiring majority approval

Any other change to the indenture and the debt securities issued thereunder would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series outstanding at such time.
•

If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”

Further details concerning voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.
•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant defeasance

We may make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series of debt securities were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “Indenture Provisions — Subordination” below. In order to achieve covenant defeasance, we must do the following:

•

If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. No default or Event of Default with respect to the debt securities shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

•

We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities. No default or Event of Default with respect to the debt securities shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

•

We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions — Subordination.”

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect with respect to the debt securities when either:

•	all the debt securities that have been authenticated have been delivered to the trustee for cancellation; or
•	all the debt securities that have not been delivered to the trustee for cancellation:
•	have become due and payable,
•	will become due and payable at their stated maturity within one year, or
•	are to be called for redemption within one year,

and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the debt securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such debt securities delivered to the trustee for cancellation (in the case of debt securities that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be,

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities; and
•

we have delivered to the trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture and the debt securities have been complied with.

Form, exchange and transfer of certificated registered securities

Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

Resignation of trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture provisions — subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

“Senior Indebtedness” is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•

our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities, and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

Certain considerations relating to foreign currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

Book-entry debt securities

The Depository Trust Company (“DTC”) will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the debt securities, in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.6 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Ratings Services’ rating of AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtcc.org.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF WARRANTS THAT WE MAY ISSUE

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common or preferred stock or a specified principal amount of debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;
•	whether such warrants will be issued in registered form or bearer form;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	terms of any rights to redeem or call such warrants;
•	information with respect to book-entry procedures, if any;
•	the terms of the securities issuable upon exercise of the warrants;
•	if applicable, a discussion of certain U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the 1940 Act, we may generally only offer warrants provided that (1) the warrants expire by their terms within ten years; (2) the exercise or conversion price is not less than the current market value at the date of issuance; (3) our stockholders authorize the proposal to issue such warrants, and our Board approves such issuance on the basis that the issuance is in our best interests and the best interests of our stockholders; and (4) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

REGULATION

The information in the section entitled “Business — Regulation” in Part I, Item 1 of our most recent Annual Report on Form 10-K is incorporated herein by reference.

BROKERAGE ALLOCATIONS AND OTHER PRACTICES

Since we generally acquire and dispose of our investments in privately negotiated transactions, we infrequently use brokers in the normal course of our business. Subject to policies established by our Board, our Advisor is primarily responsible for the execution of the publicly-traded securities portion of our portfolio transactions and the allocation of brokerage commissions. Our Advisor does not execute transactions through any particular broker or dealer but seeks to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While our Advisor generally seeks reasonably competitive trade execution costs, we do not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, our Advisor may select a broker based partly upon brokerage or research services provided to it and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if our Advisor determines in good faith that such commission is reasonable in relation to the services provided.

PLAN OF DISTRIBUTION

We may offer, from time to time, in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts or a combination of these methods, up to $500,000,000 of our common stock, preferred stock, subscription rights, debt securities, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities on the terms to be determined at the time of an offering. The debt securities, preferred stock, warrants and subscription rights offered by means of this prospectus may be convertible or exchangeable into shares of our common stock. We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. In the case of a rights offering, the applicable prospectus supplement will set forth the number of shares of our common stock issuable upon the exercise of each right and the other terms of such rights offering. Any underwriter or agent involved in the offer and sale of the securities by us will be named in the applicable prospectus supplement, such prospectus supplement to also set forth the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. However, the offering price per share of our common stock, less any underwriting commissions or discounts, must equal or exceed the net asset value per share of our common stock at the time of the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our common stockholders or (3) under such circumstances as the SEC may permit.

In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. In connection with the sale of the securities, our common stockholders will indirectly bear such fees and expenses, as well as any other fees incurred in connection with the sale of the securities. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum aggregate commission or discount to be received by any member of the Financial Industry Regulatory Authority or independent broker-dealer will not be greater than 8% of gross proceeds for the sale of any securities being registered. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on Nasdaq may engage in passive market making transactions in our common stock on Nasdaq in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We may offer shares of common stock in a public offering at-the-market to a select group of investors, in which case you may not be able to participate in such offering and you will experience dilution unless you purchase additional shares of our common stock in the secondary market at the same or lower price.

Any common stock sold pursuant to a prospectus supplement may be traded on Nasdaq, or another exchange on which the common stock is traded. The other offered securities may or may not be listed on a securities exchange and we cannot assure you that there will be a liquid trading market for certain of the securities.

Under agreements that we may enter into, underwriters, dealers and agents who participate in the distribution of shares of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase shares of our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement. We and/or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

In order to comply with the securities laws of certain states, if applicable, our securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We, and indirectly our stockholders, will pay customary costs and expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in shares of our common stock. This discussion is based on the provisions of the Code and the regulations of the U.S. Department of Treasury promulgated thereunder (“Treasury regulations”) each as in effect as of the date of this prospectus. These provisions are subject to differing interpretations and change by legislative or administrative action, and any change may be retroactive. This discussion does not constitute a detailed explanation of all U.S. federal income tax aspects affecting us and our stockholders and does not purport to deal with the U.S. federal income tax consequences that may be important to particular stockholders in light of their individual investment circumstances or to some types of stockholders subject to special tax rules, such as persons that have a functional currency (as defined in Section 985 of the Code) that have a functional currency other than the U.S. dollar, financial institutions, broker-dealers, traders in securities that elect to mark-to-market their securities holdings, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, persons holding our common stock in connection with a hedging, straddle, conversion or other integrated transaction, non-U.S. stockholders (as defined below) engaged in a trade or business in the United States or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. This discussion also does not address any aspects of U.S. estate or gift tax or foreign, state or local tax. This discussion assumes that our stockholders hold their shares of our common stock as capital assets for U.S. federal income tax purposes (within the meaning of Section 1221 of the Code). No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein.

This summary does not discuss the consequences of an investment in our preferred stock, debt securities, warrants representing rights to purchase shares of our preferred stock, common stock or debt securities, subscription rights or as units in combination with such securities. The U.S. federal income tax consequences of such an investment will be discussed in a relevant prospectus supplement.

For purposes of this discussion:

•

a “U.S. stockholder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes: (1) a person who is a citizen or individual resident of the United States; (2) a domestic corporation (or other domestic entity taxable as a corporation for U.S. federal income tax purposes); (3) an estate whose income is subject to U.S. federal income tax regardless of its source; or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; and

•

a “non-U.S. stockholder” means a beneficial owner of shares of our common stock that is not a U.S. stockholder or a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our shares, the U.S. tax treatment of the partnership and each partner generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A stockholder that is a partnership holding shares of our common stock, and each partner in such a partnership, should consult their own tax advisers with respect to the purchase, ownership and disposition of shares of our common stock.

Tax matters are very complicated and the tax consequences to each stockholder of an investment in our securities will depend on the facts of its particular situation. Stockholders are urged to consult their own tax advisers to determine the U.S. federal, state, local and foreign tax consequences to them of an investment in our securities, including applicable tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty, and the effect of any possible changes in the tax laws.

Taxation of the company

As a BDC, we have elected to be treated, and qualified, as a RIC under Subchapter M of the Code commencing with our taxable year ending on December 31, 2010. As a RIC, we generally are not subject to corporate-level federal income taxes on our investment company taxable income, determined without regard to any deductions for dividends paid, or net capital gain that we timely distribute as dividends for U.S. federal income tax purposes to our stockholders.

To continue to qualify as a RIC, we must, among other things, (a) derive in each taxable year at least 90% of our gross income from dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, gains from the sale or other disposition of stock, securities or foreign currencies, other income (including but not limited to gain from options, futures or forward contracts) derived with respect to our business of investing in stock, securities or currencies, or net income derived from an interest in a “qualified publicly traded partnership” (a “QPTP”) (the “90% Gross Income Test”); and (b) diversify our holdings so that, at the end of each quarter of each taxable year (i) at least 50% of the market value of our total assets is represented by cash and cash items, U.S. Government securities, the securities of other RICs and other securities, with other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of our total assets and not more than 10% of the outstanding voting securities of such issuer (subject to the exception described below), and (ii) not more than 25% of the market value of our total assets is invested in the securities of any issuer (other than U.S. Government securities and the securities of other regulated investment companies), the securities of any two or more issuers that we control and that are determined to be engaged in the same business or similar or related trades or businesses, or the securities of one or more QPTPs (the “Diversification Tests”). In the case of a RIC that furnishes capital to development corporations, there is an exception relating to the Diversification Tests described above. This exception is available only to RICs which the SEC determines to be principally engaged in the furnishing of capital to other corporations which are principally engaged in the development or exploitation of inventions, technological improvements, new processes, or products not previously generally available, which we refer to as “SEC Certification.” We have not sought SEC Certification, but it is possible that we will seek SEC Certification in future years. If we receive SEC Certification, we generally will be entitled to include, in the computation of the 50% value of our assets (described in (b)(i) above), the value of any securities of an issuer, whether or not we own more than 10% of the outstanding voting securities of the issuer, if the basis of the securities, when added to our basis of any other securities of the issuer that we own, does not exceed 5% of the value of our total assets.

As a RIC, in any taxable year with respect to which we distribute an amount equal to at least 90% of the sum of our (i) investment company taxable income (which includes, among other items, dividends, interest and the excess of any net realized short-term capital gains over net realized long-term capital losses and other taxable income (other than any net capital gain), reduced by deductible expenses) determined without regard to the deduction for dividends and distributions paid and (ii) net tax-exempt interest income (which is the excess of our gross tax-exempt interest income over certain disallowed deductions) (the “Annual Distribution Requirement”), we (but not our stockholders) generally are not subject to U.S. federal income tax on investment company taxable income and net capital gains that we distribute to our stockholders. We intend to distribute annually all or substantially all of such income. While we intend to satisfy the Annual Distribution Requirement, we may choose to retain all or a portion of our net capital gains or investment company taxable income not subject to the Annual Distribution Requirement for investment, and incur the associated federal corporate income tax, or the 4% U.S. federal excise tax as appropriate, and as described below.

We are subject to a nondeductible 4% U.S. federal excise tax on certain of our undistributed income, unless we timely distribute (or are deemed to have timely distributed) an amount at least equal to the sum of:

•	98% of our ordinary income (taking into account certain deferrals and elections) for the calendar year;
•

98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made by us to use our taxable year); and

•	certain undistributed amounts from previous years on which we incurred no U.S. federal income tax.

While we generally intend to distribute any income and capital gains in order to avoid imposition of this 4% U.S. federal excise tax, we may not be successful in avoiding entirely the imposition of this tax or may decide that it is in our best interest to retain some of our income or gains and be subject to this tax. In that case, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.

If we borrow money, we may be prevented by loan covenants from declaring and paying distributions in certain circumstances. Limits on our payment of distributions may prevent us from satisfying distribution requirements, and may, therefore, jeopardize our qualification for taxation as a RIC, or subject us to the 4% U.S. federal excise tax.

Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while any senior securities are outstanding unless we meet the applicable asset coverage ratios. See “Business — Regulation — Senior securities; derivative securities” in our most recently filed Annual Report on Form 10-K. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or to avoid the imposition of the 4% U.S. federal excise tax, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus the excess of net short-term capital gains over net long-term capital losses). If our expenses in a given taxable year exceed investment company taxable income, we would incur a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent years. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. Due to these limits on the deductibility of expenses, we may for tax purposes have aggregate taxable income for several taxable years that we are required to distribute and that is taxable to our stockholders even if such income is greater than the aggregate net income we actually earned during those taxable years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions.

Failure to qualify as a RIC

If we were unable to qualify for treatment as a RIC, and if certain cure provisions described below are not available, we would be subject to tax on all of our taxable income (including our net capital gains) at regular corporate rates. We would not be able to deduct distributions to stockholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate stockholders would be eligible to claim a dividends received deduction with respect to such dividends, and non-corporate stockholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. In order to qualify again to be subject to tax as a RIC in a subsequent taxable year, we would be required to distribute our earnings and profits attributable to any of our non-RIC taxable years as dividends to our stockholders. Moreover, if we fail to qualify as a RIC for a period greater than two taxable years, to qualify as a RIC in a subsequent taxable year we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five taxable years.

We may decide to be taxed as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular taxable year would be in our best interests.

Company investments

Certain of our investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, including the dividends received deduction, (ii) convert lower taxed long-term capital gains and qualified dividend income into higher taxed short-term capital gains or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause us to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as qualifying gross income for purposes of the 90% Gross Income Test. We monitor our transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and to prevent disqualification of us as a RIC but there can be no assurance that we will be successful in this regard.

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt instruments that are treated under applicable tax rules as having original issue discount (such as debt instruments with payment-in-kind interest or, in certain cases, increasing interest rates or issued with warrants), we must include in taxable income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Since in certain cases we may recognize taxable income before or without receiving cash representing such income, we may have difficulty meeting the Annual Distribution Requirement or may be required to incur the 4% U.S. federal excise tax.

In such instances, we may need to sell some of our assets at times that we would not consider advantageous, raise additional debt or equity capital or forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take action that are advantageous) in order to satisfy the Annual Distribution Requirement. If we are unable to obtain cash from other sources to satisfy the Annual Distribution Requirement, we may fail to be eligible to be subject to federal income tax as a RIC and, thus, become subject to a corporate-level federal income tax on all our income.

Warrants.  Gain or loss realized by us from the sale or exchange of warrants acquired by us as well as any loss attributable to the lapse of such warrants generally are treated as capital gain or loss. The treatment of such gain or loss as long-term or short-term depends on how long we held a particular warrant. Upon the exercise of a warrant acquired by us, our tax basis in the stock purchased under the warrant equals the sum of the amount paid for the warrant plus the strike price paid on the exercise of the warrant.

Foreign investments.  In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the requirement to pass through to our stockholders their share of the foreign taxes paid by us.

Passive foreign investment companies.  We may invest in the stock of a foreign corporation which is considered a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. In general, if a special tax election has not been made, we are subject to tax at ordinary income rates on any gains and “excess distributions” with respect to PFIC stock as if such items had been realized ratably over the period during which we held the PFIC stock, plus an interest charge. Any adverse tax consequences of a PFIC investment may be limited if we are eligible to elect alternative tax treatment with respect to such investment. No assurances can be given that any such election will be available or that, if available, we will make such an election.

Foreign currency transactions.  Our functional currency, for U.S. federal income tax purposes, is the U.S. dollar. Under the Code, gains or losses attributable to fluctuations in exchange rates which occur between the time we accrue income or other receivables or accrue expenses or other liabilities denominated in a foreign currency and the time we actually collect such receivables or pay such liabilities generally are treated as ordinary income or loss. Similarly, on disposition of debt instruments and certain other instruments denominated in a foreign currency, gains or losses attributable to fluctuations in the value of the foreign currency between the date of acquisition of the instrument and the date of disposition are generally treated as ordinary gain or loss. These gains and losses, referred to under the Code as “section 988” gains or losses, may increase or decrease the amount of our investment company taxable income to be distributed to our stockholders as ordinary income. Any such transactions that are not directly related to our investment in securities (possibly including speculative currency positions or currency derivatives not used for hedging purposes) also could, under future Treasury regulations, produce income not among the types of “qualifying income” for purposes of the 90% Income Test.

The remainder of this discussion assumes that we qualify as a RIC for each taxable year.

Taxation of U.S. stockholders

Distributions by us to U.S. stockholders are generally characterized either as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus net short-term capital gains in excess of net long-term capital losses, and determined without regard to any deduction for dividends paid) will be characterized as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares of our common stock. To the extent such distributions paid by us to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations and if certain holding period requirements are met, such distributions generally will be treated as qualified dividend income and generally eligible for a maximum U.S. federal tax rate of either 15% or 20% (depending on whether the stockholder’s income exceeds certain threshold amounts). In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not be eligible to treatment as qualified dividend income.

Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder generally will be characterized as long-term capital gains (generally at a maximum U.S. federal tax rate of 15% or 20%, depending on whether the stockholder’s income exceeds certain threshold amounts) in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

Although we currently intend to distribute any net long-term capital gains at least annually, we may in the future decide to retain some or all of our net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will be subject to tax on the retained amount, each U.S. stockholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal their allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for their common stock. Since we expect to incur a 35% U.S. federal income tax on any retained capital gains, and since that rate is generally in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any taxable year and (2) the amount of capital gain distributions paid for that taxable year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, if we pay you a dividend in January of any calendar year which was declared in October, November or December to stockholders of record on a specified date in one of these months, then the dividend will be treated for tax purposes as being paid by us and received by you on December 31 of the calendar year in which the dividend was declared.

If an investor purchases shares of our stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of its investment.

Alternative minimum tax.  As a RIC, we are subject to alternative minimum tax, also referred to as “AMT,” but any items that are treated differently for AMT purposes must be apportioned between us and our U.S. stockholders and this may affect the U.S. stockholders’ AMT liabilities. Although Treasury regulations explaining the precise method of apportionment have not yet been issued, such items will generally be apportioned in the same proportion that distributions paid to each U.S. stockholder bear to our taxable income (determined without regard to the dividends paid deduction), unless a different method for particular item is warranted under the circumstances.

Dividend Reinvestment Plan.  Under the DRIP, if a U.S. stockholder owns shares of common stock registered in its own name, the U.S. stockholder will have all cash distributions automatically reinvested in additional shares of common stock unless the U.S. stockholder opts out of our DRIP by delivering a written notice to our dividend paying agent prior to the record date of the next dividend or distribution. See “Dividend Reinvestment Plan.” Any distributions determined to constitute dividends which have been reinvested under the plan will nevertheless generally remain taxable to the U.S. stockholder. Stockholders receiving dividends or distributions in the form of additional shares of our common stock purchased in the market generally should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the stockholders receiving cash dividends or distributions will receive and should have a cost basis in the shares received equal to such amount. Stockholders receiving distributions in newly issued shares of our common stock will be treated as receiving a distribution equal to the value of the shares received and should have a cost basis of such amount.

Dispositions.  A U.S. stockholder will recognize gain or loss on the sale, exchange or other taxable disposition of shares of our common stock in an amount equal to the difference between the U.S. stockholder’s adjusted basis in the shares disposed of and the amount realized on their disposition. Generally, gain recognized by a U.S. stockholder on the disposition of shares of our common stock will result in capital gain or loss to a U.S. stockholder, and will be a long-term capital gain or loss if the shares have been held for more than one year at the time of sale. Any loss recognized by a U.S. stockholder upon the disposition of shares of our common stock held for six months or less will be treated as a long-term capital loss to the extent of any capital gain distributions received (including amounts credited as an undistributed capital gain dividend) by the U.S. stockholder. A loss recognized by a U.S. stockholder on a disposition of shares of our common stock will be disallowed as a deduction if the U.S. stockholder acquires additional shares of our common stock (whether through the automatic reinvestment of distributions or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date that the shares are disposed of. In this case, the basis of the shares acquired will be adjusted to reflect the disallowed loss. Non-corporate U.S. stockholders with net capital losses for a taxable year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each taxable year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent taxable years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a taxable year, but may carry back such losses for three taxable years or carry forward such losses for five taxable years.

Tax shelter reporting regulations.  Under applicable Treasury regulations, if a U.S. stockholder recognizes a loss with respect to shares of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.

Shareholder tax reporting and other matters.  We will provide information to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such calendar year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of distributions paid by us in respect of each calendar year generally will be reported to the IRS. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.

Backup withholding.  We are required in certain circumstances to backup withhold on taxable dividends or distributions paid to non-corporate U.S. stockholders who do not furnish us with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

U.S. stockholders should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in shares of our common stock.

Taxation of non-U.S. stockholders

The following discussion only applies to non-U.S. stockholders. Whether an investment in shares of our common stock is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in shares of our common stock by a non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their own tax advisers before investing in shares of our common stock.

Actual and deemed distributions; dispositions.  Distributions of ordinary income to non-U.S. stockholders, subject to the discussion below, will generally be subject to withholding of U.S. federal withholding tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current or accumulated earnings and profits even if they are funded by income or gains (such as portfolio interest, short-term capital gains, or foreign-source dividend and interest income) that, if paid to a non-U.S. stockholder directly, would not be subject to withholding. Different tax consequences may result if the non-U.S. stockholder is engaged in a trade or business in the United States or, in the case of an individual, is present in the United States for 183 days or more during a taxable year and certain other conditions are satisfied. Special certification requirements apply to a non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.

In addition, no withholding is required and the distributions generally are not subject to U.S. federal income tax if (i) the distributions are properly reported in a notice timely delivered to our stockholders as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such distributions and (iii) certain other requirements are satisfied. In the case of shares of our common stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if we reported the payment as having been derived from qualified net interest income or from qualified short-term capital gains. Furthermore, no assurance can be given as to whether any amount of our distributions will be eligible for this exemption from withholding or, if eligible, will be reported as such by us.

Actual or deemed distributions of our net capital gains to a non-U.S. stockholder, and gains recognized by a non-U.S. stockholder upon the sale or other disposition of our common stock, generally will not be subject to U.S. federal withholding tax and will not be subject to federal income tax unless (i) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States or (ii) in the case of an individual, the non-U.S. stockholder is present in the United States for 183 days or more during a taxable year and certain other conditions are satisfied.

Withholding agents are required to withhold U.S. tax (at a 30% rate) on payments of taxable distributions and (effective January 1, 2019) redemption proceeds and certain capital gain distributions made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designated to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. The information required to be reported includes the identity and taxpayer identification number of each account holder and transaction activity within the holder’s account. Stockholders may be requested to provide additional information to the withholding agents to enable the withholding agents to determine whether withholding is required.

If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we incur the capital gains deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. stockholder is not otherwise required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable tax treaty). Accordingly, investment in shares of our common stock may not be appropriate for certain non-U.S. stockholder. Non-U.S. stockholders may also be subject to U.S. estate tax with respect to their shares of our common stock.

Dividend Reinvestment Plan.  Under our DRIP, if a non-U.S. stockholder owns shares of common stock registered in its own name, the non-U.S. stockholder will have all cash distributions automatically reinvested in additional shares of common stock unless it opts out of our DRIP by delivering a written notice to our dividend paying agent prior to the record date of the next dividend or distribution. See “Dividend Reinvestment Plan.” If the distribution is a distribution of our investment company taxable income, is not designated by us as a short-term capital gains dividend or interest-related dividend and it is not effectively connected with a U.S. trade or business of the non-U.S. stockholder (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment of the non-U.S. stockholder), the amount distributed (to the extent of our current or accumulated earnings and profits) will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable treaty) and only the net after-tax amount will be reinvested in common shares. If the distribution is effectively connected with a U.S. trade or business of the non-U.S. stockholder, generally the full amount of the distribution will be reinvested in the plan and will nevertheless be subject to U.S. federal income tax at the ordinary income rates applicable to U.S. persons.

Backup withholding.  A non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of federal income tax, may be subject to information reporting and backup withholding of federal income tax on taxable dividends or distributions unless the non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. stockholder or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

An investment in our common stock by a non-U.S. person may also be subject to U.S. federal estate tax.

Non-U.S. stockholders should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in our shares.

CUSTODIAN, TRANSFER AGENT, DIVIDEND PAYING AGENT AND REGISTRAR

Our securities are held by US Bank, N.A. pursuant to a custodian services agreement. The principal business address of US Bank, N.A. is 1133 Rankin Street, St. Paul, Minnesota 55116. Computershare, Inc. acts as our transfer agent, dividend paying agent and registrar pursuant to a transfer agency agreement. The principal business address of Computershare, Inc. is 150 Royall Street, Canton, Massachusetts 02021.

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus will be passed upon for us by Dechert LLP, and certain legal matters will be passed upon for underwriters or dealer managers, if any, by the counsel named in the applicable prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Horizon Technology Finance Corporation as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 incorporated in this Prospectus by reference from the Horizon Technology Finance Corporation Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings (including those made after the date of the filing of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 27, 2024;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on April 30, 2024;
•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2024;
•	our Current Reports on Form 8-K (other than information furnished rather than filed in accordance with SEC rules) filed with the SEC on February 26, 2024 and May 10, 2024; and
•

The description of our Common Stock referenced in our Registration Statement on Form N-2 (No. 333-165570), as filed with the SEC on March 19, 2010, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

To obtain copies of these filings, see “Available Information.”

This prospectus is part of a registration statement we filed with the SEC. That registration statement and the exhibits filed along with the registration statement contain more information about us and the securities in this offering. Because information about documents referred to in this prospectus is not always complete, you should read the full documents which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s public reference rooms or its website.

AVAILABLE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed or incorporated by reference as an exhibit is qualified in all respects by such exhibit.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. This information is also available free of charge by contacting us by telephone at (860) 676-8654 or on our website at www.horizontechfinance.com. Information contained on our website is not incorporated by reference into this prospectus or any prospectus supplement, and you should not consider that information to be part of this prospectus or any prospectus supplement.

You can request a copy of any of our SEC filings, including those incorporated by reference herein, at no cost, by writing or telephoning us at the following address or telephone number:

Horizon Technology Finance Corporation
312 Farmington Avenue
Farmington, CT 06032
(860) 676-8654
Attn: Secretary

$40,000,000

5.50% Convertible Notes due 2030

Horizon Technology Finance Corporation

PROSPECTUS SUPPLEMENT